Exhibit 2.1

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

EVEREST TOPCO LLC,

EVEREST HOLDINGS LLC,

and

JOS. A. BANK CLOTHIERS, INC.

Dated as of February 13, 2014

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EXHIBITS

Exhibit A – Form of Registration Rights Agreement
Exhibit B – Form of Escrow Agreement
Exhibit C – Form of Joinder to Membership Interest Purchase Agreement
Exhibit D – Form of Stockholder Rights Plan Amendment

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This MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of February 13, 2014 (this “Agreement”), by and among EVEREST TOPCO LLC, a Delaware limited liability company, (“Seller”), EVEREST HOLDINGS LLC, a Delaware limited liability company (the “Company”), and JOS. A. BANK CLOTHIERS, INC., a Delaware corporation (“Buyer”).

W I T N E S S E T H:

WHEREAS, Seller directly owns all of the issued and outstanding limited liability company membership interests (the “Transferred Equity Interests”) of the Company;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Seller desires to sell the Transferred Equity Interests to Buyer and Buyer desires to purchase the Transferred Equity Interests from Seller;

WHEREAS, in furtherance thereof, the respective Boards of Directors of Seller and Buyer have each unanimously approved this Agreement and the transactions contemplated hereby; and

WHEREAS, concurrently with the execution and delivery of this Agreement, Buyer and Seller are entering into a Standstill and Stockholder Agreement, dated as of the date hereof (as it may be amended from time to time, the “Standstill and Stockholder Agreement”), governing certain terms relating to Seller’s ownership of the Transferred Equity Interests and certain governance matters with respect to Buyer.

NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants and undertakings contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1          Certain Definitions.  As used in this Agreement, the following terms have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made.

“Ancillary Agreement” means each of the Escrow Agreement, Standstill and Stockholder Agreement, Registration Rights Agreement, Standstill Joinder and Purchase Agreement Joinder.

“Antitrust Laws” means all Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Audited 2013 Financial Statements” means the audited combined balance sheet of the Company and its Subsidiaries as at December 28, 2013 and the related consolidated statement of operations, consolidated statement of stockholders’ equity and consolidated statement of cash flows for the fiscal year then ended, in each case with related footnotes.

“Board of Directors” of any Person means the board of directors, board of managers or similar governing body of such Person.

“Books and Records” means (i) the books and records of the Company and its Subsidiaries, (ii) such portion of the books and records of Seller (or true and complete copies thereof) to the extent relating to the Company, including the minute books, Tax Returns, corporate charters and bylaws or comparable constitutive documents, records of share issuances, and related corporate records of the Company, manuals, financial records, documents, files, notes, materials and other information in paper, electronic or other form in which they are maintained by the Company or Seller, as applicable, (iii) any Company Employee records and (iv) all files of the Company and its Subsidiaries relating to any Litigation to which the Company or any of its Subsidiaries is a party or with respect to which the Company or any of its Subsidiaries may be subject to liability.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by Law or executive order to close.

“Buyer Common Stock” means the common stock, par value $0.01 per share, of Buyer.

“Buyer Material Adverse Effect” means, with respect to Buyer and its Subsidiaries, any change, event, occurrence or effect which is materially adverse to the results of operations, financial condition, assets or business of Buyer and its Subsidiaries, taken as a whole; provided, however, that changes, events, occurrences or effects relating to: (i) changes in general economic or political conditions or the financing, banking or capital markets in general; (ii) changes in Laws or changes in GAAP; (iii) changes affecting generally the men’s tailored and casual clothing industry; (iv) the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement or any actions by any party required under this Agreement or any Ancillary Agreement; (v) any “act of God,” including natural disasters, weather, fires and earthquakes, or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, in each case, only to the extent occurring after the date of this Agreement; (vi) changes solely to the extent resulting from the announcement of this Agreement or the transactions contemplated hereby or the pendency or consummation of such transactions; or (vii) any changes in the trading price or trading volume of Buyer Common Stock or any failure in and of itself by Buyer to meet any internal or public projections or forecasts (it being agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Buyer Material Adverse Effect may be taken into account in determining whether a Buyer Material Adverse Effect has occurred), in each case, shall be deemed to not constitute a “Buyer Material Adverse Effect” and shall not be

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considered in determining whether a “Buyer Material Adverse Effect” has occurred or is reasonably expected to occur. Notwithstanding the foregoing, if any matter described in any of subclauses (i), (ii) or (iii) of this paragraph has had a disproportionate effect on the results of operations, financial condition, assets or business of Buyer and its Subsidiaries, taken as a whole, relative to other participants of similar size in the men’s tailored and casual clothing industry, then the disproportionate impact of such event on Buyer and its Subsidiaries, taken as a whole, shall be taken into account for purposes of determining whether a Buyer Material Adverse Effect has occurred or is reasonably expected to occur.

“Buyer Series A Preferred Stock” means Series A Junior Participating Preferred Stock, par value $0.01 per share, of Buyer.

“Buyer’s Disclosure Letter” means the disclosure letter delivered by Buyer to Seller concurrently with the execution and delivery of this Agreement.

“Cash” means, as of any date of determination, with respect to any Person, without duplication, such Person’s cash, credit card receivables and highly liquid AAA-rated investments purchased with maturities of three months or less, calculated in accordance with GAAP consistently applied and on a basis consistent with the accounting policies, practices, procedures, valuation methods and principles used in preparing the Audited 2013 Financial Statements; provided, that in all cases Cash shall be decreased to the extent of any outstanding and uncleared checks, drafts or wires and shall exclude any items to the extent included in Net Working Capital.

“Change of Control” means any transaction or series of related transactions (as a result of a tender offer, share exchange, merger, business combination, reorganization, consolidation or otherwise) that results, or would if consummated result, in (w) the stockholders of Buyer as of immediately prior to the consummation of such transaction ceasing to be the beneficial owners, directly or indirectly, of at least a majority of the issued and outstanding voting securities of Buyer (or the continuing or surviving entity of such transaction) as of immediately following the consummation of such transaction, (x) any other Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring beneficial ownership, directly or indirectly, of a majority of the then issued and outstanding voting securities of Buyer or (y) the sale, exchange, transfer or other disposition of a majority of the then issued and outstanding voting securities of Buyer to any other Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) or (z) the sale, lease, exchange, conveyance, transfer or other disposition (for cash, shares of stock, securities or other consideration) of all or a material portion of the property or assets of Buyer to any other Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act).

“Closing Date Cash Purchase Price” means (i) $545,000,000, minus (ii) the Indemnity Escrow Amount, minus (iii) the Purchase Price Adjustment Escrow Amount, plus (iv) the excess, if any, of the amount of Estimated Net Working Capital over the amount of the Target Net Working Capital, minus (v) the excess, if any, of the amount of the Target Net Working Capital over the amount of the Estimated Net Working Capital, plus (vi) Estimated Cash, if any, minus (vii) Estimated Indebtedness, if any, minus (viii) Estimated Company Transaction Expenses, if any.

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“Code” means the Internal Revenue Code of 1986, as amended.

“Company Employee” means any current employee of the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means, with respect to the Company and its Subsidiaries, any change, event, occurrence or effect which is materially adverse to the results of operations, financial condition, assets or business of the Company and its Subsidiaries, taken as a whole; provided, however, that changes, events, occurrences or effects relating to: (i) changes in general economic or political conditions or the financing, banking or capital markets in general; (ii) changes in Laws or changes in GAAP; (iii) changes affecting generally the branded outdoor performance retail industry; (iv) the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement or any actions by any party required under this Agreement or any Ancillary Agreement; (v) any “act of God,” including natural disasters, weather, fires and earthquakes, or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, in each case, only to the extent occurring after the date of this Agreement; (vi) changes solely to the extent resulting from the announcement of this Agreement or the transactions contemplated hereby or the pendency or consummation of such transactions; or (vii) any failure in and of itself by the Company to meet any internal projections or forecasts (it being agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether a Company Material Adverse Effect has occurred), in each case, shall be deemed to not constitute a “Company Material Adverse Effect” and shall not be considered in determining whether a “Company Material Adverse Effect” has occurred or is reasonably expected to occur. Notwithstanding the foregoing, if any matter described in any of subclauses (i), (ii) or (iii) of this paragraph has had a disproportionate effect on the results of operations, financial condition, assets or business of the Company and its Subsidiaries, taken as a whole, relative to other participants of similar size in the branded outdoor performance retail industry, then the disproportionate impact of such event on the Company and its Subsidiaries, taken as a whole, shall be taken into account for purposes of determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur.

“Company Products” means all of the product offerings of the Company or any of its Subsidiaries.

“Company Transaction Expenses” means, without duplication, the aggregate amount of all out-of-pocket fees, costs and expenses incurred by or on behalf of the Company and its Subsidiaries and Seller (in each case, solely to the extent payable by the Company or any of its Subsidiaries) in connection with the process of selling the Company or otherwise relating to the negotiation, preparation or execution of this Agreement or any Ancillary Agreement or the performance or consummation of the transactions contemplated hereby or thereby (and any other agreements, documents, arrangements or transactions that were considered or negotiated as an alternative to this Agreement and the transactions contemplated hereby), in each case, that have not been paid prior to the Closing, including (i) all financial advisory, investment banking, management, consulting, legal and accounting fees, costs and expenses, (ii) all brokers’ or finders’ fees, including those referred to in Section 3.10 and Section 4.23, (iii) all sale, change of

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control, transaction, “stayaround,” retention, severance, or similar bonuses, compensation or payments to current or former directors, managers, shareholders, employees and other service providers of the Company and its Subsidiaries paid or payable (A) as a result of or in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby or (B) with respect to any employee of the Company or its Subsidiaries whose employment is terminated prior to the Closing, including the amounts described on Schedule 1.1(a) of the Seller’s Disclosure Letter (in each case pursuant to any agreements or arrangements entered into without the prior written consent of Buyer), and (iv) out-of-pocket fees, costs and expenses, including fees, costs and expenses relating to any “data rooms”; provided, that the calculation of Company Transaction Expenses shall in all cases exclude (1) Indebtedness, (2) liabilities included in the calculation of Net Working Capital, (3) any fees or expenses incurred by Buyer or any of its financial advisors, attorneys, accountants, advisors, consultants or other representatives or financing sources, regardless of whether any such fees or expenses may be paid by the Company or any of its Subsidiaries at or following the Closing, and any fees or expenses incurred by the Company or any of its Subsidiaries following the Closing, (4) any fees or expenses of any Company Employee to be paid or reimbursed by Buyer (including the Company or its Subsidiaries) in connection with such Company Employee’s post-closing employment, compensation or equity participation arrangements, (5) any fees, costs or expenses of (I) Buyer incurred in connection with obtaining the Debt Financing or (II) the Company or any of its Subsidiaries which are reimbursable hereunder (including pursuant to Section 6.10 and Section 6.11) to the extent reasonably detailed documentation is provided therefor, (6) any fees, costs, expenses and amounts of the type described in clauses (i) through (iv) above to the extent paid no later than immediately prior to the Closing and (7) any severance or similar payments or amounts which become payable to any Person and are paid by Buyer or any of its Subsidiaries (including the Company or any of its Subsidiaries) at or following the Closing in connection with a separation by such person from the Company or its Subsidiaries at or following the Closing to the extent such separation occurs as a result of actions taken by Buyer (e.g., the termination of such Person’s employment by Buyer or the written request by Buyer of the resignation of any such Person as an officer, director or employee of the Company or any of its Subsidiaries).

“Confidentiality Agreement” means the confidentiality agreement, dated August 2, 2013, between Buyer and Golden Gate Private Equity, Inc., an Affiliate of Seller, as amended and supplemented.

“Contract” means any agreement, undertaking, lease, sublease, license, sublicense, contract, franchise agreement, deed of trust, bond, loan, certificate, option, warrant, right, note, mortgage, indenture, power of attorney, guarantee, arrangement, commitment or other, right, instrument or other binding obligation, whether oral or written, in each case as amended, supplemented, waived or otherwise modified.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise (and “Controlled” and “Controlling” shall have a correlative meaning).

“Earnout Amount” means an amount in cash equal to the amount determined pursuant to one, but only one, of the following clauses (a) through (d): (a) if EBITDA for the

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Earnout Period is equal to or less than $70,000,000, zero Dollars; (b) if EBITDA for the Earnout Period is greater than $70,000,000 and equal to or less than $77,000,000, an amount equal to the product of (x) 3.5714 and (y) the amount by which EBITDA exceeds $70,000,000; (c) if EBITDA for the Earnout Period is greater than $77,000,000 but less than $87,000,000, an amount equal to $25,000,000 plus the product of (X) 2.5 and (Y) the amount by which EBITDA exceeds $77,000,000; (d) if EBITDA for the Earnout Period is equal to or greater than $87,000,000, an amount equal to $50,000,000.

“Earnout Period” means the fiscal year of the Company beginning on December 29, 2013 and ending on January 3, 2015.

“EBITDA” means, in respect of the Earnout Period, without duplication, net income or loss to the extent reflected in the consolidated operating results of the Company and its Subsidiaries, (a) plus (i) interest expense in accordance with GAAP (including amortization or write-off of debt discount, debt issuance and debt extinguishment costs and commissions, discounts and redemption premiums and other fees, costs and expenses associated with Indebtedness) for such period, plus (ii) depreciation and amortization expense, plus (iii) income taxes (and franchise tax in the nature of income tax) (including federal, state, local and foreign income tax) expense and foreign withholding tax expense and any state single business unitary or similar tax, plus (iv) any expenses related to extraordinary items as defined in accordance with GAAP, plus (v) any non-cash impairment charges related to long-lived assets, plus (vi) any non-cash deductions related to purchase accounting measured in accordance with GAAP, plus (vii) any reasonable, documented, out-of-pocket transaction expenses or fees incurred in connection with the Transaction through the Closing Date, including Company Transaction Expenses, plus (viii) losses resulting from the sale or disposition of any asset or any subsidiary outside the ordinary course of business up to $250,000, (ix) non-cash losses related to ownership of joint ventures, plus (x) non-cash expenses resulting from the grant, periodic re-measurement or acceleration of vesting of any equity-related instruments, plus (xi) losses during such period in connection with the extinguishment, retirement or write-off of indebtedness, plus (xii) the amount of management, monitoring, consulting and advisory fees and related indemnities and expenses paid or accrued under any management agreement with any Affiliate of Seller through the Closing Date, plus (xiii) the amount by which cash rental expense is less than rental expense calculated in accordance with GAAP for such period, plus (xiv) any expenses or losses associated with the Earnout Payment, as well as any expenses associated with the accounting therefor, and (b) minus the sum of, in each case to the extent included in the calculation net income and without duplication, (i) any credit for federal income taxes or other taxes measured by net income, (ii) any interest income, (iii) any gain from extraordinary items as defined in accordance with GAAP, (iv) any non-cash gain or income related to purchase accounting measured in accordance with GAAP, (v) gains resulting from the sale or disposition of any asset or any subsidiary outside the ordinary course of business up to $250,000, (vi) non-cash income related to ownership of joint ventures, (vii) non-cash income or gains resulting from the grant, periodic re-measurement or acceleration of vesting of any equity-related instruments, (viii) income or gains during such period in connection with the extinguishment, retirement or write-off of indebtedness, (ix) any income or gain associated with the Earnout Payment, as well as any income or gain associated with the accounting therefor and (x) the amount by which cash rental expense in such period is greater than rental expense calculated in accordance with GAAP for

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such period, in each case to the extent reflected in the consolidated operating results of the Company and its Subsidiaries.

“Encumbrance” means any lien, pledge, hypothecation, debt, charge, claim, encumbrance, security interest, option, mortgage, assessment, right of way, condition, title defect, conditional sale agreement, retention agreement, deed of trust, restriction on transfer of title or voting (including right of first refusal or similar rights), easement or any other similar lien of any kind. For the avoidance of doubt, the license of Intellectual Property, in and of itself, shall not be deemed to be an Encumbrance.

“Environmental Claim” means any claim, action, suit, proceeding, order, demand or notice by any Person alleging actual or potential liability (including actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties) arising out of, based on, resulting from or relating to (a) the presence, or release into the environment, of, or exposure to, any Hazardous Substances, or (b) any violation, or alleged violation of any Environmental Law.

“Environmental Law” means any Law (including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, and any similar state, provincial or local Law) or Permit relating to (i) pollution or the protection of human health or safety (to the extent relating to the exposure to any Hazardous Substances) or the environment, (ii) the use, storage, treatment, processing, handling, management, containment (whether above ground or underground), distribution, manufacture, generation, recycling transportation, release or threatened release, or emission, discharge or disposal of, or exposure to, any Hazardous Substance or (iii) recordkeeping, notification, disclosure and reporting requirements regarding Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with Company or any of the Subsidiaries, is treated as a single employer under Sections 414(b) or (c) of the Code (and, for purposes of Section 302 of ERISA and each “applicable section” under Section 414(t)(2) of the Code, under Sections 414(b), (c), (m) or (o) of the Code) or Section 4001 of ERISA.

“Estimated Cash” means Seller’s good faith estimate of the Cash of the Company and its Subsidiaries as of the Closing.

“Estimated Closing Date Statement” means the statement prepared by Seller reflecting Seller’s good faith estimate of the Estimated Cash, Estimated Indebtedness, Estimated Company Transaction Expenses and Estimated Net Working Capital.

“Estimated Company Transaction Expenses” means Seller’s good faith estimate of the Company Transaction Expenses that have not and will not have been paid as of immediately prior to the Closing.

“Estimated Indebtedness” means Seller’s good faith estimate of the Indebtedness of the Company and its Subsidiaries, as of the Closing.

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“Estimated Net Working Capital” means Seller’s good faith estimate of the Net Working Capital as of the Closing.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Final Adjustment Payment” means:

(i) (A) the amount by which Final Net Working Capital is greater than Estimated Net Working Capital (which amount will be deemed to be zero if Estimated Net Working Capital is greater than Final Net Working Capital), minus (B) the amount by which Estimated Net Working Capital is greater than Final Net Working Capital (which amount will be deemed to be zero if Final Net Working Capital is greater than Estimated Net Working Capital), plus

(ii) (A) the amount by which Final Cash is greater than Estimated Cash (which amount will be deemed to be zero if Estimated Cash is greater than Final Cash), minus (B) the amount by which Estimated Cash is greater than Final Cash (which amount will be deemed to be zero if Final Cash is greater than Estimated Cash), plus

(iii) (A) the amount by which Estimated Indebtedness is greater than Final Indebtedness (which amount will be deemed to be zero if Final Indebtedness is greater than Estimated Indebtedness), minus (B) the amount by which Final Indebtedness is greater than Estimated Indebtedness (which amount will be deemed to be zero if Estimated Indebtedness is greater than Final Indebtedness); plus

(iv) (A) the amount by which Estimated Company Transaction Expenses is greater than Final Company Transaction Expenses (which amount will be deemed to be zero if Final Company Transaction Expenses is greater than the Estimated Company Transaction Expenses), minus (B) the amount by which Final Company Transaction Expenses is greater than Estimated Company Transaction Expenses (which amount will be deemed to be zero if Estimated Company Transaction Expenses is greater than Final Company Transaction Expenses).

“Financing Source” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or other financings in connection with the transactions contemplated hereby, including the parties to the Debt Commitment Letter and any joinder agreements, credit agreements, collateral agreements indentures (or other definitive documentation) relating thereto, together with their respective former, current or future general or limited partners, direct or indirect stockholders, managers, members, Affiliates, officers, directors, employees, agents, representatives, successors and assigns.

“GAAP” means the United States of America’s generally accepted accounting principles, consistently applied, and consistent with the Company’s and its Subsidiaries’ past practices.

“Government Entity” means any foreign or domestic, supranational, national, federal, state, provincial, county, city, municipal, or local legislative, executive, judicial, arbitral,

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administrative or regulatory authority, agency, court, tribunal, department, commission, board, agency, instrumentality, body or other governmental or quasi-governmental entity with competent jurisdiction, including any Self-Regulatory Organization and any such supranational body (including the European Commission and the European Court of Justice).

“Hazardous Substance” means all chemicals, pollutants, contaminants, wastes, explosive or radioactive substances or wastes and all hazardous or toxic substances, materials or wastes, including petroleum or petroleum, by-products, derivatives or distillates, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints, dyes or materials, mycotoxins, radon, or greenhouse gases defined, classified, governed or regulated pursuant or in relation to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indebtedness” means, as of any date of determination, with respect to any Person, without duplication, any of the following liabilities of such Person as of such date, whether secured (with or without limited recourse) or unsecured, contingent or otherwise: (i) all liabilities for borrowed money; (ii) all liabilities evidenced by bonds, debentures, notes or other similar instruments or under leases required to be accounted for as capitalized leases under GAAP; (iii) all liabilities for guarantees of another Person with respect to liabilities of the type set forth in clauses (i) and (ii); (iv) all of such Person’s obligations issued or assumed as the deferred purchase price of, or a contingent payment for, property, assets, services or securities, including any deferred acquisition purchase price (including the items set forth on Schedule 1.1(c)(iv) of the Seller Disclosure Letter but excluding accounts payable or accrued expenses arising in the ordinary course of business); (v) all of such Person’s obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction to the extent such letters of credit, banker’s acceptances and similar credit transactions have been drawn upon; (vi) all of such Person’s obligations that are secured by any Encumbrance on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (vii) all of such Person’s obligations pursuant to conditional sale, title, retention or similar arrangements; (viii) only to the extent drawn and funded, all of such Person’s reimbursement obligations, whether contingent or matured, with respect to bankers’ acceptances, surety bonds, other financial guarantees and interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby) or any other arrangements designed to provide protection against fluctuations in interest or currency exchange rates, including amounts payable to unwind such contracts or arrangements, including termination fees, prepayment penalties, break fees and the like; (ix) all liabilities for the matters set forth on Schedule 1.1(c)(ix) of the Seller’s Disclosure Letter, (x) all liabilities for accrued but unpaid interest expense and unpaid penalties, fees, charges premiums (such as breakage costs and prepayment or early termination penalties) that are payable, in each case, with respect to any of the obligations of a type described in clauses (i) through (ix) above; and (xi) any unpaid amounts owing, payable or otherwise due, directly or indirectly, in respect of management fees or any other amounts or obligations of any kind to Seller or its Affiliates other than obligations incurred in the ordinary course of business pursuant to the Surviving Affiliate Agreements; provided, that the calculation of Indebtedness shall in all cases exclude Company Transaction Expenses. Notwithstanding the

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foregoing, “Indebtedness” shall in all cases exclude (a) any intercompany payables, intercompany receivables or other indebtedness between or among the Company and its Subsidiaries, (b) operating leases or (c) any of the items in the foregoing clauses of this definition to the extent such items are included in the calculation of Net Working Capital.

“Indemnity Escrow Amount” means $42,500,000.

“Information Technology” means all information technology, computer software programs and software systems web sites, data, and documentation thereof, databases, processes, prototypes, and devices.

“Intellectual Property” means all: (i) trademarks, service marks, domain names, logos, trade dress, and trade names, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same (collectively, “Trademarks”); (ii) patents, registrations and applications therefor, and divisionals, continuations, continuations-in-part, extensions and reissues relating thereto (collectively, “Patents”); (iii) trade secrets, confidential proprietary information, inventions and know-how (collectively, “Trade Secrets”); (iv) works of authorship and copyrights therein and thereto (including in software), registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”); (v) rights of publicity; and (vi) other intellectual property rights to the extent entitled to legal protection as such.

“Intercompany Payables” means all account, note or loan payables and all advances (cash or otherwise) or any other extensions of credit that are payable by Seller or any of its Affiliates (other than the Company or any of its Subsidiaries) to the Company or any of its Subsidiaries.

“Intercompany Receivables” means all account, note or loan payables and all advances (cash or otherwise) or any other extensions of credit that are receivable by Seller or any of its Affiliates (other than the Company or any of its Subsidiaries) from the Company or any of its Subsidiaries.

“IRS” means the United States of America Internal Revenue Service.

“Issuer Tender Offer” means the issuer tender offer pursuant to Rule 13e-4 of the Exchange Act for up to 4,615,384 shares of Buyer Common Stock at $65.00 per share, which is being publicly announced in connection with the announcement of this Agreement.

“Knowledge” or any similar phrase means, (i) with respect to Seller, the actual knowledge of the Persons referenced in Schedule 1.1(d) of Seller’s Disclosure Letter and (ii) with respect to Buyer, the actual knowledge of the Persons referenced in Schedule 1.1(a) of Buyer’s Disclosure Letter.

“Law” means any law, statute, ordinance, rule, regulation, code, Order, decision, directive, or other requirement or rule of law enacted, issued, promulgated, enforced or entered by a Government Entity (including the common law).

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“Liability” means any debt, loss, cost, guarantee, commitment, damage, adverse claim, fine, penalty, liability or obligation of any kind, whether direct or indirect, known or unknown, determined or determinable, asserted or unasserted, accrued or unaccrued, absolute, contingent, matured or unmatured, liquidated or unliquidated, disputed or undisputed, due or to become due, whenever and however arising (including whether arising in contract, tort, strict liability or otherwise) and whether or not the same would be required by GAAP and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

“Litigation” means any claim, action, suit, complaint, charge, litigation, arbitration, prosecution, hearing, investigation or other proceeding of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or threatened, by or before any Government Entity.

“Marketing Period” means the first period of 15 consecutive Business Days after the date of this Agreement throughout which (i) Buyer shall have the Required Information; provided, that if Buyer shall not have been provided with the Required Information on or prior to March 4, 2014, the 15 consecutive Business Day period shall not commence until the later of (a) the date that Buyer shall be provided with the Required Information and (b) April 1, 2014; provided, further, that if Seller shall in good faith reasonably believe it has provided the Required Information, it may deliver to Buyer a written notice to that effect (stating when it believes it completed such delivery), in which case Seller shall be deemed to have delivered the Required Information and the Marketing Period will be deemed to have commenced on the date specified in such notice (subject to the preceding proviso) unless Buyer in good faith reasonably believes Seller has not completed the delivery of the Required Information and, within three Business Days after the delivery of such notice by Seller, delivers a written notice to Seller to that effect (stating with reasonable specificity which Required Information Buyer reasonably believes that Seller has not delivered); and (ii) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.2 to fail to be satisfied (unless waived) assuming the Closing were to be scheduled for any time during such 15 consecutive Business Day period; provided, that if the financial statements included in the Required Information that is available to Buyer on the first day of any such 15 consecutive Business Day period would not be sufficiently current on any day during such 15 consecutive Business Day period to (x) satisfy the requirements of Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of the 15 consecutive Business Day period and (y) permit Seller’s independent auditors to issue a customary comfort letter (in accordance with its normal practices and procedures) on the last day of the 15 consecutive Business Day period, then such 15 consecutive Business Day period shall be extended for 10 consecutive calendar days upon Buyer receiving updated Required Information that would be sufficiently current to permit the actions described in clauses (x) and (y) above on the last day of such 10 calendar day period; provided, further, that the Marketing Period shall be deemed not to have commenced if, (1) prior to the completion of such 15 consecutive Business Day period, Seller’s independent auditors shall have withdrawn its audit opinion with respect to any of the financial statements contained in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect the applicable Required Information by the Company’s independent auditors, another “big four” accounting firm or another independent public accounting firm reasonably acceptable to Buyer or (2) Seller shall have been informed, or

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concluded, that it is required to restate any material financial information included in the Required Information or that any such restatement is under consideration, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed or Seller has determined that no restatement shall be required under GAAP. Notwithstanding the foregoing, the Marketing Period shall end on any earlier date that is the date on which the proceeds of the Debt Financing or any alternative financing are available and are sufficient to consummate the transactions contemplated by this Agreement.

“NASDAQ” means The Nasdaq Global Select Market (or such other Nasdaq Stock Market, LLC securities exchange on which Buyer Common Stock may be listed from time to time).

“Net Working Capital” means, as of any date of determination, with respect to any Person, an amount equal to (a) such Person’s total current assets as of such date (excluding Cash of such Person as of such date and excluding any intercompany receivables among the Company and its Subsidiaries, income Tax assets, income Tax refund or deferred income Tax assets) minus (b) such Person’s total current liabilities as of such date (excluding Indebtedness, intercompany payables among the Company and its Subsidiaries, deferred rent liabilities, income Tax liabilities, sales and use tax contingency reserves, Groveport, Ohio property tax reserves and deferred income Tax liabilities, litigation settlement reserves and Company Transaction Expenses), determined in the same manner as the calculation of Net Working Capital that is set forth on Schedule 1.1(e) of Seller’s Disclosure Letter, which calculation shall be made in accordance with GAAP consistently applied and on a basis consistent with the accounting policies, practices, procedures, valuation methods and principles (including as to reserves and accruals) used in preparing the Audited 2013 Financial Statements; provided, that the calculation of Net Working Capital shall in all cases (i) exclude credit card receivables as current assets, (ii) include any amounts with respect to the Company’s 2013 Short-Term Incentive Plan that are unpaid and may become payable at any future time and (iii) exclude the impact of any change in estimate or change in methodology (whether effected by way of reversal or omission of a previously accrued item, or in any other manner) that (x) would increase or decrease the recorded amount of the Company’s or its Subsidiaries’ current assets or current liabilities, in each case in comparison with the relevant amount reflected in the balance sheet included in the Unaudited Financial Statements and (y) that is not made to reflect (A) a bona fide transaction entered into by the Company or its Subsidiaries, (B) a payment made or received by the Company or its Subsidiaries, (C) action of an unaffiliated third party, or (D) an event or change of circumstances external to the Company or its Subsidiaries.

“Order” means any judgment, order, decision, subpoena, verdict, injunction, decree, consent decree, writ, stipulation, ruling, determination, award, permit or license of any Government Entity or any arbitrator.

“Organizational Documents” means, with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws; with respect to any Person that is a partnership, its certificate of partnership and partnership agreement; with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement; with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other

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constituent document; and with respect to any other Person, its comparable organizational documents, in each case, as has been amended or restated.

“Permits” means all licenses, franchises, permits, consents, clearances, applications, accreditations, certificates, registrations, orders, concessions, declarations, and other authorizations and approvals that are issued by or obtained from any Government Entity.

“Permitted Encumbrances” means: (i) Encumbrances specifically reflected or reserved against or otherwise specifically disclosed in the Unaudited Financial Statements; (ii) cashiers’, landlords’, mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s liens or other similar common law or statutory Encumbrances arising or incurred in the ordinary course of business that are not, in the aggregate, material to the Company and its Subsidiaries; (iii) statutory liens for Taxes, assessments and other governmental charges not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the financial statements of the Company in accordance with GAAP, or other applicable accounting principles; (iv) purchase money liens or similar Encumbrances securing rental payments under capital lease arrangements that are not, in the aggregate, material to the Company and its Subsidiaries; (v) Encumbrances identified on title policies or preliminary title reports made available to Buyer, or that Buyer has obtained, in each case, prior to the date hereof; (vi) Encumbrances granted to any lender at the Closing in connection with any financing by Buyer or any of its Affiliates of the transactions contemplated hereby; and (vii) other Encumbrances incurred in the ordinary course of business since the date of the Unaudited Financial Statements that are not, in the aggregate, material to the Company and its Subsidiaries.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a Government Entity, a trust or any other entity, body or organization.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Purchase Price” means collectively, (i) the Closing Date Cash Purchase Price, subject to adjustment for the Final Adjustment Payment pursuant to Section 2.3, (ii) the Equity Consideration, (iii) any amounts actually received by Seller with respect to the Earnout Amount pursuant to Section 2.8 and (iv) any amounts released to Seller from the Purchase Price Adjustment Escrow Fund or the Indemnity Escrow Fund.

“Purchase Price Adjustment Escrow Amount” means $10,000,000.

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into between Buyer and Seller substantially in the form attached as Exhibit A hereto.

“Representatives” means, with respect to any Person, its Subsidiaries, directors, officers, managers, consultants, employees, investment bankers, attorneys, accountants, advisors and other agents, advisors and representatives.

“Required Information” shall mean, as of the date of relevant determination, (i) such historical financial statements, historical financial data and other pertinent historical

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information regarding the Company and its Subsidiaries of the type required in Registration Statements on Form S-1 by SEC Regulation S-X and SEC Regulation S-K under the Securities Act for registered offerings of non-convertible debt securities under Rule 144A under the Securities Act to consummate the offering of secured or unsecured senior notes and/or senior subordinated notes, as specified in writing by Buyer to Seller on or prior to the date hereof; provided that in no circumstance shall the Company be required to provide information required by Rule 3-09, Rule 3-10 and Rule 3-16 and Article 11 of Regulation S-X; and (ii) such other information and data as are otherwise reasonably necessary in order to receive customary “comfort” letters with respect to the financial statements and data referred to in clause (i) of this definition (including “negative assurance” comfort) from the independent auditors of the Company and its Subsidiaries on any date during the relevant period, as specified in writing by Buyer to Seller; it being understood, that Required Information shall include the Audited 2013 Financial Statements.

“Rights Agreement” means the Rights Agreement, dated as of September 7, 2007, between Buyer and Continental Stock Transfer & Trust Company, as amended or supplemented.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Self-Regulatory Organization” means (i) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act, (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market and (iii) any other exchange or corporation or similar self-regulatory body or organization.

“Seller’s Disclosure Letter” means the disclosure letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Straddle Period” means any taxable period that includes but does not end on the Closing Date.

“Subsidiary” means, with respect to any Person, as of the date of determination, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions (including general partners or managing members performing similar functions) is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Superior Proposal” means an unsolicited written proposal, or unsolicited offer to Buyer or directly to the stockholders of Buyer, made by a third party after the date hereof (which for the avoidance of any doubt may be an amendment, revision or modification to a proposal or offer submitted or made prior to the date hereof) (i) which provides for a Change of Control of Buyer, (ii) which is expressly conditioned on the termination of this Agreement and (iii) which Buyer’s Board of Directors reasonably determines in good faith (after consultation with its financial advisors and outside legal counsel) and, considering all relevant factors as Buyer’s Board of Directors considers to be appropriate, is otherwise on terms which would reasonably be

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expected to create greater value for the stockholders of Buyer than the transactions contemplated by this Agreement, which transactions include the Issuer Tender Offer if and to the extent the Issuer Tender Offer remains in effect and is conditioned upon the consummation of the transactions contemplated by this Agreement.

“Takeover Statute” means any “fair price”, “moratorium”, “control share acquisition”, “interested person”, “interested stockholder”, “business combination” or other form of antitakeover statute or other Law.

“Target Net Working Capital” means $46,100,000.

“Tax Returns” means all reports, returns, information returns, elections, agreements, declarations, or other documents of any nature or kind (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Taxes” means all federal, state or local and all provincial or foreign taxes, including income, gross receipts, capital gains, non-resident withholding tax, windfall profits, VAT, severance, property, social security, national insurance contributions, production, sales, use, duty, license, excise, franchise, employment, withholding, rent or similar taxes, levies, charges, surcharges or imposts together with any interest, fines, additions or penalties with respect thereto, and any interest with respect to such fines, additions or penalties, whether disputed or not.

“VAT” means any value added tax, consumption tax and goods and services tax and includes any other Tax of a similar nature imposed (instead of or in addition to such tax) from time to time, together with any interest and penalties thereon.

Section 1.2         Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement. For convenience of reference only, an index of terms defined in this Agreement (including Section 1.1, but excluding Section 1.3) is set forth below:

Accountant	21	Benefit Plans	34
Acquisition Transaction	73	Board of Directors	2
Action	98	Books and Records	2
Affiliate	1	Business Day	2
Agreement	1	Buyer	1
Ancillary Agreement	1	Buyer Common Stock	2
Antitrust Laws	2	Buyer Deductible	80
Applicable Date	49	Buyer Indemnified Party	79
Audited 2013 Financial Statements	2	Buyer Material Adverse Effect	2
Audited Financial Statements	32	Buyer Minor Claim Losses	79
Balance Sheet	32	Buyer Parties	91
Balance Sheet Date	32	Buyer SEC Reports	49

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Buyer Series A Preferred Stock	3	Expenses	7
Buyer’s Disclosure Letter	3	Estimated Indebtedness	7
Cash	3	Estimated Net Working Capital	8
Change of Control	3	Exchange Act	8
Closing	23	Final Adjustment Payment	8
Closing Date	23	Final Cash	20
Closing Date Balance Sheet	20	Final Company Transaction
Closing Date Cash Purchase Price	3	Expenses	20
Code	4	Final Indebtedness	20
Collective Bargaining Agreement	35	Final Net Working Capital	20
Company	1	Financial Statements	32
Company Authorizations	34	Financing Source	8
Company Employee	4	GAAP	8
Company Material Adverse Effect	4	Government Entity	8
Company Products	4	Hazardous Substance	9
Company Property	39	HSR Act	9
Company Transaction Expenses	4	Indebtedness	9
Confidentiality Agreement	5	Indemnified Parties	81
Contract	5	Indemnifying Party	82
Control	5	Indemnity Escrow Amount	10
Controlled	5	Indemnity Escrow Fund	24
Controlling	5	Information Technology	10
Copyrights	10	Intellectual Property	10
Debt Commitment Letter	50	Intercompany Payables	10
Debt Financing	51	Intercompany Receivables	10
Deficit Shares	20	IRS	10
Delaware Courts	96	Issuer Tender Offer	10
Earnout Amount	5	Knowledge	10
Earnout Dispute Notice	26	Labor Organization	35
Earnout Disputes	26	Law	10
Earnout Key Employee	72	Lease Agreements	39
Earnout Period	6	Leased Real Property	39
Earnout Period Business Plan	73	Liability	11
Earnout Statement	26	Litigation	11
EBITDA	6	Losses	79
Encumbrance	7	Manufacturers	36
Environmental Claim	7	Marketing Period	11
Environmental Law	7	Material Contract	42
Equity Consideration	19	Maximum Earnout Target	74
ERISA	7	Maximum Share Amount	20
ERISA Affiliate	7	NASDAQ	12
Escrow Agent	24	Net Working Capital	12
Escrow Agreement	24	Notice Period	82
Estimated Cash	7	Order	12
Estimated Closing Date Statement	7	Organizational Documents	12
Estimated Company Transaction		Owned Real Property	39

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Patents	10	Seller Parties	91
Permits	13	Seller Transaction Expenses	90
Permitted Encumbrances	13	Seller’s Disclosure Letter	14
Person	13	Seller’s Required Approvals	28
Pre-Closing Tax Period	13	Significant Supplier	45
Pre-Closing Taxes	60	Special Deductible	80
Purchase	19	Standstill and Stockholder
Purchase Price	13	Agreement	1
Purchase Price Adjustment Dispute	21	Straddle Period	14
Purchase Price Adjustment Dispute		Subsidiary	14
Notice	20	Superior Proposal	14
Purchase Price Adjustment Escrow		Surviving Affiliate Agreements	65
Amount	13	Tail Termination Fee	90
Purchase Price Adjustment Escrow		Takeover Statute	15
Fund	24	Target Net Working Capital	15
Registration Rights Agreement	13	Tax Claim	62
Related Parties	44	Tax Contest	62
Representatives	13	Tax Matter	62
Required Information	13	Tax Returns	15
Restricted Employee	64	Taxes	15
Retained Indemnity Escrow	88	Terminating Affiliate Agreements	65
Rights Agreement	14	Termination Date	88
Schedule 8.2(a)(v) Matter	80	Termination Fee	90
Schedule 8.2(a)(vi) Matter	80	Third Party Claim	82
SEC	14	Third Party Claim Notice	82
Securities Act	14	Third Party Property	40
Self-Regulatory Organization	14	Third Party Property Agreements	40
Seller	1	Trade Secrets	10
Seller Audited Financial Statements	32	Trademarks	10
Seller Damages	91	Transferred Equity Interests	1
Seller Deductible	81	Unaudited Financial Statements	32
Seller Indemnified Party	81	VAT	15
Seller Minor Claim Losses	81	WARN Act	36

Section 1.3         Rules of Construction.

(a)     Unless the express context otherwise requires:

(i)  the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(ii)  the terms defined in the singular have a comparable meaning when used in the plural and vice versa;

(iii) the terms “Dollars” and “$” mean United States

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Dollars;

(iv) references in this Agreement to a specific Section, Clause or Annex shall refer, respectively, to Sections, Clauses or Annexes of this Agreement;

(v)  the terms “party,” “parties,” “parties hereto,” “parties to this Agreement,” and similar terms when used in this Agreement shall refer to Seller and Buyer, as applicable, unless the context expressly otherwise requires;

(vi) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; and

(vii)         references in this Agreement to either gender includes the other gender.

(b)   This Agreement was prepared jointly by the parties and no rules that it be construed against the drafter shall have any application in its construction or interpretation. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c)    The parties intend that each representation, warranty and covenant contained herein will have independent significance. If any party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant related to the same subject matter (regardless of the relative levels of specificity), which the party has not breached or violated, or with respect to which there is not an inaccuracy, will not detract from or mitigate the fact that the party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant.

(d)    No Person whose name is set forth on Schedule 1.1(d) of Seller’s Disclosure Letter will have any liability to Seller or to any other Person for any breach of any representation, warranty, covenant or agreement of Seller or the Company hereunder or for any claim based on the inclusion of such Person’s knowledge in the definition of the Knowledge of Seller. Seller hereby waives and releases all such liability.

(e)    For purposes of the representations and warranties contained in Article IV of this Agreement, references to a “Subsidiary” or “Subsidiaries” of the Company shall be deemed to include Eddie Bauer Japan, Inc., a company organized under the laws of Japan (“Eddie Bauer Japan”); provided that each of such representations and warranties with respect to Eddie Bauer Japan shall be deemed to be qualified by (and shall be made only to) the “Knowledge of Seller”, notwithstanding that such words may not be included in the representations and warranties contained in such Article IV. For purposes of the covenants contained in this Agreement, references to a “Subsidiary” or “Subsidiaries” of the Company shall

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be deemed to include Eddie Bauer Japan; provided, that each such covenant shall be deemed to be an obligation of the Seller and the Company only to use their commercially reasonable efforts to cause Eddie Bauer Japan to perform such covenant by means of the use of any voting, veto or governance rights (if any) available to them or their Affiliates, notwithstanding that such words may not be included in such covenant.

ARTICLE II

PURCHASE AND SALE OF THE TRANSFERRED EQUITY INTERESTS

Section 2.1         Sale of Membership Interests. Upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions set forth in this Agreement, Seller shall at the Closing sell and transfer the Transferred Equity Interests to Buyer, and Buyer shall at the Closing purchase and receive the Transferred Equity Interests from Seller, free and clear of any Encumbrances other than restrictions under applicable securities Laws (the “Purchase”).

Section 2.2         Closing Date Consideration; Pre-Closing Information.

(a)     Upon the terms and subject to the conditions of this Agreement, in consideration of the Purchase, without prejudice to Seller’s right to receive the Earnout Amount, if any, upon the terms and subject to the conditions of Section 2.8, Buyer shall at the Closing, (i) pay Seller, subject to adjustment following the Closing as provided in Section 2.3, the Closing Date Cash Purchase Price by wire transfer(s) of immediately available funds to one or more accounts to be designated in writing pursuant to Section 2.2(c), and (ii) issue to Seller, subject to Section 2.7 and the adjustment provided for in Section 2.2(b), 5,000,000 shares of Buyer Common Stock (as it may be adjusted pursuant to Section 2.2(b), the “Equity Consideration”). The Closing Date Cash Purchase Price is subject to adjustment following the Closing as provided in Section 2.3.

(b)     Notwithstanding anything in this Agreement to the contrary:

(i)  If the issuance to Seller of the Equity Consideration would cause Seller or any of its Affiliates to own, directly or indirectly, shares of Buyer Common Stock representing, after giving effect to the consummation of the Issuer Tender Offer (whether or not the Issuer Tender Offer is expected to be consummated prior to the Closing, provided, that the Issuer Tender Offer shall not have been terminated prior to the Closing), more than 19.9% in the aggregate of the total number of shares of Buyer Common Stock issued and outstanding immediately prior to the Closing, then the aggregate number of shares of Buyer Common Stock to be issued to Seller or its designees at the Closing shall be reduced so that the number of shares of Buyer Common Stock so owned by Seller or its Affiliates will, after giving effect to the consummation of the Issuer Tender Offer (whether or not the Issuer Tender Offer is expected to be consummated prior to the Closing, provided, that the Issuer Tender Offer shall not have been terminated prior to the Closing), be equal to 19.9% of the total number of shares of Buyer Common Stock issued and outstanding immediately prior to the Closing

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(the “Maximum Share Amount,” and the difference between the Equity Consideration and the Maximum Share Amount, the “Deficit Shares”).

(ii) If the Equity Consideration is reduced pursuant to clause (i) above, then, at the Closing, Buyer shall pay to Seller an additional amount in cash equal to the product of the number of Deficit Shares and $56.00, subject to adjustment in accordance with Section 2.7.

(c)     At least three Business Days prior to the Closing Date, Seller shall deliver to Buyer (i) the Estimated Closing Date Statement and (ii) a notice designating the account or accounts to which the Closing Date Cash Purchase Price shall be deposited by wire transfer of immediately available funds on the Closing Date.

(d)     The Estimated Closing Date Statement and the calculations set forth in clause (ii) of Section 2.2(c) shall be made in a manner consistent with the relevant definitions in this Agreement.

Section 2.3          Purchase Price Adjustment.

(a)    Not later than 60 days after the Closing Date or such other time as is mutually agreed to in writing by the parties, Buyer shall prepare, or cause to be prepared, and deliver to Seller, a combined balance sheet of the Company and its Subsidiaries, (as finally determined pursuant to this Section 2.3, the “Closing Date Balance Sheet”), as of the Closing. The Closing Date Balance Sheet shall be prepared in a manner consistent with the relevant definitions in this Agreement. Based on the Closing Date Balance Sheet, Buyer shall prepare a certificate, duly executed by an authorized officer of Buyer, setting forth the calculations of (w) the Net Working Capital as of the Closing (as finally determined pursuant to this Section 2.3, the “Final Net Working Capital”), (x) the Cash of the Company and its Subsidiaries as of the Closing (as finally determined pursuant to this Section 2.3, the “Final Cash”), (y) the Indebtedness of the Company and its Subsidiaries, as of the Closing (as finally determined pursuant to this Section 2.3, the “Final Indebtedness” ) and (z) the Company Transaction Expenses of the Company and its Subsidiaries, as of the Closing (as finally determined pursuant to this Section 2.3 (the “Final Company Transaction Expenses”)). Each of the Final Net Working Capital, Final Cash, Final Indebtedness and Final Company Transaction Expenses shall be calculated in a manner consistent with the relevant definitions in this Agreement.

(b)     Within 60 days following its receipt of the Closing Date Balance Sheet, Seller shall deliver to Buyer either (i) a statement of agreement as to the calculation of the Closing Date Balance Sheet, Final Net Working Capital, Final Cash, Final Indebtedness and Final Company Transaction Expenses or (ii) a written notice of a dispute thereof, specifying in reasonable detail the items in dispute (including their respective amounts) and the nature of the dispute with regard to each of them (a “Purchase Price Adjustment Dispute Notice”). Unless Seller delivers a Purchase Price Adjustment Dispute Notice within 60 days following its receipt of the Closing Balance Sheet, Seller will be deemed to have accepted and agreed to the Closing Balance Sheet delivered pursuant to Section 2.3(a) and such amounts (and the calculations contained therein) will be final, binding and conclusive.

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(c)      Buyer and Seller shall attempt to amicably resolve any dispute set forth in the Purchase Price Adjustment Dispute Notice and to finally determine the Closing Date Balance Sheet, Final Net Working Capital, Final Cash, Final Indebtedness and Final Company Transaction Expenses. If for any reason, after 30 days from Buyer’s receipt of the Purchase Price Adjustment Dispute Notice, Buyer and Seller have failed to resolve their differences in writing with respect to the items in dispute in the Purchase Price Adjustment Dispute Notice, then Buyer and Seller shall promptly thereafter (and in any event no later than ten days following the end of the aforementioned 30-day period) appoint a partner at Ernst & Young LLP or, if a partner at such firm is unavailable, an independent accountant of nationally recognized standing jointly agreed upon by Buyer and Seller (the “Accountant”) to promptly review this Agreement and the disputed items or amounts (the “Purchase Price Adjustment Dispute”) for the purpose of determining the Closing Date Balance Sheet and the calculation of Final Net Working Capital, Final Cash, Final Indebtedness and Final Company Transaction Expenses; provided, that the Accountant may only consider and determine those items and amounts (and related items and amounts) as to which Buyer and Seller have disagreed as specified above, and, for all other items for which there is no dispute, shall apply the calculations and amounts for those items as the parties have previously accepted. In the event Buyer and Seller cannot timely agree on the appointment of the Accountant as provided above, then the Accountant shall be appointed, at the request of either Buyer or Seller, by the American Arbitration Association. The Accountant shall act as an expert and not an arbitrator. Seller and Buyer shall jointly request that the Accountant concurrently deliver to Seller and Buyer, within 30 days after the date of appointment of the Accountant or as soon thereafter as practicable (taking into consideration the timing of the submission to the Accountant of the items or amounts as to which Buyer and Seller are in disagreement), a written report setting forth the Accountant’s determination of the unresolved items, and the resulting Closing Date Balance Sheet, Final Net Working Capital, Final Cash, Final Indebtedness and Final Company Transaction Expenses; provided that, any failure of the Accountant to meet that deadline shall not constitute a defense to, or basis for an objection to, his or her final determination. In resolving any disputed item, the Accountant (i) shall be bound by the provisions of this Section 2.3 and the definitions of Net Working Capital, Cash, Indebtedness and Company Transaction Expenses, (ii) shall limit his or her review to the disputed items submitted to the Accountant for resolution, and shall be instructed not to otherwise investigate matters independently and (iii) shall further limit his or her review solely to whether the Closing Date Balance Sheet, Final Net Working Capital, Final Cash, Final Indebtedness and Final Company Transaction Expenses have been prepared in accordance with this Section 2.3 (and related defined terms) or contain any mathematical or clerical error(s). In making his or her determination as to any disputed items, the Accountant shall not select an amount for such item that is in excess of, or less than, the greatest or lowest value claimed for any such item by Buyer or Seller in the Closing Date Balance Sheet and Purchase Price Adjustment Dispute Notice, respectively. The Accountant’s determinations in such report shall be final and binding upon Buyer and Seller, absent manifest error. The fees, costs and expenses of the Accountant shall be allocated between Buyer and Seller based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Accountant.

(d)      In connection with the preparation of the Closing Date Balance Sheet, the Purchase Price Adjustment Dispute Notice, if any, and the calculation of Final Net Working Capital, Final Cash, Final Indebtedness and Final Company Transaction Expenses, and

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during the period of any review, dispute and/or arbitration under Section 2.3 and until the final determination of the Closing Date Balance Sheet, Final Net Working Capital, Final Cash, Final Indebtedness and Final Company Transaction Expenses (i) Buyer shall, and shall cause the Company and its Subsidiaries to (A) provide Seller and its authorized Representatives with reasonable access to the relevant books and records, facilities and employees, Buyer’s and its accountants’ work papers, schedules and other supporting data as may reasonably be requested by Seller; and (B) otherwise reasonably cooperate with Seller and its authorized Representatives, including by providing on a timely basis information reasonably necessary or useful in the determination of the Closing Date Balance Sheet and the calculation of Final Net Working Capital, Final Cash, Final Indebtedness and Final Company Transaction Expenses and (ii) Seller shall (A) provide Buyer and its Representatives with reasonable access to the relevant books and records, facilities and employees, Seller’s and its accountants’ work papers, schedules and other supporting data as may reasonably be requested by Buyer; and (B) otherwise reasonably cooperate with Buyer and its authorized Representatives, including by providing on a timely basis information reasonably necessary or useful in the determination of the Closing Date Balance Sheet and the calculation of Final Net Working Capital, Final Cash, Final Indebtedness and Final Company Transaction Expenses.

(e)      On the third Business Day after Buyer and Seller agree to the Closing Date Balance Sheet, Final Net Working Capital, Final Cash, Final Indebtedness and Final Company Transaction Expenses or Buyer and Seller receive notice of any final determination of the Closing Date Balance Sheet, Final Net Working Capital, Final Cash, Final Indebtedness and Final Company Transaction Expenses from the Accountant pursuant to Section 2.3(c), the Final Adjustment Payment, as and when due and payable under this Section 2.3, shall be made in the following manner:

(i)   If the Final Adjustment Payment is equal to zero, Seller and Buyer shall, pursuant to the Escrow Agreement, jointly instruct the Escrow Agent to release all amounts in the Purchase Price Adjustment Escrow Fund to Seller or its designee(s), and no further payment shall be made pursuant to this Section 2.3;

(ii)  If the Final Adjustment Payment is positive, (A) Seller and Buyer shall, pursuant to the Escrow Agreement, jointly instruct the Escrow Agent to release all amounts in the Purchase Price Adjustment Escrow Fund to Seller and (B) Buyer shall pay to Seller the Final Adjustment Payment by wire transfer of immediately available funds to Seller’s account specified in the Escrow Agreement;

(iii) If the Final Adjustment Payment is negative and the absolute value of the Final Adjustment Payment is less than or equal to the total amount in the Purchase Price Adjustment Escrow Fund, Seller and Buyer shall, pursuant to the Escrow Agreement, jointly instruct the Escrow Agent to (A) release an amount equal to the Final Adjustment Payment from the Purchase Price Adjustment Escrow Fund to Buyer and (B) all amounts remaining in the Purchase Price Adjustment Escrow Fund thereafter to Seller; and

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(iv) If the Final Adjustment Payment is negative and the absolute value of the Final Adjustment Payment is greater than the total amount in the Purchase Price Adjustment Escrow Fund, (A) Seller and Buyer shall, pursuant to the Escrow Agreement, jointly instruct the Escrow Agent to (i) release all amounts in the Purchase Price Adjustment Escrow Fund to Buyer and (ii) release to Buyer from the Indemnity Escrow Fund an amount equal to the lesser of (x) the amounts then remaining in the Indemnity Escrow Fund and (y) the excess of the Final Adjustment Payment over the amounts released under the foregoing clause (i).

(f)       For the avoidance of doubt, Buyer shall not be entitled to recover a Final Adjustment Payment in excess of the sum of the amounts then available in the Purchase Price Adjustment Escrow Fund and the Indemnity Escrow Fund.

(g)      The Final Adjustment Payment shall constitute an adjustment of the Closing Date Cash Purchase Price.

Section 2.4          Closing. The closing of the Purchase (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, at 10:00 A.M., New York City time: (i) on the later of (a) the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions) and (b) the earlier of (I) a date during the Marketing Period to be specified by Buyer on no fewer than two Business Days’ notice to Seller and (II) the first Business Day following the final day of the Marketing Period, or (ii) at such other place, time and date as the parties to this Agreement may agree in writing (the actual time and date of the Closing being referred to herein as the “Closing Date”). For purposes of the Closing Date Balance Sheet and the calculations of Final Net Working Capital, Final Cash, Final Indebtedness and Final Company Transaction Expenses, as well as the resolution of any disputes with respect to such items pursuant to Section 2.3, the Closing shall be deemed to occur as of immediately prior to the open of business on the Closing Date.

Section 2.5          Deliveries by Buyer.

(a)      At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

(i)   the Closing Date Cash Purchase Price;

(ii)  the stock certificates or, if uncertificated, other evidence of ownership representing the Equity Consideration (or, if applicable, other similar documentation evidencing the Equity Consideration), registered in the name of Seller, free and clear of any Encumbrances (other than those arising under the Standstill and Stockholder Agreement);

(iii) the certificate to be delivered pursuant to Section 7.3(c); and

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(iv) a counterpart of each Ancillary Agreement (other than the Standstill and Stockholder Agreement), duly executed by an authorized Representative of Buyer.

(b)      At the Closing, Buyer shall deliver, or cause to be delivered, to the Escrow Agent, the following:

(i)  by wire transfer to the bank accounts that have been designated in writing by the Escrow Agent with respect to the Indemnity Escrow Amount and the Purchase Price Adjustment Escrow Amount at least two Business Days prior to the Closing Date (the bank account designated with respect to the Indemnity Escrow Amount, the “Indemnity Escrow Fund” and the bank account designated with respect to the Purchase Price Adjustment Escrow Amount, the “Purchase Price Adjustment Escrow Fund”) the amount of cash equal to the sum of the Indemnity Escrow Amount and the Purchase Price Adjustment Escrow Amount, which amounts shall be held by the Escrow Agent subject to the terms and conditions of an escrow agreement, to be executed among Seller, Buyer and Wells Fargo Bank, National Association, a national banking association, as escrow agent (the “Escrow Agent”) substantially in the form attached as Exhibit B hereto (the “Escrow Agreement”); and

(ii)  a counterpart of the Escrow Agreement, duly executed by an authorized Representative of Buyer.

(c)      At the Closing, Buyer shall deliver, or cause to be delivered, on behalf of the Company, by wire transfer(s) to lenders and payees of the Indebtedness for borrowed money of the Company, pursuant to the pay-off letters referenced in Section 6.19, at the bank accounts that have been designated by the Company at least two Business Days prior to the Closing Date, an amount of cash equal to the Estimated Indebtedness set forth in such pay-off letters.

Section 2.6          Deliveries by Seller.

(a)      At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(i)    a certificate representing the Transferred Equity Interests, accompanied by duly executed instruments of transfer, duly notarized where legally required, in such name as Buyer shall direct;

(ii)   the certificate to be delivered pursuant to Section 7.2(d);

(iii)  a receipt acknowledging payment of the Equity Consideration and the Closing Date Cash Purchase Price by Buyer in full satisfaction of Buyer’s obligations under Section 2.2(a) (but subject to any further obligations contained in this Agreement);

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(iv)  a certificate to the effect that Seller is not a “foreign person” as defined in Section 1445 of the Code or that the transactions contemplated herein are otherwise exempt from withholding under Section 1445 of the Code, in form and substance as required under the applicable Treasury Regulations;

(v)   the pay-off letters and evidence of Encumbrance release referred to in Section 6.19, effective upon the repayment and discharge of all the Indebtedness for borrowed money of the Company and its Subsidiaries;

(vi)   a termination agreement with respect to (a) that certain Amended and Restated Advisory Agreement, dated as of April 30, 2010, by and among Seller, the Company, Eddie Bauer Parent LLC, Eddie Bauer Licensing Services LLC, Eddie Bauer LLC, Eddie Bauer International Holdings, Inc. and GGC Administration, LLC and (b) that certain Advisory Agreement, dated as of April 30, 2010, by and among Seller, the Company, Eddie Bauer Licensing Holdco LLC, Eddie Bauer Licensing Services, LLC and GGC Administration, LLC;

(vii)  a counterpart of each Ancillary Agreement (other than the Standstill and Stockholder Agreement), duly executed by an authorized Representative of Seller;

(viii) a joinder to the Standstill and Stockholder Agreement substantially in the form attached as Exhibit B thereto (the “Standstill Joinder”), duly executed by the Person listed on Schedule 2.6(a)(viii) of Seller’s Disclosure Letter; and

(ix)  a joinder to this Agreement (but solely for the purposes of Section 6.6 hereof) substantially in the form attached as Exhibit C hereto (the “Purchase Agreement Joinder”), duly executed by the Person listed on Schedule 2.6(a)(viii) of Seller’s Disclosure Letter.

(b)     At the Closing, Seller shall deliver, or cause to be delivered, to the Escrow Agent, a counterpart of the Escrow Agreement, duly executed by an authorized Representative of Seller.

Section 2.7          Certain Adjustments. In the event that, at or prior to the Closing, Buyer changes the number of shares of Buyer Common Stock or securities convertible or exchangeable into or exercisable for Buyer Common Stock issued and outstanding prior to the Closing as a result of a reclassification, stock split (including a reverse split), stock dividend (including a distribution of securities convertible or exchangeable into or exercisable for shares of Buyer Common Stock) or other similar change with respect to the capital stock of Buyer, the Equity Consideration shall be adjusted appropriately to reflect the appropriate effect of such reclassification, stock split, stock dividend or other similar change having a record date occurring on or after the date hereof and prior to the Closing.

Section 2.8          Earnout. The Earnout Amount shall be calculated, determined and

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paid in the following manner:

(a)      Within 90 days after the end of the Earnout Period, Buyer shall prepare in good faith and deliver to Seller a written statement showing in reasonable detail the calculation of EBITDA for the Earnout Period and the Earnout Amount payable, if any (the “Earnout Statement”).

(b)      In the event of any objection by Seller with respect to the determination of the EBITDA or the Earnout Amount payable for the Earnout Period, Seller shall, within 60 days after its receipt of the Earnout Statement, give written notice to Buyer of such objection showing in reasonable detail the calculation thereof (an “Earnout Dispute Notice”). Buyer and Seller shall thereafter attempt to amicably resolve any disputed items set forth in the Earnout Dispute Notice. If Seller does not timely deliver an Earnout Dispute Notice, then the calculation of the EBITDA and the Earnout Amount payable for the Earnout Period as set forth in the Earnout Statement shall be deemed to have been accepted and shall be final and binding on all parties hereto.

(c)      If, for any reason, Buyer and Seller cannot resolve any disputed items indicated in the Earnout Dispute Notice within 30 days of the date of delivery of the Earnout Dispute Notice, then such unresolved items (“Earnout Disputes”) shall be resolved by the Accountant in the manner provided in Section 2.3(c) above, mutatis mutandis, except as modified herein. The Accountant shall issue a written report which shall include a revised Earnout Statement as adjusted (i) pursuant to any resolutions to objections agreed upon by Buyer and Seller and (ii) pursuant to the Accountant’s resolution of the unresolved objections. The Accountant shall review only those matters specified in the unresolved objections and shall make no changes to the Earnout Statement, except as are required to resolve the unresolved objections. The award of the Accountant shall set out the final Earnout Statement, shall be final and binding on all parties hereto, and may be enforced in any court of competent jurisdiction. The parties agree that the procedure set forth in this Section 2.8 for resolving disputes with respect to the Earnout Statement shall be the sole and exclusive method for resolving any such disputes.

(d)      In connection with the preparation of the Earnout Statement, and until the final resolution of the Earnout Statement, Buyer shall, and shall cause the Company and its Subsidiaries to, (A) provide Seller and its authorized Representatives with reasonable access to the relevant books and records, Buyer’s and its accountants’ work papers, schedules and other supporting data, facilities and employees as may reasonably be requested by Seller; and (B) otherwise reasonably cooperate with Seller and its authorized Representatives, including by providing on a timely basis information reasonably necessary or useful in the determination of the calculations and amounts set forth in the Earnout Statement.

(e)      On the fifth Business Day after Buyer and Seller agree to the Earnout Statement or Buyer and Seller receive from the Accountant its written report pursuant to Section 2.8(c), as applicable, Buyer shall pay to Seller an amount in cash equal to the Earnout Amount payable for the Earnout Period. Such cash payment shall be made by wire transfers of immediately available funds to the accounts specified in accordance with written instructions provided by Seller to Buyer at least two Business Days prior to the date such payment is due or on such other date as Buyer and Seller shall agree.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO SELLER

Except as set forth in Seller’s Disclosure Letter, Seller represents and warrants to Buyer as follows:

Section 3.1          Organization and Qualification.

(a)      Seller is a limited liability company duly organized and validly existing under the Laws of the State of Delaware, and Seller has all requisite limited liability company power and authority to carry on its business as now being conducted and to own, lease and operate its properties and assets.

(b)      Seller is (i) in good standing under the Laws of its jurisdiction of organization and (ii) duly qualified or licensed to do business as a foreign company in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its properties or assets or the nature of the business conducted by it makes such qualification necessary, except, in the case of the foregoing clauses (i) and (ii), as would not, individually or in the aggregate, reasonably be expected to impair or delay materially the ability of Seller to consummate the transactions contemplated by this Agreement or any Ancillary Agreement to which Seller is a party.

Section 3.2          Ownership. Seller owns all of the Transferred Equity Interests beneficially and of record, free and clear of any Encumbrances, except restrictions on transfer under applicable securities Laws.  The consummation of the transactions contemplated hereby will convey to Buyer good title to the Transferred Equity Interests, free and clear of all Encumbrances, except (i) restrictions under applicable securities Laws and (ii) Encumbrances created by Buyer’s or any of its Affiliate’s acts or omissions (including with respect to any of Buyer’s financing arrangements).

Section 3.3          Authority. Seller has full limited liability company power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation of each of the transactions contemplated hereby or thereby, have been duly and validly authorized and no additional authorization or consent is required in connection with the execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which it is a party or the consummation of any of the transactions contemplated hereby or thereby.

Section 3.4          Binding Effect. This Agreement has been duly executed and delivered by Seller and each of the Ancillary Agreements to be executed by Seller will, on the date such Ancillary Agreement is executed and delivered pursuant to the terms hereof and thereof, be duly executed and delivered by Seller, and, subject to the due authorization and execution and delivery by the other parties to such agreements, this Agreement is, and the

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Ancillary Agreements to which it is a party will, upon due execution and delivery be, a legal, valid and binding obligation of Seller, enforceable in accordance with its terms, subject to the Laws of general application relating to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and the relief of debtors and rules of Law governing specific performance, injunctive relief, or other equitable remedies.

Section 3.5          Consents and Approvals. Other than in connection with (a) the HSR Act or any other Antitrust Law or (b) such other Law, in each case, that is set forth on Schedule 3.5 of Seller’s Disclosure Letter (the matters covered under (a) through (b) above, collectively, “Seller’s Required Approvals”), Seller is not required to obtain any authorization, waiver, consent or approval of, or make any filing or registration with, or give any notice to, any Government Entity or to obtain any Permit in connection with the execution, delivery and performance by Seller of this Agreement or each of the Ancillary Agreements to which it is a party or the consummation of any of the transactions contemplated hereby or thereby.

Section 3.6          Non-Contravention. The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which Seller is a party, and the consummation by Seller of the transactions contemplated hereby and thereby, do not and will not, with or without the giving of notice, the lapse of time or both, (i) conflict with or violate any provision of the Organizational Documents of Seller, (ii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of the notices and filings (x) referred to in Section 3.5 or (y) required to be received or made by the Company, as contemplated by Section 4.2, conflict with, or result in the breach of, or constitute a default under, or result in the termination, Encumbrance, vesting, cancellation, modification or acceleration of any right or obligation of Seller under, or result in a loss of any benefit to which Seller is entitled under, any Contract or other agreement or instrument, and (iii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings (A) referred to in Section 3.5 or (B) required to be received or made by Buyer or any of its Affiliates, violate, result in a breach of or constitute a default under, in any material respect, any Law or Order to which Seller is subject or under any Permit of Seller that is related to the Company or any of its Subsidiaries or their businesses, other than, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to impair or delay materially the ability of Seller to consummate the transactions contemplated by this Agreement or any Ancillary Agreement to which Seller is a party.

Section 3.7          Investment Purpose; Unregistered Shares. Seller is acquiring the Equity Consideration for its own account, solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act or state securities or “blue sky” Law, or with any present intention of distributing or selling such Equity Consideration in violation of any such Law. Seller acknowledges that the shares of Buyer Common Stock constituting the Equity Consideration are not registered under the Securities Act or any other applicable Law, and that such shares may not be transferred, sold or otherwise disposed of except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to Laws and regulations of other jurisdictions as applicable.

Section 3.8          Litigation. Except as set forth in Schedule 3.8 of Seller’s

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Disclosure Letter, as of the date of this Agreement, there is no Litigation pending or, to the Knowledge of Seller, threatened against or affecting Seller or its Affiliates (other than the Company and its Subsidiaries) that challenges the validity or enforceability of this Agreement or seeks to enjoin or prohibit consummation of, or seek other material equitable relief with respect to, the transactions contemplated by this Agreement or that would, individually or in the aggregate, reasonably be expected to impair or delay materially the ability of Seller to perform its obligations hereunder.

Section 3.9          Buyer Common Stock. Neither Seller nor any of its Affiliates own, directly or indirectly, any Buyer Common Stock, except for the ownership of Buyer Common Stock through blind pool investment funds or investment vehicles over which such Person does not exercise control with respect to the purchase and sale of securities. Assuming the accuracy of the representations and warranties of Buyer contained in Section 5.2(a), as of the date hereof, Seller and its Affiliates, in the aggregate, (a) do not own a “substantial interest” and would not be a “substantial shareholder” under NASDAQ Rule 5635(e)(3) and (b) are not an “interested stockholder” under Section 203 of the Delaware General Corporation Law. Assuming the accuracy of the representations and warranties of Buyer contained in Section 5.2(a) and the compliance by Buyer with its covenants and agreements contained herein, immediately after giving effect to the transactions contemplated hereby, including the Issuer Tender Offer, Seller and its Affiliates, in the aggregate, will not own 20% or more of the total issued and outstanding shares of Buyer Common Stock.

Section 3.10        Finders’ Fees. Except as set forth in Schedule 3.10 of Seller’s Disclosure Letter, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller who would be entitled to any fee or commission from Buyer, the Company or any of their respective Subsidiaries in connection with this Agreement, any of the Ancillary Agreements or the transactions contemplated hereby and thereby.

Section 3.11        No Other Representations or Warranties. Except for representations and warranties made by Seller contained in Article III or Article IV of this Agreement or in any Ancillary Agreement to which Seller is a party (including any certificates or other instrument delivered in connection therewith), neither Seller nor any other Person makes any other express or implied representation or warranty on behalf of Seller or relating to Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Except as set forth in Seller’s Disclosure Letter, Seller represents and warrants to Buyer solely with respect to the Company and its Subsidiaries as follows:

Section 4.1          Organization and Qualification.

(a)      The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and it has all requisite limited liability company power and authority to carry on its business as now being conducted

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and to own, lease and operate its properties and assets.

(b)      Each of the Company’s Subsidiaries is duly organized, validly existing and, to the extent legally applicable, in good standing under the laws of its jurisdiction of incorporation, formation or organization, as applicable, and each has all requisite corporate, partnership, limited liability company or equivalent power and authority to carry on its business as now being conducted and to own, lease and operate its properties and assets.

(c)      Each of the Company and its Subsidiaries, to the extent legally applicable, is (i) in good standing under the Laws of its jurisdiction of incorporation, formation or organization, as applicable, and (ii) duly qualified or licensed to do business as a foreign company in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its properties or assets or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)      Prior to the date hereof, Seller has made available to Buyer true and complete copies of the organizational documents of the Company and each of its Subsidiaries.

Section 4.2          Non-Contravention; Authority; Binding Effect; Consents and Approvals.

(a)      The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which Seller is a party, and the consummation by Seller of the transactions contemplated hereby and thereby, do not and will not, with or without the giving of notice, the lapse of time or both, (i) conflict with or violate any provision of the Organizational Documents of the Company or any of its Subsidiaries, (ii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of the notices and filings required to be received or made by Seller, as contemplated by Section 3.5 and Section 3.6, conflict with, or result in the breach of, or constitute a default under, or result in the termination, Encumbrance, vesting, cancellation, modification or acceleration of any right or obligation of the Company or any of its Subsidiaries under, or result in a loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any Material Contract, and (iii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings required to be received or made by Buyer or any of its Affiliates, violate, result in a breach of or constitute a default under, in any material respect, any Law or Order to which the Company or any of its Subsidiaries is subject or under any Permit of the Company or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

(b)      The Company has full limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation of each of the transactions contemplated hereby, have been duly and validly authorized and no additional authorization or consent is required in connection with the execution, delivery and performance by the Company of this Agreement or

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the consummation of any of the transactions contemplated hereby.

(c)      This Agreement has been duly executed and delivered by Company, and, subject to the due authorization and execution and delivery by the other parties to this Agreement, this Agreement is a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to the Laws of general application relating to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and the relief of debtors and rules of Law governing specific performance, injunctive relief, or other equitable remedies.

(d)      Other than in connection with the Seller’s Required Approvals, the Company is not required to obtain any authorization, waiver, consent or approval of, or make any filing or registration with, or give any notice to, any Government Entity or to obtain any Permit in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of any of the transactions contemplated hereby.

Section 4.3          Capitalization of the Company and its Subsidiaries.

(a)      The Transferred Equity Interests (i) constitute all of the authorized, issued and outstanding equity interests and securities of the Company, (ii) have been duly authorized, (iii) are validly issued and outstanding, and (iv) have been issued in compliance in all material respects with all applicable securities Laws and other Laws. The Company has not granted to any Person any preemptive or other similar rights with respect to any equity, membership or other similar interest in the Company, and there are no offers, options, warrants, profits interests, rights, agreements or commitments of any kind (whether written, oral, contingent or otherwise) entered into or granted by the Company relating to the issuance, conversion, exchange, registration, voting, sale or transfer of any equity, membership or other similar interests or other equity securities of the Company (including the Transferred Equity Interests) or obligating the Company or any other Person to purchase or redeem any of such equity, membership or other similar interests or securities. There are no outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights with respect to the equity, membership or other similar interests in the Company. The Company does not have any authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the holders of any equity, membership or other similar interest in the Company. There are no proxies and no voting agreements or voting trusts or other voting arrangements with respect to any equity, membership or other similar interests in the Company.

(b)      The authorized, issued and outstanding capital stock and other equity securities of each of the Company’s Subsidiaries are fully and accurately described on Schedule 4.3(b) of Seller’s Disclosure Letter. All of the issued and outstanding capital stock and other equity securities of each of the Company’s Subsidiaries are owned of record and beneficially by the Company or one of the Company’s Subsidiaries. No Person has any preemptive or other similar rights with respect to any such capital stock or other equity interests or securities, and there are no offers, options, warrants, profits interests, rights, agreements or commitments of any kind (whether written, oral, contingent or otherwise) relating to the issuance, voting, conversion, exchange, registration, sale or transfer of any capital stock or other

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securities of any of the Company’s Subsidiaries, or obligating the Company, any of its Subsidiaries, or any other Person to purchase or redeem any capital stock or other equity interests or securities or to make capital contributions, advances or loans to or on behalf of any of the Company’s Subsidiaries. All of the issued and outstanding shares of capital stock (or equivalent equity interests or securities) of each of the Company’s Subsidiaries have been duly authorized and are validly issued and outstanding and, as applicable, fully paid and non-assessable, and have been issued in compliance in all material respects with applicable securities Laws and other Laws. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock or other equity interests or securities in any Subsidiary of the Company. No Subsidiary of the Company has any authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the holders of any capital stock or equity interests or securities of any Subsidiary of the Company. There are no proxies and no voting agreements or voting trusts or other voting arrangements with respect to any capital stock or equity interests or securities of any Subsidiary of the Company.

(c)      Except (i) for investment assets acquired and held in the ordinary course of business and in accordance with the investment policies of the Company and its Subsidiaries or (ii) as set forth on Schedule 4.3(b) of Seller’s Disclosure Letter, neither the Company nor any of its Subsidiaries owns any shares of capital stock of or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into shares of capital stock of or other voting or equity interests in) any other Person.

Section 4.4          Financial Statements; Undisclosed Liabilities.

(a)      Schedule 4.4(a) of Seller’s Disclosure Letter contains true, correct and complete copies of (i) an audited consolidated balance sheet of Seller and its Subsidiaries (the “Balance Sheet”) as of December 29, 2012 (the “Balance Sheet Date”) and the related consolidated statement of operations, consolidated statement of changes in members’ equity and consolidated statement of cash flows for the fiscal year then ended (the “Seller Audited Financial Statements”), (ii) the audited consolidated balance sheet of each of Eddie Bauer Licensing Services LLC and its Subsidiaries and Eddie Bauer Parent LLC and its Subsidiaries, in each case, as of December 29, 2012, December 31, 2011 and January 1, 2011 and the related consolidated statement of operations, consolidated changes in members’ equity and consolidated statement of cash flows of Eddie Bauer Licensing Services LLC and its Subsidiaries and Eddie Bauer Parent LLC and its Subsidiaries, respectively, for the fiscal year then ended (collectively with the Seller Audited Financial Statements, the “Audited Financial Statements”), and (iii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 28, 2013 and the related consolidated statement of operations for the 12-month period then ended (the financial statements referred to in this clause (iii), collectively, the “Unaudited Financial Statements” and, together with the Audited Financial Statements, collectively, the “Financial Statements”).

(b)      The Financial Statements fairly present in all material respects the financial condition and results of operations of Seller and its Subsidiaries, Eddie Bauer Licensing Services and its Subsidiaries, Eddie Bauer Parent LLC and

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its Subsidiaries, or the Company and its Subsidiaries, as applicable, as of the dates thereof or for the periods covered thereby and were prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as set forth in such Financial Statements (and subject, in the case of the Unaudited Financial Statements, to normal year-end adjustments (which will not be material in amount) and the absence of footnotes). The Financial Statements were prepared from the books and records of Seller and its Subsidiaries, Eddie Bauer Parent LLC and its Subsidiaries, Eddie Bauer Licensing and its Subsidiaries, and the Company and its Subsidiaries, as applicable. When delivered, the Audited 2013 Financial Statements will fairly present in all material respects the financial condition and results of operations of the Company and its Subsidiaries, as of the date thereof or for the period covered thereby and will be prepared in accordance with GAAP applied on a consistent basis during the period involved, except as set forth therein. The Audited 2013 Financial Statements will be prepared from the books and records of the Company and its Subsidiaries.

(c)      Schedule 4.4(c) of Seller’s Disclosure Letter correctly sets forth all Indebtedness of the Company and its Subsidiaries as of the date hereof.

(d)      The Company and its Subsidiaries do not have any Liabilities (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be disclosed as a liability on a balance sheet prepared in accordance with GAAP, except for (i) Liabilities reflected on the Balance Sheet included in the Seller Audited Financial Statements or disclosed in the notes thereto, (ii) Liabilities incurred in the ordinary course of business since the Balance Sheet Date and which are not material to the Company and its Subsidiaries, (iii) Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (iv) Liabilities reflected in Seller’s Disclosure Letter, or (v) Liabilities incurred in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

(e)      Seller has never conducted any business other than (i) in connection with its formation, (ii) in connection with its ownership of the Transferred Equity Interests, (iii) transactions with its equityholders, including issuances to, and redemptions from its equityholders of, its equity interests, and actions incidental thereto, (iv) entering into the agreements set forth on Schedule 4.4(e) of the Seller’s Disclosure Letter, and (v) pursuant to this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby. Seller has no assets or rights of any nature other than cash in the bank account of Seller (none of which is held on behalf of the Company or any of its Subsidiaries), its ownership of the Transferred Equity Interests and rights under this Agreement, the Ancillary Agreements and the agreements set forth on Schedule 4.4(e) of the Seller’s Disclosure Letter.

Section 4.5          Absence of Certain Changes. Since the date of the balance sheet included in the Unaudited Financial Statements until the date of this Agreement, (i) the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course; and (ii) none of the Company or any of its Subsidiaries has taken any action that would, after the date hereof, be prohibited (or for which Seller would be required to seek Buyer’s consent) pursuant to Section 6.1 hereof. Since the Balance Sheet Date until the date of this Agreement, there has not occurred any event that would reasonably be expected to have a Company Material Adverse Effect.

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Section 4.6          Compliance with Laws. Since January 1, 2012, the Company and its Subsidiaries have complied in all material respects with, are not in material violation of, and have not received any written notice of any violation with respect to, any Laws applicable to them.

Section 4.7          Governmental Authorization. Each material Permit (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of the business of the Company or any of its Subsidiaries as currently conducted or the holding of any such interest (collectively, “Company Authorizations”), has been issued or granted to the Company or its Subsidiary, as applicable, by the applicable Government Entity. The Company Authorizations are valid and in full force and effect, except where the failure to be valid and in full force and effect, individually or in the aggregate, would not be material to the Company and its Subsidiaries, taken as a whole. The Company Authorizations constitute all material Permits required to permit the Company and its Subsidiaries to operate or conduct their business as presently conducted or hold any interest in its properties or assets. The Company and its Subsidiaries are in compliance in all material respects with the terms of such Company Authorizations. Since January 1, 2012, neither the Company nor any of its Subsidiaries has received written notice from any Government Entity of any material violation with respect to any such Company Authorizations.

Section 4.8          Litigation. There is no Litigation pending or, to the Knowledge of Seller, threatened, against or affecting the Company or any of its Subsidiaries, or any of their respective businesses, properties, assets, rights or Permits, other than such Litigation that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.9          Employee Benefit Plans and Compensation.

(a)      Each material employee compensation or benefit plan, contract, policy or arrangement (including each employment, change in control, retention, severance, termination or equity or equity based compensation plan, program or agreement) which is sponsored, maintained, contributed to or required to be contributed to by the Company or a Subsidiary of the Company in which Company Employees participate or to which the Company or a Subsidiary of the Company is a party as of the date hereof (collectively, and without regard to the materiality qualifier, the “Benefit Plans”) is listed on Schedule 4.9(a) of Seller’s Disclosure Letter. The Company and its Subsidiaries do not have any liability under Title IV of ERISA which has not been satisfied in full, and no events have occurred which are reasonably likely to result in such liability, including on account of an ERISA Affiliate. Copies of all material Benefit Plans and any amendments thereto, or, in either case, summaries thereof, have been provided or made available to Buyer.

(b)      The Company and its Subsidiaries do not (and have not within the six year period prior to the date hereof) maintain, sponsor, participate in, or contribute to, any Benefit Plan subject to Title IV of ERISA or Section 412 of the Code.

(c)      The Company and its Subsidiaries do not contribute to, are not obligated to contribute to and have no liability with respect to any “multiemployer plan,” as

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defined in Section 3(37) of ERISA. The Company and its Subsidiaries do not maintain, sponsor, participate in or contribute to any multiple employer plan or to any plan described in Section 413 of the Code.

(d)      Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Benefit Plan has been operated and administered, in all material respects, in accordance with its terms and applicable Law. Each Benefit Plan intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination from the IRS or is a prototype plan for which a favorable opinion letter has been issued and no event has occurred since the date of such determination which would reasonably be expected to result in the loss of such qualification.

(e)      Except as set forth on Schedule 4.9(e) of Seller’s Disclosure Letter, no Benefit Plan provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other material retiree employee welfare benefits to any person for any reason, except as may be required by Consolidated Omnibus Budget Reconciliation Act or other applicable statute.

(f)       Except as set forth on Schedule 4.9(f) of Seller’s Disclosure Letter or as otherwise provided herein, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or in conjunction with the occurrence of any additional or subsequent events) (x) constitute an event under any Benefit Plan that will result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of Indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits or (y) result in any “excess parachute payments” within the meaning of Section 280G(b)(i) of the Code.

(g)      No Benefit Plan that is subject to Section 409A of the Code has failed to satisfy the documentary requirements of Section 409A of the Code in any material respect or has been operated in a manner that could give rise to a material Tax under Section 409A of the Code for which the Company or any Subsidiary would be liable.

(h)      No Benefit Plan contains any provision with respect to a gross-up or reimbursement with respect to Taxes imposed pursuant to Section 4999 or 409A of the Code to the extent any such Taxes will be imposed in connection with the consummation of the transactions contemplated hereby. There are no pending claims with respect to any Benefit Plan, other than routine claims for benefits.

Notwithstanding anything to the contrary contained herein, this Section 4.9, taken together with Section 4.10, contains the sole and exclusive representations and warranties of Seller with respect to Benefit Plans, and no other provision of this Agreement shall be deemed to contain any express or implied representations or warranties relating to Benefit Plans.

Section 4.10        Labor Matters.

(a)      (i) The Company and its Subsidiaries are not a party to, or bound by, any collective bargaining agreement, labor agreement, works council agreement, or similar agreement (collectively, a “Collective Bargaining Agreement”) with any labor union, trade union, works council or other labor organization (collectively, a “Labor Organization,”); (ii) the

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Company and its Subsidiaries are not a party to any collective bargaining relationship with any Labor Organization; (iii) no Company Employees are represented by a Labor Organization with respect to their employment with the Company or any of its Subsidiaries; (iv) as of the date of this Agreement, no Labor Organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Seller, threatened to be brought or filed with the National Labor Relations Board or any other Government Entity; and, (v) to the Knowledge of Seller, there are no current union organizing activities with respect to any of the employees of the Company or any of its Subsidiaries.

(b)      Since January 1, 2012, there has been no, and to the Knowledge of Seller, there is no threatened: (i) material grievance, material arbitration, lockout, work stoppage, walk-out, slowdown, strike or other material labor dispute against or affecting (but only to the extent not generally affecting other similarly situated businesses or enterprises) the Company or any of its Subsidiaries, or (ii) material unfair labor practice charge or complaint before the National Labor Relations Board or any other Government Entity. To the Knowledge of Seller, none of the Company, its Subsidiaries or any of their employees, agents or Representatives have committed any material unfair labor practice as defined in the National Labor Relations Act or any similar Law.

(c)      The Company and its Subsidiaries are in material compliance in all material respects with all Laws pertaining to labor, employment and employment practices including, but not limited to, all Laws regarding health and safety, wages and hours, labor relations, employment discrimination, disability rights or benefits, equal opportunity, immigration, plant closures and layoffs, affirmative action, employee leave issues, unemployment insurance and workers’ compensation, and the Company and its Subsidiaries are not, and have not been since January 1, 2012, a party to any material Litigation alleging a violation of any Law pertaining to labor, employment or employment practices and, to the Knowledge of Seller, no such Litigation is pending or threatened.

(d)      As of the date hereof, to the Knowledge of Seller, no manufacturers, contractors and subcontractors engaged in the manufacturing of products for the Company and its Subsidiaries (“Manufacturers”) are in material violation of any applicable Laws respecting employment and employment practices. To the Knowledge of Seller, since January 1, 2012, no complaint, claim, lawsuit, charge or similar action has been made against any Manufacturers that would reasonably be expected to result in material liability to the Company or any of its Subsidiaries.

(e)      In the 18 months prior to the date hereof, the Company and its Subsidiaries have not (i) effectuated a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act and any similar state or local Law relating to plant closings or layoffs (the “WARN Act”)), (ii) effectuated a “mass layoff” (as defined in the WARN Act), or (iii) undertaken any other similar action requiring advance notice of such action to affected employees, employee representatives or Government Entities.

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(f)       To the Knowledge of Seller, since January 1, 2012, the Company and its Subsidiaries: (i) have properly classified and treated all of their workers as independent contractors or employees, (ii) have properly classified and treated all of their employees as “exempt” or “nonexempt” from overtime requirements under applicable Law, (iii) are not delinquent in any material respect in any payments to, or on behalf of, any current or former independent contractors or employees for any services or amounts required to be reimbursed or otherwise paid, (iv) have withheld and reported all material amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to any current or former independent contractors or employees, and (v) are not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Government Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees (other than routine payments to be made in the normal course of business and consistent with past practice). The Company and its Subsidiaries do not have any material liability as a result of any misclassification of any Person as an independent contractor rather than as an employee.

(g)      To the Knowledge of Seller, no Company Employee is in material violation of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, non-competition agreement, restrictive covenant or other similar obligations: (i) to the Company or any of its Subsidiaries or (ii) to a former employer of any such Company Employee, in each case, to the extent such material violation relates (A) to the right of any such Company Employee to be employed by the Company or any of its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information in connection with such Person’s employment with the Company or its Subsidiaries.

Notwithstanding anything to the contrary contained herein, this Section 4.10, taken together with Section 4.9, constitutes the sole and exclusive representations and warranties of Seller with respect to labor and employment matters, and no other provision of this Agreement shall be deemed to contain any express or implied representations or warranties relating to such matters.

Section 4.11        Tax Matters. Except as set forth on Schedule 4.11 of Seller’s Disclosure Letter:

(a)      the Company and its Subsidiaries have timely filed all income and other material Tax Returns required to have been filed by them;

(b)      all such Tax Returns are true and correct, accurate and complete in all material respects;

(c)      the Company and its Subsidiaries have paid or accrued for all income and other material Taxes, including any Taxes imposed by Section 541 of the Code, owed by them which were due and payable (whether or not shown on any Tax Return);

(d)      neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return;

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(e)      there have been no claims against, or inquiries of, the Company or any of its Subsidiaries in writing by a Government Entity, including in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns, that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction;

(f)       there are no Encumbrances on any of the Company’s or any of its Subsidiaries’ assets that arose in connection with any failure (or alleged failure) to pay any Tax;

(g)      no Tax deficiency has been asserted in writing against or with respect to the Company or any of its Subsidiaries by any Government Entity which Tax remains unpaid;

(h)      the Company and its Subsidiaries have collected or withheld all Taxes currently required to be collected or withheld by them, and all such Taxes have been paid to the appropriate Government Entities or, if not yet due and payable, set aside in appropriate accounts for future payment when due;

(i)       neither the Company nor any of its Subsidiaries has granted or is subject to any waiver of the period of limitations for the assessment of Tax for any currently open taxable period;

(j)       the Company and its Subsidiaries are not required to include in income after the Closing Date any amount for (A) an adjustment pursuant to Section 481 of the Code or the regulations thereunder, (B) a closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) or (C) a prepaid amount received on or prior to the Closing Date;

(k)      neither the Company nor any of its Subsidiaries is party to any Tax allocation or sharing agreement;

(l)       neither the Company nor any of its Subsidiaries (1) has been a member of an affiliated group of corporations (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return or (2) has any liability for the Taxes of any Person, under Regulations Section 1.1502−6 or any similar provision of state, local or foreign Law, as a transferee or successor, by contract or otherwise;

(m)     there are no audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of the Company or any of its Subsidiaries currently pending, and, to the Knowledge of Seller, no such audits have been threatened in writing;

(n)      neither the Company nor any of its Subsidiaries has engaged in any “reportable transaction” or “listed transaction” identified pursuant to Treasury Regulation Section 1.6011−4 or any similar provision of state, local, or foreign law;

(o)      since January 1, 2012, neither the Company nor any of its Subsidiaries has distributed stock of another corporation, or has had its stock distributed by

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another corporation, in a transaction that was governed, or purported or intended to be governed, in whole or in part, by Section 355 of the Code; and

(p)      all related party transactions involving the Company or its Subsidiaries have been conducted at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any other Tax Law. The Company has maintained documentation (including any applicable transfer pricing studies) in connection with such related party transactions in accordance with Sections 482 and 6662 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any other Tax Law.

Notwithstanding anything to the contrary contained herein, this Section 4.11 constitutes the sole and exclusive representations and warranties of Seller with respect to Tax matters, including any matters arising under the Code or other applicable Laws, and no other provision of this Agreement shall be deemed to contain any express or implied representations or warranties relating to such matters.

Section 4.12        Properties; Absence of Encumbrances.

(a)      Schedule 4.12(a) of Seller’s Disclosure Letter contains a list, as of the date hereof, of all real property owned in whole or in part by the Company or any of its Subsidiaries (collectively, the “Owned Real Property”). The Company or its applicable Subsidiary has good, valid and insurable title in fee simple to the Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances and Encumbrances that will be released at or prior to the Closing. To the extent available to the Company or its Subsidiaries, the Company has made available to Buyer all title insurance policies, property condition reports, appraisal and valuation reports, and surveys for each Owned Real Property. There are no outstanding options, rights of first offer, rights of reverter or rights of first refusal to purchase Owned Real Property or any portion thereof or interest therein. None of the Company or any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein unless otherwise disclosed on Schedule 4.12(a) of Seller’s Disclosure Letter.

(b)      Schedule 4.12(b) of Seller’s Disclosure Letter sets forth a list of all real property currently leased, subleased or licensed by Company and its Subsidiaries (the “Leased Real Property”; together with the Owned Real Property, the “Company Property” and the lease, sublease, license or other occupancy agreement relating to the Leased Real Property to which the Company is a party or by which it is bound, as amended, restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Lease Agreements”). The Company has made available to Buyer a true, correct and complete copy of each Lease Agreement and all amendments or modifications thereto. All Lease Agreements are valid and effective and enforceable in accordance with their respective terms except as such enforceability may be subject to the Laws of general application relating to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and the relief of debtors and rules of Law governing specific performance, injunctive relief, or other equitable remedies. The Company or its applicable Subsidiary has performed, in all material respects, and to the Knowledge of Seller each other party to any Lease Agreement has performed in all material respects, all of its obligations under each Lease Agreement. With respect to each Lease Agreement, there is not

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any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or its applicable Subsidiary or, to the Knowledge of Seller, any other party to any Lease Agreement, and no rentals are past due. The Company or its applicable Subsidiary has not sent or received any written notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any Lease Agreement, which has not been fully remedied and withdrawn.

(c)      Schedule 4.12(c) of Seller’s Disclosure Letter sets forth a list of all real property currently leased, subleased, franchised or licensed by a third party from the Company or its Subsidiaries or otherwise used or occupied by such third party (the “Third Party Property”) and each lease, sublease, franchise, license or other occupancy agreement relating to the Third Party Property to which such party is bound, the name of the such third party, the amounts paid to the Company or its Subsidiaries thereunder, the date, term and renewal terms of such lease, sublease, franchise, license, or other occupancy right and each amendment thereto (the “Third Party Property Agreements”), the location, and whether any default currently exists thereunder. The Company has made available to Buyer a true and complete copy of each Third Party Property Agreement.

(d)      To the Knowledge of Seller, (i) the Company Property, taken as a whole, is in good operating condition and repair (subject to normal wear and tear) and free from material structural, physical and mechanical defects and (ii) neither the Company nor any of its Subsidiaries owes any brokerage commissions or finders’ fees with respect to any Leased Real Property or would owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements.

(e)      Schedule 4.12(e) of Seller’s Disclosure Letter sets forth a list, as of the date hereof, of all locations that will be closed as a result of lease buyout or termination agreements that have been executed.

(f)       Schedule 4.12(f) of Seller’s Disclosure Letter sets forth a list, as of the date hereof, of all new locations that are contemplated to be opened for which the underlying real estate is currently Company Property.

(g)      Schedule 4.12(g) of Seller’s Disclosure Letter sets forth a list, as of the date hereof, of all stores that are currently under renovation or construction, indicating the location and construction/renovation costs, except for renovations (with regard to individual locations) that cost less than $100,000.

(h)      Except as set forth on Schedule 4.12(h) of Seller’s Disclosure Letter, no Lease Agreement contains a provision restricting the Company or any of its Affiliates from opening or operating another location within a restricted radius of an existing location.

(i)       The Company and its Subsidiaries, as applicable, have and, immediately prior to the Closing, will have (x) valid leasehold interests in all leased properties and assets, and (y) good and valid title to all other assets to the extent that any of (x) or (y) is material in operating any of their properties in the manner they are currently operated, including all such properties or assets owned by the Company and its Subsidiaries shown on the balance

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sheet included in the Unaudited Financial Statements, other than properties and assets disposed of in the ordinary course of business.

(j)       None of the Company or any Subsidiary has received any written notice that any condemnation proceedings are threatened with respect to any of the Owned Real Property, Leased Real Property or Third Party Property.

Section 4.13        Intellectual Property and Information Technology.

(a)      Schedule 4.13(a) of Seller’s Disclosure Letter sets forth a correct and complete list of all (i) issued Patents and Patent applications, (ii) Trademark registrations and applications (including domain names), and (iii) Copyright registrations and applications owned by the Company or any of its Subsidiaries in any jurisdiction in the world. The Company or a Subsidiary of the Company is the sole and exclusive beneficial and record owner of all of the Intellectual Property items set forth in Schedule 4.13(a) of Seller’s Disclosure Letter, and, to the Knowledge of Seller, all such Intellectual Property is subsisting, valid, and enforceable.

(b)      The Company and its Subsidiaries own, or have a valid right to use, free and clear of all Encumbrances (other than Permitted Encumbrances), all Intellectual Property used or held for use in, or necessary to conduct, the business of the Company and its Subsidiaries. For the avoidance of doubt, this Section 4.13(b) shall not be construed as a representation or warranty related to the infringement, misappropriation, or other violation of any Person’s Intellectual Property rights which is subject to Section 4.13(c).

(c)      The conduct of the business of the Company and its Subsidiaries (including the products and services of the Company and its Subsidiaries) as currently conducted does not infringe, misappropriate, or otherwise violate in any material respect any Person’s Intellectual Property rights, and there is no such Litigation pending or threatened in writing (including in the form of offers or invitations to obtain a license).

(d)      To the Knowledge of Seller, and except as set forth on Schedule 4.13(d) of Seller’s Disclosure Letter, no Person is materially infringing, misappropriating, or otherwise violating any Intellectual Property owned by the Company or its Subsidiaries, and no such Litigation has been asserted or threatened in writing against any Person.

(e)      The Company and its Subsidiaries take commercially reasonable measures to protect the confidentiality of material Trade Secrets.

(f)       Each current and former employee, officer, consultant, and contractor of the Company or any of its Subsidiaries who has created material Intellectual Property used or held for use by the Company and its Subsidiaries has executed a proprietary information and inventions agreement assigning such Intellectual Property to the Company or a Subsidiary of the Company.

(g)      With respect to the use of the Information Technology in the business of the Company and its Subsidiaries, to the Knowledge of Seller (i) no material capital expenditures are necessary with respect to such use other than capital expenditures in the ordinary course of business, (ii) the Company and its Subsidiaries have not experienced any

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material defects or disruptions in such Information Technology, including any material error or omission in the processing of any transactions other than defects which have been corrected, and (iii) since January 1, 2012, there have been no material security breaches of or unauthorized access to such Information Technology systems. The Company and its Subsidiaries have evaluated their use of and access to the Information Technology, disaster recovery and backup needs and have implemented plans and systems that, to the Knowledge of Seller, reasonably address their assessment of risk.

(h)      To the Knowledge of Seller, there is no jurisdiction in which the Company or any of its Subsidiaries currently operates or currently proposes to operate in which the Trademarks set forth on Schedule 4.13(h) of the Seller’s Disclosure Letter are not available for use and registration by the Company or any of its Subsidiaries in connection with the types of products and services currently offered by the Company and its Subsidiaries.

(i)       To the Knowledge of Seller, the Company and its Subsidiaries are in compliance in all material respects with their own rules, policies, and procedures, and all legally binding credit card company and other financial institution, industry or other applicable security standards and requirements, including the payment card industry requirements, to the extent applicable, relating to privacy, data protection, and the collection, retention, protection and use of personal information collected, used, or held for use by the Company and its Subsidiaries. No Litigation has been asserted or threatened in writing against the Company or its Subsidiaries alleging a violation of any Person’s privacy or personal information or data rights. The Company takes commercially reasonable measures to ensure that such information is protected against unauthorized access, use, modification, disclosure, or other misuse.

Section 4.14        Material Contracts.

(a)      Schedule 4.14(a) of Seller’s Disclosure Letter contains a list, as of the date hereof, of the following Contracts (each, a “Material Contract”) to which the Company or any of its Subsidiaries is a party, or bound by, or under which their respective businesses or assets are bound:

(i)   any vendor or supply Contract involving expenditures of greater than $500,000 per year by the Company or any of its Subsidiaries for the purchase of goods or services;

(ii)  any employment, independent contractor or consulting Contract with an employee or consultant, independent contractor or salesperson that would reasonably be expected to result in payment in excess of $200,000 in any year, whether or not such service provider is terminable by the Company at will and without penalty;

(iii) any employment, severance or other agreement or any plan, including any severance, stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence

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of any additional subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including any severance or change of control agreements);

(iv) any lease of personal property or equipment requiring payments of greater than $50,000 per year;

(v)  any Contract requiring capital expenditures in the future in excess of $50,000 individually or $100,000 in the aggregate;

(vi) any Contract relating to the disposition or acquisition of material assets or any material interest in any business enterprise outside the ordinary course of the business;

(vii)        any mortgages, indentures, guaranties, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(viii)      any Contract containing covenants of the Company or other obligations of the Company granting any current or future commitments regarding exclusive rights;

(ix) any Contract containing any non-competition, non-solicitation, “most favored nations,” restriction on the operation or scope of its business or operations, or similar terms, in each case, prohibiting or limiting the right of the Company to make, sell or distribute any products or services or any Contract (other than any Lease Agreement) prohibiting the Company or its Subsidiaries from competing in any line of business or with any other Person in any geographical area;

(x)  any licenses or material co-existence agreements or settlement agreements with respect to, or options to purchase or acquire, material Intellectual Property (whether the Company or a Subsidiary of the Company is (1) grantor or (2) grantee), but excluding non-exclusive licenses that are not material to the Company and its Subsidiaries, and non-exclusive customer agreements entered into by the Company or any of its Subsidiaries in the ordinary course of business, and excluding licenses of commercially available software that either are not material to the Company and its Subsidiaries or were entered into by the Company or any of its Subsidiaries in the ordinary course of business;

(xi) any joint venture, partnership, membership, voting trust or similar Contracts;

(xii)        any other Contract not identified in clauses (i) through (xi) above with any of its officers, directors, employees, Affiliates or members (or any Affiliates of any of the foregoing); or

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(xiii)      any other Contract not identified in clauses (i) through (xii) above that involves $500,000 or more and is not cancelable by the Company without penalty within 90 days.

(b)      The Company has made available to Buyer true, correct and complete copies of all Material Contracts, including each amendment, supplement or modification thereto, as in effect on the date hereof. The Company is in compliance in all material respects with, and has not materially breached, violated or defaulted under, or received written notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any Material Contract, nor does Seller have any Knowledge of any event that would constitute such a material breach, violation or default with the lapse of time, giving of notice or both, nor to the Knowledge of Seller is any party obligated to the Company pursuant to any such Material Contract in material breach, violation or default thereunder. None of the parties to any Material Contract has terminated or given written notice of termination to the Company or any of its Subsidiaries of any such Material Contract. Each Material Contract is valid and binding and in full force and effect and the legal, binding obligation of the Company or the Subsidiary of the Company party thereto and, to the Knowledge of Seller, each other party thereto, except to the extent that the same may be subject to the Laws of general application relating to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and the relief of debtors and rules of Law governing specific performance, injunctive relief, or other equitable remedies.

Section 4.15        Interested Party Transactions. To the Knowledge of Seller, except as set forth on Schedule 4.15 of Seller’s Disclosure Letter, neither Seller nor any of its Affiliates, nor any officer, director or employee of the Company, Seller or any of their Affiliates (nor, to the Knowledge of Seller, any ancestor, sibling, descendant or spouse of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest) (Seller, such Affiliates and other Persons, collectively “Related Parties”) has directly or indirectly (i) any interest (other than a de minimis interest in a publicly traded entity) in any entity that sells or furnishes to the Company or any of its Subsidiaries any goods or services or (ii) is a party to any Material Contract to which the Company or any of its Subsidiaries is a party (other than, in the cause of clauses (i) or (ii) above, in the ordinary course of business on arms’ length terms). No officer, director, employee, or member of the Company, Seller or any of their Subsidiaries has any loans outstanding from the Company or any of its Subsidiaries except for business expenses or other loans made in the ordinary course of business, consistent with past practices, to directors or employees of the Company or any of its Subsidiaries. No fee or other payment is payable to the Related Parties as a result of the transactions contemplated hereby, except as set forth on Schedule 4.15 of Seller’s Disclosure Letter

Section 4.16        Environmental Matters. The Company and its Subsidiaries: (i) are in compliance in all material respects with all Environmental Laws, which compliance includes, but is not limited to, the possession of all material Permits required under all Environmental Laws for the operation of their business as presently conducted, and compliance in all material respects with the terms and conditions thereof and, to the Knowledge of Seller, there are no circumstances that would prevent or interfere with such compliance as of immediately prior to the Closing; (ii) since January 1, 2012, have not received, nor does the Seller have Knowledge of, any actual or threatened Environmental Claim against the Company or any of its Subsidiaries

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or any Person whose liability for any Environmental Claim any of them have retained or assumed either contractually or by operation of law; (iii) are not subject to any outstanding Order or Environmental Claims pursuant to or under any Environmental Law; (iv) to the Knowledge of Seller, have not released, discharged, disposed of or emitted any Hazardous Substances at or from any Company Property, or exposed any Person to Hazardous Substances, in violation of any Environmental Law or as would reasonably be expected to give rise to any material liability, or any material corrective or remedial obligation under any Environmental Laws; or (v) since January 1, 2012, entered into any agreement that requires it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person for any material liabilities under Environmental Law. The Company has made available to Buyer all material environmental audits and environmental assessments, reports, data, results of investigations and other information in the Seller’s, the Company’s or their respective Affiliates’ possession or reasonable control regarding environmental matters relating to any facility owned or leased by the Company or any of its Subsidiaries, or the compliance or noncompliance by the Company or any of its Subsidiaries under any Environmental Law. None of Seller, the Company or any of the Company’s Subsidiaries is required by any Environmental Law or by virtue of the consummation of the transactions set forth in this Agreement and contemplated hereby to give notice to or receive approval from any Government Entity. None of Seller, the Company or any of the Company’s Subsidiaries is required by any Environmental Law to (i) perform a site assessment for Hazardous Substances, (ii) remove or remediate Hazardous Substances or (iii) record or deliver to any Person any disclosure document or statement pertaining to environmental matters. Notwithstanding anything herein to the contrary, the representations and warranties in this Section 4.16 are the sole and exclusive representations and warranties of the Seller with respect to any environmental, health or safety matters, including any arising under or relating to Environmental Laws or relating to Hazardous Substances.

Section 4.17        Products. Since January 1, 2012, there has not been any, and there is no pending or, to the Knowledge of Seller, threatened in writing, recall or investigation of, or with respect to, any of the Company Products, or claim against the Company or any of its Subsidiaries under any applicable Law governing (i) manufacturers’ and distributors’ liabilities for the safety of such products or (ii) manufacturers’ liabilities alleging the defectiveness of such products, other than claims of customers in the ordinary course of business which, individually or in the aggregate, are not material to the Company or any of its Subsidiaries.

Section 4.18        Suppliers. Schedule 4.18 of Seller’s Disclosure Letter lists the 10 largest suppliers of goods and services to the Company and its Subsidiaries, taken as a whole, for the fiscal year ended December 31, 2013, based on amounts paid by the Company and its Subsidiaries to such suppliers during such period (each, a “Significant Supplier”). To the Knowledge of Seller, as of the date hereof, no Significant Supplier has expressed in writing its intention to terminate any Contract between such Significant Supplier and the Company or a Subsidiary of the Company.

Section 4.19        Ethical Practices. None of the Company or any of its Subsidiaries nor any of their respective directors or executive officers nor, to the Knowledge of Seller, any of their respective agents, non-executive officers or employees has (a) used any funds of the Company or any of its Subsidiaries or used any other funds for the benefit of the Company or its Subsidiaries for unlawful contributions, gifts, entertainment or other unlawful expenses related to

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political activity, (b) made any unlawful payment or offered anything of value using the funds of the Company or any of its Subsidiaries or used any other funds for the benefit of the Company or its Subsidiaries to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (c) made any other unlawful payment either using the funds of the Company or any of its Subsidiaries or for the benefit of the Company or any of its Subsidiaries, or (d) violated any applicable anti-corruption, anti-money laundering or anti-terrorism law or regulation, including the Foreign Corrupt Practices Act of 1977, as amended.

Section 4.20        Insurance. Schedule 4.20 of Seller’s Disclosure Letter lists all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries, including the type of coverage, the carrier and the policy number(s). Such policies and bonds are in full force and effect, all premiums due and payable have been paid, and no notice of default, cancellation or termination, coverage limitation or reduction or material premium increase with respect to any such policy has been received by the Company or any of its Subsidiaries. The Company and its Subsidiaries have complied in all material respects with the terms and provisions of such policies and bonds. There is no material claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds.

Section 4.21        Unclaimed or Abandoned Property; Escheat. Except as set forth on Schedule 4.21 of Seller’s Disclosure Letter, the Company and its Subsidiaries are in compliance in all material respects with the Laws of the various states dealing with abandoned or unclaimed property or escheat. Except as set forth on Schedule 4.21 of Seller’s Disclosure Letter, the Company or the applicable Subsidiaries of the Company have reported and remitted to each state as and to the extent required by Law all amounts held, due or owing by the Company or such Subsidiary in the course of the operations of the business of the Company and its Subsidiaries and remaining unclaimed or unpaid for a period of time such that they are presumed abandoned under the Laws of the state of residence of the owner of such amounts as reflected on the Books and Records of the Company and its Subsidiaries (or, if the owner(s) of any such amounts are unknown or the state of residence of the owner(s) of any such amounts cannot be determined from the Books and Records of the Company and its Subsidiaries, then under the Laws of the state in which the Company or such Subsidiary, as applicable, is incorporated). No amounts which are, or would be, or would become, unclaimed property or presumed abandoned under state Laws dealing with abandoned or unclaimed property have been written off, written or reversed to income, or otherwise removed or excluded from the liabilities set forth on the Balance Sheet or the Financial Statements.

Section 4.22        No Ownership of Buyer Common Stock. None of the Company or any of its Subsidiaries owns, directly or indirectly, any shares of Buyer Common Stock.

Section 4.23        Finders’ Fees. Except as set forth on Schedule 4.23 of Seller’s Disclosure Letter, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company who would be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with this Agreement, any of the Ancillary Agreements or the transactions contemplated hereby and thereby.

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Section 4.24        No Other Representations or Warranties. Except for representations and warranties contained in Article IV of this Agreement or in any Ancillary Agreement to which Seller is a party (including any certificates or other instrument delivered in connection therewith), neither Seller or any other Person makes any other express or implied representation or warranty on behalf of or relating to the Company or its Subsidiaries.

ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATING TO BUYER

Except as set forth in Buyer’s Disclosure Letter and as disclosed in the Buyer SEC Reports filed with the SEC at least two Business Days prior to the date hereof (excluding any disclosures set forth in any “risk factors” or “forward-looking statements” section) where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation or warranty is reasonably apparent on the face of such disclosure, Buyer represents and warrants to Seller as follows:

Section 5.1          Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Buyer has all requisite corporate power and authority to carry on its business as now being conducted and to own, lease and operate its properties and assets.

Section 5.2          Capitalization; Subsidiaries

(a)      The authorized capital stock of Buyer, as of the date of this Agreement, consists of (i) 45,000,000 shares of Buyer Common Stock, of which as of January 28, 2014, 27,988,392 were issued and were outstanding and (ii) 500,000 shares of preferred stock, of which 450,000 have been designated as Buyer Series A Preferred Stock, and none of which are issued and outstanding as of the date of this Agreement. Except for the issuance of shares to Seller pursuant to this Agreement and as set forth on Schedule 5.2(a) of Buyer’s Disclosure Letter, Buyer has not granted to any Person any preemptive or other similar rights with respect to any equity or other similar interest in Buyer, and there are no offers, options, warrants, profits interests, rights, agreements or commitments of any kind (whether written, oral, contingent or otherwise) entered into or granted by Buyer relating to the issuance, conversion, exchange, registration, voting, sale or transfer of any equity or other similar interests or other equity securities of Buyer or obligating Buyer to purchase or redeem any of such equity, or other similar interests or securities. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the equity, or other similar interests in Buyer. Buyer does not have any authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the holders of any equity or other similar interest in Buyer. There are no proxies and no voting agreements or voting trusts or other voting arrangements with respect to any equity or other similar interests in Buyer.

(b)      Schedule 5.2(b) of Buyer’s Disclosure Letter sets forth a true and complete list of each Subsidiary of Buyer, such Subsidiary’s jurisdiction of organization and the

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authorized, issued and outstanding capital stock or other equity securities of such Subsidiary. Each of the outstanding shares of capital stock or other equity securities of each of Buyer’s material Subsidiaries is duly authorized, validly issued, and, as applicable, fully paid and non-assessable, and is owned, directly or indirectly, by Buyer, free and clear of any Encumbrances, except (i) restrictions on transfer under applicable securities laws and (ii) and Encumbrances relating to Buyer’s Indebtedness for borrowed money.

Section 5.3          Authority.

(a)      Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and the consummation of each of the Ancillary Agreements to which it is a party, and each of the transactions contemplated hereby or thereby, including the acquisition of the Equity Consideration by Seller, have been duly and validly authorized and no additional corporate or stockholder authorization or consent is required in connection with the execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which it is a party or the consummation of any of the transactions contemplated hereby or thereby.

(b)      The Board of Directors of Buyer, at a meeting duly called and held, has duly and unanimously and validly approved and taken all corporate action required to be taken by the Board of Directors to authorize the consummation of the transactions contemplated by this Agreement. Such approvals and corporate action are sufficient to (i) render the provisions of Section 203 of the General Corporation Law of the State of Delaware or any other Takeover Statute inapplicable to this Agreement, the Purchase and the transactions contemplated hereby and (ii) exempt Seller and its Affiliates from being an “Acquiring Person” under the Rights Agreement after giving effect to the transactions contemplated hereby, including the Issuer Tender Offer, unless and until Seller or its Affiliates shall acquire additional beneficial ownership of additional shares of Buyer Common Stock as described in Exhibit D. Assuming the accuracy of the representations and warranties of Seller set forth in Section 3.9 and the performance of the Seller’s obligations pursuant to this Agreement and the Ancillary Agreements, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any “Distribution Date” or “Shares Acquisition Date”, as such terms are defined under the Rights Agreement, or enable or require the rights under the Rights Agreement to be exercised, exchanged, adjusted, separated, distributed or triggered as a result thereof.

Section 5.4          Consents and Approvals. Other than in connection with the HSR Act, Buyer is not required to obtain any authorization, waiver, consent or approval of, or make any filing or registration with, or give any notice to, any Government Entity or to obtain any Permit in connection with the execution, delivery and performance by Buyer of this Agreement or each of the Ancillary Agreements to which it is a party or the consummation of any of the transactions contemplated hereby or thereby.

Section 5.5          Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which Buyer is a party, and

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the consummation by Buyer of the transactions contemplated hereby and thereby, do not and will not, with or without the giving of notice, the lapse of time or both, (i) conflict with or violate any provision of the certificate of incorporation or the bylaws of Buyer, (ii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of the notices and filings referred to in Section 5.4, conflict with, or result in the breach of, or constitute a default under, or result in the termination, Encumbrance, vesting, cancellation, modification or acceleration of any right or obligation of Buyer or any of its Subsidiaries under, or result in a loss of any benefit to which Buyer or any of its Subsidiaries is entitled under, any Contract or other agreement or instrument, or (iii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings (A) referred to in Section 5.4 or (B) required to be received or made by the Company or by Seller, violate or result in a breach of or constitute a default under, in any material respect, any Law or Order to which Buyer or any of its Subsidiaries is subject or under any Permit of Buyer or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to impair or delay materially the ability of Buyer to perform its obligations hereunder or thereunder.

Section 5.6          Binding Effect. This Agreement has been duly executed and delivered by Buyer and each of the Ancillary Agreements to be executed by Buyer will, on the date such Ancillary Agreement is executed and delivered pursuant to the terms hereof, be duly executed and delivered by Buyer, and, subject to the due authorization and execution and delivery by the other parties to such agreements, this Agreement and the Ancillary Agreements will, upon due execution and delivery, be legal, valid and binding obligations of Buyer, enforceable in accordance with its terms, subject to the Laws of general application relating to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and the relief of debtors and rules of Law governing specific performance, injunctive relief, or other equitable remedies.

Section 5.7          Equity Consideration. The Equity Consideration, when issued to Seller pursuant to this Agreement, shall be validly issued, fully paid, non-assessable and free and clear of any Encumbrance (other than restrictions on transfer which arise under applicable securities Laws and other than those arising under the Standstill and Stockholder Agreement) and shall not have been issued in violation of any preemptive rights.

Section 5.8          SEC Matters.

(a)      Buyer has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed, furnished or submitted by it with the SEC under the Exchange Act or the Securities Act since January 1, 2012 (the “Applicable Date”) through the date hereof (the forms, statements, reports and documents filed, furnished or submitted since the Applicable Date through the date hereof, the “Buyer SEC Reports”). Each of the Buyer SEC Reports, at the time of its filing or being furnished or submitted (or, if amended or superseded prior to the date of this Agreement as of the date of such amendment or superseding filing) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder applicable to the Buyer SEC Reports. As of their respective dates (or, if amended or superseded prior to the date of this Agreement, as of the date of such amendment or superseding filing) the Buyer SEC Reports did not contain any untrue

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statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b)      Buyer is in compliance, and Buyer’s performance of its obligations hereunder shall be in compliance, with the applicable listing and corporate governance rules and regulations of NASDAQ.

(c)      Buyer has established and maintained disclosure controls and procedures required by Exchange Act Rules 13a-14 and 15d-14, except as disclosed in the Buyer SEC Reports. Such disclosure controls and procedures are adequate and effective to ensure that information required to be disclosed by Buyer, including information relating to its consolidated Subsidiaries, is recorded and reported on a timely basis to its chief executive officer and chief financial officer by others within those entities.

(d)      Each of the consolidated financial statements of Buyer and its Subsidiaries contained in the Buyer SEC Reports, together with related schedules and notes, presents fairly in all material respects the financial position of Buyer and its consolidated Subsidiaries at the dates indicated and the statement of operations and stockholders’ equity and cash flows of Buyer and its consolidated Subsidiaries for the periods specified, and said financials have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, except as disclosed therein.

Section 5.9          Litigation. Except as set forth in Schedule 5.9 of Buyer’s Disclosure Letter, as of the date of this Agreement, there is no Litigation pending or, to the Knowledge of Buyer, threatened, against or affecting Buyer or any of its Subsidiaries or any of their respective businesses, properties, assets, rights or Permits, including Litigation that challenges the validity or enforceability of this Agreement or seeks to enjoin or prohibit consummation of, or seek other material equitable relief with respect to, the transactions contemplated by this Agreement, other than such actions, suits, proceedings at law or in equity, arbitrations or administrative or other proceedings or investigation, inspection or audit that would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 5.10        No Stockholder Approval.  Assuming the accuracy of the representations and warranties of Seller contained in Section 3.9, the execution by Buyer of this Agreement and each Ancillary Agreement to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby do not require approval of the stockholders of Buyer.

Section 5.11        Financing.

(a)      Schedule 5.11(a) of Buyer’s Disclosure Letter sets forth true, accurate and complete copies of an executed commitment letter, together with all schedules and exhibits thereto, from Goldman Sachs Bank USA (the “Debt Commitment Letter”), pursuant to which, and subject to the terms and conditions thereof, the lender parties thereto have committed to lend a portion of the amounts set forth therein to Buyer for the purpose of funding the

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transactions contemplated by this Agreement and the Ancillary Agreements (the “Debt Financing”).

(b)          As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and has not been withdrawn or terminated or otherwise amended, supplemented or modified in any respect. The Debt Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of Buyer and, to the Knowledge of Buyer, the other parties thereto, enforceable in accordance with its terms. Except for customary fee and engagement letters with respect to the Debt Financing (true, accurate and complete redacted copies of which Buyer has delivered to Seller prior to the date hereof), as of the date hereof, there are no other agreements, contracts, arrangements or understandings relating to the Debt Commitment Letter that could affect the amount, availability or conditionality of the Debt Financing. As of the date hereof, to the Knowledge of Buyer, and assuming that the conditions set forth in Section 7.1 and Section 7.2 shall be satisfied, there is no reason to believe that any of the conditions to the Debt Financing contemplated in the Debt Commitment Letter will not be satisfied or that the Debt Financing will not be made available to Buyer at the Closing. There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing, other than as set forth in the Debt Commitment Letter. Except for fee letters with respect to fees relating to the Debt Financing, as of the date hereof, Buyer has fully paid, or caused to be fully paid, any and all commitment or other fees which are due and payable on or prior to the date hereof pursuant to the terms of the Debt Commitment Letter. No event has occurred which, with or without notice, lapse of time or both, would constitute a material default or breach of Buyer or, to the knowledge of Buyer, of any other party thereto, under any term or condition of the Debt Commitment Letter. The aggregate proceeds from the Debt Financing constitute all of the financing, taken together with the available cash of Buyer, required to be provided by Buyer for the consummation of the transactions contemplated hereby and the Issuer Tender Offer, and are sufficient for the satisfaction of all of Buyer’s obligations with respect to the Issuer Tender Offer and the cash portion of the Purchase Price under this Agreement, including the payment of the Closing Date Cash Purchase Price and the payment of all associated costs and expenses contemplated hereby and thereby.

Section 5.12        Compliance with Laws. Since January 1, 2012, Buyer and its Subsidiaries have complied in all material respects with, is not in violation of, and have not received any written notice of any material violation with respect to, any Laws applicable to them.

Section 5.13        Finders’ Fees. Except for fees that will be paid by Buyer, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates who might be entitled to any fee or commission from Seller, the Company or any of their respective Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.14        Absence of Changes. Since the date of the financial statements included in Buyer’s quarterly report on Form 10-Q filed with the SEC on December 5, 2013, (i) the business of Buyer and its Subsidiaries has been conducted in all material respects in the ordinary course and (ii) until the date of this Agreement, there has not occurred any event that would reasonably be expected to have a Buyer Material Adverse Effect.

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Section 5.15        Undisclosed Liabilities. Neither Buyer nor any of its Subsidiaries is a party to, or has any commitment to become a party to, (i) any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Buyer and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Securities Act)), and including similar collaboration, participation or off-set arrangements or obligations, where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Buyer or any of its Subsidiaries in the Buyer SEC Reports, or (ii) any Contract relating to any transaction or relationship with, or ownership or other economic interest in, any variable interest entity.

Section 5.16        Opinion of Financial Advisor. The Board of Directors of Buyer has received the opinion of each of Goldman, Sachs & Co., Inc. and FinSec, LLC, in each case, dated as of the date hereof, to the effect that, as of the date hereof and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Consideration (as defined therein) to be paid by Buyer for the Transferred Equity Interests pursuant to this Agreement is fair from a financial point of view to Buyer. Neither of such opinions has been amended or rescinded as of the date of this Agreement.

Section 5.17        No Other Representations or Warranties. Except for representations and warranties contained in this Agreement or in any Ancillary Agreement to which Buyer is a party (including any certificates or other instrument delivered in connection therewith), none of Buyer or any other Person makes any other express or implied representation or warranty on behalf of Buyer or relating to Buyer.

ARTICLE VI

COVENANTS

Section 6.1          Conduct of Business.

(a)      Except as (A) set forth on Schedule 6.1 of Seller’s Disclosure Letter, (B) may be expressly required by this Agreement, or (C) required by Law or by a Government Entity, during the period commencing on the date hereof and ending at the earlier of (x) the Closing Date and (y) the date on which this Agreement is terminated in accordance with its terms, Seller shall, and shall cause the Company to, (1) conduct the business of the Company and its Subsidiaries in the ordinary course of business (including with respect to purchases of inventory), (2) use commercially reasonable efforts to preserve the business and operations of the Company and its Subsidiaries substantially intact and (3) use commercially reasonable efforts to maintain existing relations and goodwill with Government Entities, material suppliers and service providers, licensors, licensees, distributors, key employees, creditors, lessors, and independent contractors and use commercially reasonable efforts to keep available the services of the Company’s and its Subsidiaries’ present officers and key employees (provided, that Seller, the Company and their respective Subsidiaries shall be under no obligation to and shall not, without Buyer’s prior written consent, put in place any new retention programs or include

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additional personnel in any existing retention programs unless all payments, liabilities and obligations are paid in full or, alternatively, satisfied by Seller, the Company or any of its Subsidiaries prior to the Closing or otherwise included in Company Transaction Expenses). Without limiting the foregoing sentence, except as (I) set forth on Schedule 6.1 of Seller’s Disclosure Letter, (II) may be expressly required by this Agreement, or (III) required by Law or by a Government Entity, during the period commencing on the date hereof and ending at the earlier of (x) the Closing Date and (y) the date on which this Agreement is terminated in accordance with its terms, Seller shall not permit the Company or any of its Subsidiaries to, and shall cause the Company and its Subsidiaries not to, without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed (provided, that, with respect to clauses (iv) and (viii) below, Buyer may withhold, condition or delay such consent in its sole discretion)), do any of the following:

(i)   amend its certificate of incorporation or its bylaws (or comparable governing documents) in any manner;

(ii)  issue, deliver, sell, pledge, dispose of or encumber or authorize to issue, deliver, sell, pledge, dispose of or encumber, any shares of its capital stock or any equity, membership or other ownership interests, or issue, deliver, sell, pledge, dispose of or encumber, or authorize to issue, deliver, sell, pledge, dispose of or encumber, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any arrangement or Contract with respect to the issuance, delivery, sale, pledging, disposal of or encumbrance of, any shares of its capital stock or any equity, membership or other ownership interests;

(iii) split, combine, subdivide, redeem or reclassify, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any equity, membership or other ownership interests or its other securities;

(iv) sell, lease, sublease, license, transfer, abandon or otherwise dispose of or transfer, or incur any Encumbrances on, any of its properties or assets that are material to its business other than (x) sales of assets in the ordinary course of business in an aggregate amount not to exceed $100,000, (y) Permitted Encumbrances, and (z) non-exclusive licenses of Intellectual Property granted in the ordinary course of business;

(v)  amend, modify or waive performance in any material respect or terminate any Material Contract (other than the expiration of such Material Contract in accordance with its terms) or enter into a Contract that, had such Contract been entered into prior to the date hereof, would have been a Material Contract; provided, however, that the Company and its Subsidiaries may extend or renew, on terms no less favorable in the aggregate to the Company or the applicable Subsidiary or pursuant to the terms that are set forth in such Material Contract, any Material Contract that has expired in accordance with its terms prior to the date hereof or is scheduled to expire in accordance with its terms within six months after the date hereof;

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(vi)(A) incur, assume, endorse or guaranty any Indebtedness of any kind outside the ordinary course of business, except for borrowings from banks (or similar institutions) pursuant to existing credit facilities or (B) make any loans or advances to any other Person, other than routine advances to employees in the ordinary course of business;

(vii)       to the extent that it would reasonably be likely to adversely affect the Company or any of its Subsidiaries in a Tax period or portion thereof beginning after the Closing Date, (1) make, change or rescind any material election relating to Taxes or make any material change in any Tax accounting or reporting principles, methods or policies, (2) prepare any Tax Return that includes the Company or any of its Subsidiaries in a manner that is not consistent with past practice, (3) grant any power of attorney with respect to material Taxes, (4) settle or compromise any material Tax liability, claim or assessment, or (5) file any amended foreign, federal, state, or local income Tax Return or any other material amended Tax Return;

(viii)      (A) waive any rights with a value exceeding $200,000, (B) cancel or forgive any Indebtedness owed to the Company or any of its Subsidiaries, other than intra-company Indebtedness among the Company and its Subsidiaries, or (C) pay, settle or dismiss any claim or Litigation other than claims or Litigation (or series of related claims or related Litigation) seeking solely monetary damages less than $250,000 in the aggregate; provided, that the payment amounts for such claims are paid in full prior to Closing or are reflected in Net Working Capital as a current liability; provided, further, that in no event shall Seller, the Company or any of their respective Affiliates make any agreement in connection with the foregoing which would, or would reasonably be expected to, limit the conduct of the Company’s or its Subsidiaries’ business on or after the Closing Date;

(ix) except as required by applicable Law or GAAP, make any change in the methods, principles and practices of accounting used in preparing the Balance Sheet;

(x)  except to the extent required under any Benefit Plans, or as may be required by Law (including in connection with the exercise of fiduciary duties under any Law) or GAAP, or any Government Entity, (A) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Benefit Plan or materially change the manner in which contributions to any Benefit Plan are made or the basis on which such contributions are determined; (B) commit to or agree with any Government Entity to abide by any funding arrangement or contribution schedule that would purport to be binding on Buyer or its Affiliates following the Closing with respect to any Benefit Plan that is a pension plan; or (C) make any contribution to any Benefit Plan other than in the ordinary course of business or as otherwise required by any Contract in effect on the date hereof or as required by Law or any Government Entity;

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(xi) except to the extent required under the terms of any Benefit Plan, or as required by Law or any Government Entity, (A) adopt, amend or terminate any material Benefit Plan; (B) exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any Benefit Plan; (C) increase or decrease the compensation, bonus or fringe benefits of any Company Employee, except for routine increases in accordance with past practice or any such increases made in connection with the promotion of any Company Employee in the ordinary course of business and in a manner consistent with past practice; (D) pay any bonus, severance, retention or termination pay to any Company Employee, or grant any bonus, retention, severance or termination pay, in each case, as not provided for under any Benefit Plan; (E) grant to any Company Employee any new equity-based award; (F) cancel or forgive any loans to any Company Employees; or (G) hire or terminate any officer other than a termination for cause;

(xii)        terminate any group of Company Employees without complying with applicable Law;

(xiii)       make or commit to make any acquisitions of any corporation, partnership, other business organization or any business, division, substantial portion of assets (except for ordinary course purchases of inventory or similar goods) or properties thereof (whether by merger, consolidation or acquisition of stock or assets or otherwise);

(xiv)      enter into any agreement with respect to the voting of its capital stock;

(xv)       adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization or change the corporate or limited liability company form, as applicable, of the Company or any of its Subsidiaries or merge or consolidate with any Person;

(xvi)      enter into, establish or adopt any Collective Bargaining Agreement;

(xvii)     (A) make an aggregate amount of capital expenditures, capital additions or capital improvements except as provided in the annual operating plan or budget approved by the Board of Directors of the Company and previously made available to Buyer or (B) fail to make the aggregate amount of the budgeted capital expenditures, capital additions or capital improvements and/or changes contemplated by subclause (A) of this Section 6.1(a)(xvii);

(xviii)    reduce the amount of insurance coverage provided by material existing insurance policies that cover the business of the Company and its Subsidiaries or agree or permit any such material existing insurance policy to lapse;

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(xix)       transfer, dispose of, grant, obtain, abandon or permit to lapse any rights to, any material Intellectual Property owned or used by the Company or its Subsidiaries in their respective businesses as currently conducted except in the ordinary course of business, or disclose or agree to disclose to any Person, other than Representatives of Buyer, any material Trade Secret;

(xx)        declare, set aside or pay any non-cash dividend or make any other non-cash distribution to Seller or any of its Affiliates; or

(xxi)       authorize any of, or commit or agree to take any of, the foregoing actions with respect to which it is restricted by the provisions of this Section 6.1.

(b)      Except as (I) may be expressly required in this Agreement, or (II) required by Law or by a Government Entity, during the period commencing on the date hereof and ending at the earlier of (x) the Closing Date and (y) the date on which this Agreement is terminated in accordance with its terms, Buyer shall not, and shall not permit any of its Subsidiaries to, and shall cause its Subsidiaries not to, without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed), do any of the following:

(i)  amend its certificate of incorporation or its bylaws (or comparable governing documents) in any manner disproportionally adverse to Seller;

(ii)  issue, deliver, sell, pledge, dispose of or encumber or authorize to issue, deliver, sell, pledge, dispose of or encumber, any shares of its capital stock, or issue, deliver, sell, pledge, dispose of or encumber, or authorize to issue, deliver, sell, pledge, dispose of or encumber, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any arrangement or Contract with respect to the issuance, delivery, sale, pledging, disposal of or encumbrance of, any shares of its capital stock or any equity, membership or other ownership interests, in each case, except for (A) issuances of stock options or other equity or equity-based awards to directors, officers and employees of Buyer and its Subsidiaries in the ordinary course of business, (B) issuances of Buyer Common Stock in connection with the exercise of options to purchase Buyer Common Stock and (C) Encumbrances incurred in connection with the Debt Financing or any alternative financing permitted hereby;

(iii) other than pursuant to the Issuer Tender Offer, redeem or purchase or otherwise acquire, or offer to redeem or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

(iv) make or commit to make any acquisitions of any corporation, partnership, other business organization or any business, division, or

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any substantial portion of assets or properties thereof (whether by merger, consolidation or acquisition of stock or assets or otherwise) which would reasonably be expected to impair or delay materially the ability of Buyer to perform its obligations hereunder;

(v)  adopt a plan of complete or partial liquidation, dissolution, restructuring or recapitalization;

(vi) take any action, or omit to take any action, that would reasonably be expected to result in the failure of Buyer’s Common Stock to be eligible for listing or, other than pursuant to the Issuer Tender Offer, to otherwise be listed on NASDAQ;

(vii)       declare, set aside or pay any dividend (whether in cash, assets, stock or other property) or make any other distribution; or

(viii)      authorize any of, or commit or agree to take any of, the foregoing actions with respect to which it is restricted by the provisions of this Section 6.1(b).

Section 6.2          Access and Information.

(a)      From the date of this Agreement until the earlier of the Closing Date or termination of this Agreement in accordance with its terms, subject to the terms of this Section 6.2 and the confidentiality obligations set forth in the Confidentiality Agreement and any applicable Law (including any Antitrust Law), Seller shall, and shall cause the Company and its Subsidiaries to, and shall direct its Representatives to (A) afford Buyer and its Representatives reasonable access, during regular business hours and upon reasonable advance notice, to the key employees of the Company and its Subsidiaries, the Books and Records, books and records of Seller (or true and complete copies thereof) solely to the extent related to the Company, the Contracts, the assets and properties of the Company and its Subsidiaries and the key employees and Representatives of Seller who have knowledge relating directly to the Company and its business (including the Schedule 8.2(a)(vi) Matter), (B) furnish, or cause to be furnished, to Buyer and its Affiliates and Representatives any financial and operating data and other information that is within the possession or control of Seller and its Representatives with respect to the Company or its business as Buyer and its Affiliates and Representatives from time to time may reasonably request, and (C) instruct the employees of the Company and its Subsidiaries and the employees and Representatives of Seller and the Company who have knowledge relating directly to the Company and its business to cooperate reasonably with Buyer and its Representatives in their investigation of the Company and its business; provided, however, that in no event shall such access extend to any sampling or analysis of soil, groundwater, building materials or other environmental media of the sort generally referred to as a Phase II environmental investigation without the prior written consent of Seller, which consent shall not be unreasonably withheld, and that in no event shall Buyer or any of its Representatives have access to any information if allowing that access (x) based on advice of counsel to Seller, would reasonably be expected to result in the loss of work product protection or attorney-client

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privilege, or (y) would in the reasonable judgment of Seller (A) result in the disclosure of any material Trade Secrets, unless the applicable information is reasonably necessary for integration purposes and then only if it does not involve the furnishing of information about sensitive fiduciary matters, or (B) violate any obligation of Seller with respect to confidentiality so long as, with respect to confidentiality, Seller has sought to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality; provided, further, that any such access shall be conducted in a manner not to interfere with the business and operation of the Company and its Subsidiaries.

(b)      Between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with its terms, subject to the terms of this Section 6.2(b) and the confidentiality obligations set forth in the Confidentiality Agreement and this Agreement and any applicable Law (including any Antitrust Law), Seller shall provide to Buyer on a monthly basis as promptly as they become available copies of all regularly prepared monthly financial statements and reports on the Company and its Subsidiaries, including statements of operations and balance sheets.

Section 6.3          Efforts to Close; Cooperation.

(a)      (i) Subject to the terms and conditions of this Agreement, Seller and Buyer shall, and Seller shall cause the Company and its Subsidiaries to, cooperate and shall use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on their respective parts under this Agreement and applicable Laws to consummate and make effective the transactions contemplated by this Agreement as promptly as reasonably practicable, including (x) to the extent expressly requested by Buyer (and at Buyer’s sole cost and expense with respect to any out-of-pocket costs and expenses incurred in connection therewith), using commercially reasonably efforts to obtain all necessary consents (including, but not limited to, landlord consents), (y) preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings (including filing a Notification and Report Form pursuant to the HSR Act not later than two Business Days after the date hereof and requesting early termination of the waiting period under the HSR Act) and to obtain as promptly as reasonably practicable all consents, registrations, approvals, waivers, orders, interpretive guidance, exemptions, permits and authorizations necessary or advisable to be obtained from any Government Entity in order to consummate the transactions contemplated by this Agreement, and (z) taking all actions reasonably necessary in order to comply with or satisfy the requirements of any applicable Law or other requirements of any Government Entity that would prevent the consummation of the transactions contemplated by this Agreement by the Termination Date. Without limiting the generality of the foregoing, each of Buyer and Seller shall make as promptly as reasonably practicable all filings and submissions required under any applicable Law in connection with this Agreement and the transactions contemplated by this Agreement, and file promptly any additional information requested under any applicable Law in connection with this Agreement and the transactions contemplated by this Agreement, after receipt of the request therefor.

(ii)  Notwithstanding the obligations to the contrary in this Section 6.3(a), in connection with obtaining the approval of any Government

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Entity required in order to consummate the transactions contemplated by this Agreement, neither Buyer nor any of its Affiliates shall be required to (A) undertake any efforts, or to take or consent to any action, if such efforts, action or consent would be reasonably likely to result in a material adverse effect on, (i) the business, financial condition or results of operations of the business of the Company and its Subsidiaries, taken as a whole, or (ii) its financial condition results of Buyer and its Subsidiaries taken as a whole (using materiality based on the size of the Company); (B) hold separate, offer or agree to an order or legally enforceable undertaking to hold separate, any properties, assets, operations or businesses (or any portion thereof), except as such would not reasonably be expected to have a Buyer Material Adverse Effect; (C) take or commit to take actions, or agree to or accept any conditions, restrictions, limitations or requirements imposed by Government Entities that limit Buyer’s or, following the Closing, the Company’s and its Subsidiaries’ freedom of action with respect to, or its or their ability to retain, one or more of its businesses, product lines or assets, except as such would not reasonably be expected to have a Buyer Material Adverse Effect; (D) pay any amounts, expend money or offer or grant any accommodation (financial or otherwise), other than its share of the filing fees and expenses and fees of counsel, except as such would not reasonably be expected to have a Buyer Material Adverse Effect; (E) commence any Litigation against any Government Entity or defend any Litigation initiated by any Government Entity; or (F) waive any of the conditions to closing hereunder.

(b)      Seller, on the one hand, and Buyer, on the other hand, shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, Affiliates, associates, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the preparation of any statement, filing, notice or application made to any third party and/or any Government Entity in connection with the transactions contemplated by this Agreement.

(c)      Except as prohibited by applicable Law and except as prohibited by any Government Entity, Seller and Buyer shall keep each other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by such party, or any of its Affiliates, from any third party and/or any Government Entity with respect to the transactions contemplated by this Agreement, except that each party may redact any portion of such notices or other communication related to anything that is not related to such transactions. None of the parties shall permit any of its respective officers or any other Representatives or agents to participate in any meeting with any Government Entity with respect to any filings, investigation or other inquiry relating to the transactions contemplated by this Agreement unless it gives prior notice and consults with the other party in advance and, to the extent permitted by such Government Entity, gives the other party the opportunity to attend and participate thereat. The parties shall consult and reasonably cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with all meetings, actions and proceedings under or relating to any Laws in connection with the transactions contemplated by this Agreement (including, with respect to making a particular filing, by providing copies of all

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such documents to the non-filing party and its Representatives prior to filing and, if requested, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith, except in each case that the filing party shall not be so required to the extent that any of the foregoing do not relate in any manner to the transactions contemplated by this Agreement).

Section 6.4          Tax Matters.

(a)      Seller Tax Returns.  Seller shall prepare and provide the Company with a copy of each Tax Return of any of the Company or its Subsidiaries for any Pre-Closing Tax Period that will be filed after the Closing Date for review and comment at least thirty (30) days prior to the due date for the filing of such Tax Return. Buyer and the Company shall have the right to review and comment on each such Tax Return, and Seller shall make any changes reasonably requested by the Company. Buyer shall cause the Company to timely file or cause to be timely filed any Tax Return of the Company and its Subsidiaries for any Pre-Closing Tax Period that is required to be filed after the Closing Date.

(b)      Buyer Tax Returns. Buyer shall cause the Company to prepare and timely file or cause to be timely filed all Tax Returns of the Company and its Subsidiaries for any Tax period that ends after the Closing Date. Buyer shall provide Seller with a copy of each Tax Return with respect to a Straddle Period for review and comment at least thirty (30) days prior to the due date for filing such Tax Return. Seller shall have the right to review and comment on each such Tax Return, and Buyer shall make any changes reasonably requested by Seller.

(c)      Amended Tax Returns. Buyer and its Affiliates (including on or after the Closing Date, the Company and its Subsidiaries) shall not file, or cause to be filed, any restatement or amendment of, modification to, or claim for refund relating to, any Tax Return of the Company of any of its Subsidiaries for any taxable period that begins prior to the Closing Date (regardless of whether such taxable period ends prior to the Closing Date) without the prior written consent of Seller (such consent not to be unreasonably delayed, conditioned or withheld).

(d)      Payment of Taxes.  Seller shall be responsible for the payment of all Taxes of the Company and its Subsidiaries attributable to (i) any Pre-Closing Tax Period, and (ii) any pre-Closing portion of any Straddle Period (collectively, “Pre-Closing Taxes”). Prior to the payment date of any Pre-Closing Taxes that are payable after the Closing Date, Seller shall pay to the Company the amount of such Pre-Closing Taxes in the manner provided for pursuant to Section 8.2, reduced by (x) any amounts remitted by Seller or, prior to the Closing Date, the Company or any of its Subsidiaries, to the appropriate taxing authority as payment for such Taxes (including any amounts remitted as deposits or payments of estimated taxes) and (y) any amount of any such Taxes that is taken into account as a reduction to Final Net Working Capital. Buyer shall be responsible for the payment of (i) all Taxes attributable to any taxable period beginning after the Closing Date and (ii) any Taxes attributable to the post-Closing portion of any Straddle Period.

(e)      Straddle Period. In the case of any Straddle Period: (i) real, personal and intangible property Taxes of the Company for the pre-Closing portion of such Straddle

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Period shall equal the amount of such property Taxes for such Straddle Period multiplied by a fraction, the numerator of which is the number of days in the pre-Closing portion of such Straddle Period and the denominator of which is the number of days in the Straddle Period; and (ii) any other Taxes of the Company for the pre-Closing portion of such Straddle Period shall be computed as if the entire Straddle Period ended as of the close of business on the Closing Date.

(f)       Tax Adjustments. The parties agree to treat any amount paid pursuant to Section 2.3, this Section 6.4 and Article VIII as an adjustment to the Purchase Price for federal Tax purposes, unless otherwise required by Law.

(g)      Transfer Taxes. Notwithstanding any other provision in this Agreement and each of the Ancillary Agreements, all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Agreements (including any transfer or similar tax imposed by states or subdivisions) shall be borne 50% by Seller and 50% by Buyer. The party legally responsible shall file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other taxes and fees, and, if required, by applicable Law, the other parties will join in the execution of any such Tax Returns and other documentation.

(h)      Withholding Taxes. Notwithstanding any other provision in this Agreement and the Ancillary Agreements, Buyer shall have the right to deduct and withhold Taxes from any payments to be made hereunder if it reasonably determines that such withholding is required by Law and to collect any necessary Tax forms or any similar information, from Seller. Buyer shall provide Seller with a written notice of Buyer’s intention to withhold at least three business days prior to any such withholding and Buyer and Seller shall use commercially reasonable efforts to minimize any such Taxes. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement and related transaction documents as having been delivered and paid to Seller or any such other recipient of payments with respect to which such deduction and withholding was made.

(i)       Refunds. Any Tax refunds, overpayments of Tax or other similar amounts that relate to Pre-Closing Tax Periods or the pre-Closing portion of any Straddle Period shall be for the account of Seller, and Buyer shall cause the Company to pay over to Seller any such refund within 10 days after the receipt or application of such refund; provided, however, that, notwithstanding anything to the contrary in the Agreement, if, at the time any such refund is received or applied, the balance of the Indemnity Escrow Fund has been exhausted or released to Seller pursuant to Section 8.9(c) then Buyer shall be entitled to retain such refunds. Buyer shall use commercially reasonable efforts to cooperate with Seller at Seller’s expense in obtaining such refunds, including through the filing of amended Tax Returns or refund claims, it being understood that (i) Buyer shall not, and shall cause the Company and each of its Subsidiaries to not, waive any carryback of net operating loss or other Tax attribute of the Company or any of its Subsidiaries generated or otherwise attributable to a taxable period ending on or before or including the Closing Date if such waiver would reduce the amount due to Seller pursuant to this Section 6.4(i), (ii) Buyer, the Company and its Subsidiaries will carryback any net operating losses for taxable periods ending on or before or including the Closing Date to prior taxable periods as allowable by applicable Tax Law and shall claim Tax refunds as a result of such

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carryback (including through the filing of amended Tax Returns), (iii) any such Tax refunds will be claimed in cash rather than as a credit against future Tax liabilities to the extent allowed under applicable Tax Laws, (iv) Buyer, the Company and its Subsidiaries shall cooperate with Seller in preparing and filing Tax Returns (including amendments of prior Tax Returns and claims for refunds, including claims for refunds on IRS Forms 1139 and/or 4466) for any taxable period ending on or prior to the Closing Date, (v) a Tax refund with respect to the portion of a Straddle Period ending on and including the Closing Date shall be determined in accordance with this Section 6.4(i) and (vi) to the extent such Tax refunds are reduced because of the inability to close the tax year of the Company or any of its Subsidiaries on the Closing Date, then Buyer shall pay over to Seller the amount of such reduction within ten days of the application of such reduction to the amount of Taxes paid for the applicable Straddle Period.

(j)       Control of Tax Contests. Notwithstanding any other provision in this Agreement (other than Sections 6.22 and 8.3(h), to which this Section 6.4(j) is subject):

(i)  After the Closing, Buyer, on the one hand, and Seller, on the other hand, shall promptly notify the other party in writing upon the receipt by the recipient or any of its Affiliates (including, in the case of Buyer, the Company) of any written notice of any pending or threatened audit or assessment, suit, proposed adjustment, deficiency, dispute, administrative or judicial proceeding, or other similar claim (any such action or proceeding, a “Tax Contest”) received by the recipient from any taxing authority or any other party with respect to Taxes of or relating to the Company for any Pre-Closing Tax Period or Straddle Period, if such Tax Contest could reasonably be expected to result in indemnification pursuant to this Agreement (a “Tax Claim”); provided, however, that the failure of Buyer or Seller to give the other notice of a Tax Contest as provided herein shall not relieve the indemnifying party of its indemnification obligations pursuant to this Agreement with respect to a Tax Claim arising as a result of such Tax Contest, except to the extent, that the indemnifying party shall have been prejudiced by such failure to give timely notice in connection with the Tax Contest.

(ii) Seller shall have the sole authority to control, resolve, and defend against any Tax Contest, initiate any claim for refund, file any amended return and consent to any extension or waiver of the limitations period applicable to any Tax Contest (each, a “Tax Matter”), in each case, to the extent such Tax Matter relates to Pre-Closing Tax Periods.

(iii) Buyer shall have the right, at its expense, to control, in whole or in part, any Tax Contest relating to all Tax periods that end after the Closing Date.

(iv) If Seller is not entitled to control a Tax Contest under the foregoing provisions and such Tax Contest involves a Third Party Claim against which a Buyer Indemnified Party is reasonably expected to be indemnified under Section 8.2, (i) Buyer shall provide, or cause to be provided, to Seller copies of all relevant correspondence received from or delivered to a taxing

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authority in connection with such Tax Contest; (ii) Seller shall have the right to participate in any such Tax Contest at its own expense; and (iii) in no event shall Buyer settle such Tax Contest without the consent of Seller (such consent not to be unreasonably delayed, conditioned, or withheld).

(k)      Cooperation. Subject to Sections 6.22 and 8.3(h), in connection with the preparation of Tax Returns and the control, resolution and defense of any Tax Matters for all Pre-Closing Tax Periods and Straddle Periods, the parties hereto shall reasonably cooperate with each other, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of accounts and other materials reasonably necessary or helpful for the preparation of such Tax Returns, and the control, resolution and defense of such Tax Matters.

Section 6.5          Employee Matters.

(a)      Buyer shall, or shall cause a Subsidiary of Buyer to, give Company Employees credit for such Company Employees’ service with the Company and its Subsidiaries for purposes of eligibility, vesting, and determination of the level of benefits (but not for purposes of benefit accruals) under any benefit plans of Buyer or a Subsidiary in which a Company Employee participates to the same extent recognized by the Company immediately prior to the Closing Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.

(b)      Buyer shall, or shall cause Buyer’s Subsidiaries, as applicable, to (i) waive any preexisting condition limitations otherwise applicable to Company Employees and their eligible dependents under any plan of Buyer or any Subsidiary of Buyer that provides health benefits in which Company Employees are eligible to participate following the Closing, other than any limitations that were in effect with respect to such employees immediately prior to the Closing Date under the analogous Benefit Plan, (ii) honor any deductible, co-insurance and out-of-pocket maximums incurred by the Company Employees and their eligible dependents under the health plans in which they participated immediately prior to the Closing Date during the portion of the calendar year prior to the Closing Date in satisfying any deductibles, co-insurance or out-of-pocket maximums under health plans of Buyer or any of its Subsidiaries in which they are eligible to participate after the Closing Date in the same plan year in which such deductibles, co-insurance or out-of-pocket maximums were incurred and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company Employee and his or her eligible dependents on or after the Closing Date, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Benefit Plan prior to the Closing Date.

(c)       No provision of this Agreement shall (i) create any right in any employee of the Company or any of its Subsidiaries to continued employment by Buyer, the Company, or any respective Subsidiary or preclude the ability of Buyer, the Company, or any respective Subsidiary to terminate the employment of any employee for any reason, (ii) require Buyer, the Company, or any respective Subsidiary to continue any Benefit Plans or prevent the amendment, modification or termination thereof on or after the Closing Date, (iii) confer upon any Company Employee any rights or remedies under or by reason of this Agreement or (iv) be

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treated as an amendment to any particular employee benefit plan of Buyer, the Company or any respective Subsidiary.

(d)       Within 10 days following the date hereof, Seller will provide to Buyer a list of each Company Employee as of a recent date, which list sets forth such employee’s current annual compensation (including, where applicable, bonus or incentive compensation opportunity), years of credited service, full or part time status, exempt/nonexempt status (or foreign equivalent), hourly or salaried status, date of hire, work location and job title.

(e)      Until December 31, 2014, Buyer shall, or shall cause Buyer’s Subsidiaries, as applicable, to provide each Company Employee employed by the Company or any of its Subsidiaries as of the Closing Date with base compensation and bonus opportunities that are no less favorable than the base compensation and bonus opportunities that were provided to such Company Employee immediately prior to the Closing and employee benefits that are substantially comparable in the aggregate to the employee benefits that were provided to such Company Employee immediately prior to the Closing (or, at Buyer’s election, to the employee benefits provided to other similarly situated employees of Buyer).

Section 6.6          Seller Non-Solicitation.

(a)      Seller agrees that, for the period commencing on the Closing Date and expiring on the first anniversary of the Closing Date, neither it nor any of its Affiliates shall directly or indirectly (i) solicit for employment, engagement, or any similar arrangement any employee of the Company or its Subsidiaries who was employed by the Company or a Subsidiary of the Company on or after January 1, 2014 at or above the level of store manager (each, a “Restricted Employee”) or (ii) hire or assist any other Person in hiring any Restricted Employee; provided, that in the case of the Chief Executive Officer of the Company and his direct reports, such period shall commence on the Closing Date and expire on the second anniversary of the Closing Date; provided, further, that this Section 6.6(a): (x) shall not apply to Restricted Employees whose employment was terminated by Buyer or any of its Affiliates or who otherwise initiates any inquiry with or otherwise contacts Seller or its Affiliates of his or her own initiative and without any direct or indirect solicitation by Seller or its Affiliates and (y) shall not prohibit general solicitations for employment through an executive search firm or through advertisements or other means (including the hiring of any Person resulting therefrom that is not known to be a Restricted Employee and the hiring of any Restricted Employee resulting therefrom, in each case, to the extent that the solicitation was non-targeted).

(b)      Notwithstanding anything in this Agreement to the contrary, the parties intend that the covenants and other obligations set forth in this Section 6.6 shall be subject to equitable enforcement (including specific performance and injunctive relief).

Section 6.7          Confidentiality.

(a)      The terms of the Confidentiality Agreement are hereby incorporated by reference and shall continue in full force and effect until the Closing Date at which time such Confidentiality Agreement shall automatically terminate without any further action by any

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Person. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(b)      For a period of five years following the Closing, Seller shall, and shall cause its controlled Affiliates to, keep strictly confidential and not use for any purpose all nonpublic information regarding the Company and its Subsidiaries which such Persons possess, it being agreed that information will not be considered nonpublic, and Seller and its controlled Affiliates shall have no obligation to keep the same confidential, if (i) such information is or becomes generally available to the public other than as a result of an act or omission by Seller or any of its controlled Affiliates, (ii) Seller or any of its controlled Affiliates received such information on a non-confidential basis, (iii) such information is required to be disclosed by Seller or any of its controlled Affiliates under applicable law or regulation and no suitable protective order or equivalent remedy is available or can reasonably be obtained, or (iv) such information is or was independently developed by Seller or any of its controlled Affiliates not in violation of this Section 6.7(b).

Section 6.8          Intercompany Transactions.

(a)       Other than the arrangements, commitments, receivables, payables, claims, demands, rights, loans and Contracts set forth in Schedule 6.8(a)(i) (collectively, the “Surviving Affiliate Agreements”), Seller shall, and shall cause its Affiliates, the Company and the Company’s Subsidiaries to, effective as of the Closing Date, execute and deliver such releases, termination agreements and discharges as are necessary to terminate, eliminate and release, as applicable (by way of capital contribution, cash settlement or as otherwise determined by Seller in its sole discretion), any arrangements, commitments, receivables, payables, claims, demands, rights, loans and Contracts between the Company and its Subsidiaries, on the one hand, and Seller or any of its Affiliates (other than the Company and its Subsidiaries), on the other hand (collectively, “Terminating Affiliate Agreements”), which Terminating Affiliate Agreements are set forth in Schedule 6.8(a)(ii) of Seller’s Disclosure Letter, and all ongoing performance and payment obligations thereunder shall be satisfied on the Closing Date, with no party thereto being subject to any ongoing performance and payment obligations with respect thereto. Seller shall, and shall cause the parties to each such Terminating Affiliate Agreement to, fully and finally waive and release, effective as of the Closing Date, any claims, causes of action, losses, liabilities or other rights arising under any Terminating Affiliate Agreement (including such claims, causes of action, losses, liabilities or other rights that may arise as a result of the termination of such Terminating Affiliate Agreement).

(b)      At or prior to the Closing, all Intercompany Receivables and Intercompany Payables shall be settled or paid, except for those specified Intercompany Receivables and Intercompany Payables remaining in place as set forth on Schedule 6.8(b) of Seller’s Disclosure Letter.

Section 6.9           Financing.

(a)      Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt

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Commitment Letter. In the event that all conditions to the Debt Commitment Letter have been satisfied, Buyer shall use its reasonable best efforts to cause the Financing Source and any other Persons providing such Debt Financing to fund the Debt Financing required to consummate the transactions contemplated by this Agreement on the Closing Date.

(b)          Provided that the representations in Section 5.11 shall be true and correct after giving effect to such replacement or amendment, Buyer may replace or amend the Debt Commitment Letter; provided, that such replacement or amendment would not (i) impose material new or additional conditions, or otherwise expand any conditions, to the receipt of the Debt Financing, (ii) reasonably be expected to materially prevent, or materially delay or impair, the availability of the Debt Financing or (iii) adversely impact the ability of Buyer to timely consummate the Purchase. For purposes of this Section 6.9, references to “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter as permitted to be replaced, amended or modified by this Section 6.9(b) or by Section 6.9(e) and references to “Debt Commitment Letter” shall include such documents as permitted to be replaced, amended or modified by this Section 6.9(b) or by Section 6.9(e).

(c)          Without limiting the generality of Section 6.9(a) and subject to replacements or amendments permitted by Section 6.9(b), Buyer shall use its reasonable best efforts to (i) maintain in full force and effect the commitments under the Debt Commitment Letter in accordance with the terms thereof until the transactions contemplated by this Agreement are consummated, (ii) satisfy on a timely basis all conditions applicable to Buyer set forth in the Debt Commitment Letter (or definitive agreements entered into with respect thereto prior to Closing) and otherwise comply with its obligations thereunder, (iii) negotiate in good faith and enter into definitive agreements with respect thereto on the terms and conditions (including the flex provisions) contemplated by the Debt Commitment Letter or on other terms which would not be reasonably expected to delay or prevent the Closing, (iv) promptly consummate and obtain the Debt Financing on terms and conditions (including any flex provisions) set forth in the Debt Commitment Letter and any related fee and engagement letter, including (A) obtaining the proceeds of the Notes (as defined in the Debt Commitment Letter), directly or pursuant to a customary third-party escrow fund, upon the completion of the Marketing Period and (B) using reasonable best efforts to require and cause the Debt Financing sources under the Debt Commitment Letter to satisfy their obligations to provide the Debt Financing under the Debt Commitment Letter in the event of a breach thereof by the Debt Financing sources thereunder after all conditions thereunder have been satisfied and (v) not permit any amendment or modification to be made to, or consent to any waiver of any provision or remedy under, the Debt Commitment Letter or any related fee letters, if such amendment, modification or waiver:

(i)  reduces the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount) from that contemplated in the Debt Commitment Letter in a manner that would adversely impact the ability of Buyer to consummate the Purchase;

(ii)  imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Debt Financing in a manner adverse in any material respect to Seller, Buyer, the

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Company or its Subsidiaries, in each case, in a manner that would adversely impact the ability of Buyer to obtain the Debt Financing;

(iii) amends or modifies any other terms in a manner that would reasonably be expected to (x) delay or prevent the Closing or (y) make the timely funding of the Debt Financing or satisfaction of the conditions to obtaining the Debt Financing less likely to occur; it being agreed that, notwithstanding the foregoing, Buyer may modify, supplement or amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date hereof on the same terms; or

(iv) adversely impacts the ability of Buyer to enforce its rights against the other parties to the Debt Commitment Letter.

(d)          Without limiting the generality of Section 6.9(a), Buyer shall give Seller prompt notice of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to the Debt Commitment Letter or any definitive document related to the Debt Financing of which Buyer or its Affiliates becomes aware; provided, that in no event will Buyer be under any obligation to disclose any information that is subject to attorney-client or similar privilege.

(e)          If any portion of the Debt Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Debt Commitment Letter, Buyer shall (x) promptly (and in any event within three Business Days) notify Seller and (y) use its reasonable best efforts to arrange and obtain alternative financing from alternative sources on terms not less favorable in respect of the amount, timing and conditionality thereof, and such other terms taken as a whole, than those contained in the Debt Financing Letter to Buyer and in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event but in no event later than the date of the Closing contemplated in Section 2.4. Buyer shall promptly provide a true, complete and correct copy of each new financing commitment letter (together with any related fee letter) relating to such alternative financing to Seller. In the event any such alternative financing is obtained, any reference in this Agreement to “Debt Financing” shall include the debt financing contemplated by the Debt Commitment Letter as modified in compliance with this Section 6.9(e), and (ii) “Debt Financing Letter” shall include the Debt Financing Letter (to the extent not superseded by such alternative financing) at the time in question and the alternative financing entered into in compliance with this Section 6.9(e) to the extent then in effect.

(f)          Buyer shall keep Seller informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing and, upon written request from Seller, will promptly provide Seller with drafts of the definitive agreements or offering memorandums relating to the Debt Financing and other material documents provided to the lenders or otherwise related to the Debt Financing to Seller (which shall include all executed definitive documents related to the Debt Financing). Without limiting the generality of the foregoing, Buyer shall give Seller prompt (and in any event within three Business Days) written

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notice: (i) of any default or breach (or any event that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any default or breach) by any party to any Debt Commitment Letter or definitive document related to the Debt Financing of which Buyer or its Affiliates becomes aware; (ii) of the receipt of any written notice or other communication from any Person with respect to any (A) actual or potential default, breach, termination or repudiation by any party to the Debt Commitment Letter or any definitive document related to the Debt Financing of any provisions of the Debt Commitment Letter or any definitive document related to the Debt Financing or (B) material dispute or disagreement between or among any parties to any Debt Commitment Letter or any definitive document related to the Debt Financing with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at Closing or any other event or condition that could reasonably cause a condition to the Debt Financing not to be satisfied; and (iii) if for any reason Buyer has determined in good faith that it will not be able to obtain all or any portion of the Debt Financing on the terms, in the manner or from the sources contemplated by the Debt Commitment Letter; provided, that neither Buyer nor any of its Affiliates shall be under any obligation to disclose any information that is subject to attorney client or similar privilege, but only if such privilege is asserted in good faith.

(g)     Buyer shall fully pay any and all commitment fees or other fees in connection with the Debt Financing that become due and payable after the date hereof.

Section 6.10        Financing Cooperation. Until the earlier to occur of (x) the Closing and (y) the date on which this Agreement is terminated in accordance with its terms, Seller shall use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause the Company and its Subsidiaries to, and shall use its commercially reasonable efforts to cause the respective Representatives of the Company to, provide customary cooperation as reasonably requested by Buyer in connection with the Debt Financing, by using commercially reasonable efforts to (i) upon reasonable prior notice, make available the Company’s senior officers for participation in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, (ii) assist with the preparation of customary materials for syndication documents, including rating agency presentations, bank confidential information memoranda, business projections and similar documents required in connection with the Debt Financing, (iii) using commercially reasonable efforts to request its independent accountants to provide assistance and cooperation to Buyer, including requesting their participation in drafting sessions and accounting due diligence sessions and requesting that they provide consent to Buyer to use their audit reports relating to the Company and providing customary comfort letters, (iv) using commercially reasonable efforts to assist with the preparation of pro forma financial statements and obtain customary payoff letters, drafts of financial statements, collateral access agreements (other than for individual store locations) and instruments of termination and discharge reasonably requested by Buyer, (v) furnish financial statements (including the Audited 2013 Financial Statements), pro forma financial statements and other financial data customarily included in financings of the type contemplated by the Debt Financing, (vi) provide reasonable access (subject to execution of non-disclosure and confidentiality agreements reasonably acceptable to Seller) to prospective lenders involved in the Debt Financing to evaluate the Company’s current assets (including to permit field examinations and appraisals required by the Financing Sources customary for financings of the type described in the Debt Commitment Letter), cash management and accounting systems, policies and procedures relating thereto for purposes of establishing collateral arrangements and

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cooperate with prospective lenders to establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing; provided, that no such accounts, agreements or arrangements shall be effective prior to the Closing Date, (vii) execute and deliver definitive financing documents, including credit agreements, intercreditor agreements, pledge and security documents, and certificates, legal opinions, or other documents, to the extent reasonably requested by Buyer and otherwise reasonably facilitate the pledging of collateral, provided, that no such documents or agreements shall be effective prior to the Closing Date, and (viii) furnish Buyer and any lenders involved with the Debt Financing, with all documentation and other information required by any Government Entity with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing; provided, that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company and its Subsidiaries. Notwithstanding the foregoing: (i) such requested cooperation shall not unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries; (ii) neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Debt Financing prior to the Closing; (iii) the Company and its Subsidiaries shall not be expected to incur, and none of them shall incur, prior to the Closing Date, any liability or obligation under any loan agreement or related document or any other agreement, document or contract related to the Debt Financing, (iv) the pre-Closing directors and officers of the Company, and the pre-Closing directors and officers of each Subsidiary of the Company, shall not be required to adopt resolutions approving, or to execute the contracts, agreements, documents and instruments pursuant to which the Financing is obtained, (v) neither the Company nor any of its Subsidiaries shall be required to execute (except in escrow), prior to the Closing Date, any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Debt Financing, and no obligation of the Company or its Subsidiaries under any document, agreement or any other contract relating to the Debt Financing shall be operative until the Closing Date, (vi) neither the Company nor any of its Subsidiaries shall be required to take any action that would violate the Company’s or any Subsidiary’s organizational documents or any Laws, rules or regulations or that would result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or a default under, any material contract to which the Company or its Subsidiaries is a party and (vii) neither the Company nor any of its Subsidiaries shall have any obligation to provide any information the disclosure of which is prohibited or restricted under applicable Law or is legally privileged. Buyer shall (A) promptly upon request by Seller (and in any event prior to the Closing) reimburse Seller for all reasonable and documented out-of-pocket fees and expenses of the Company and its Subsidiaries and all reasonable and documented fees and expenses of their counsel and accountants incurred in connection with such requested cooperation, and (B) indemnify Seller, the Company, its Subsidiaries and its Affiliates against any claim, loss, damage, injury, liability, judgment, award, penalty, fine, Tax, cost (including cost of investigation), expense (including reasonable fees and expenses of counsel) or settlement payment incurred as a result of such cooperation (including any claim by or with respect to any such lenders, prospective lenders, agents and arrangers and ratings agencies).

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Section 6.11         Assistance with Financial Reporting. Upon reasonable written notice between the date hereof and the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, and subject to the confidentiality obligations in the Confidentiality Agreement and any applicable Law (including Antitrust Law), Seller shall, and shall cause the Company and its Subsidiaries to, furnish or cause to be furnished to Buyer, during normal business hours, provided that such access shall not unreasonably disrupt personnel, operations and properties of Seller, the Company and the Company’s Subsidiaries, such reasonable access to the books, records and properties of the Company and its Subsidiaries and reasonable cooperation as is necessary in connection with Buyer’s preparation of its Current Report on Form 8-K in connection with the transactions contemplated by this Agreement and the other financial reporting obligations of Buyer in connection with the transactions contemplated by this Agreement, including reasonable cooperation with Buyer’s preparation of special purpose audited financial statements of the Company and its Subsidiaries and pro-forma financial statements or information; provided, that such cooperation shall be at Buyer’s sole cost and expense (it being agreed that Buyer shall promptly (and in any event prior to the Closing) upon request by Seller reimburse Seller for any costs and expenses incurred by Seller, the Company or any of its Subsidiaries under this Section 6.11); provided, further, that Seller, the Company and the Company’s Subsidiaries shall have no obligation to incur any costs or expenses in connection therewith, including the costs and expenses to retain or engage any third party accountants or other outside advisors; provided, further, that Seller, the Company and the Company’s Subsidiaries shall not otherwise be required to execute or deliver any certificates regarding such financial statements or make any representations, warranties or covenants or deliver any legal opinions or certificates in support thereof or in connection therewith.

Section 6.12       Notification of Certain Matters.

(a)      Between the date hereof and the earlier of the Closing Date and the termination of this Agreement in accordance with its terms,

(i)   Seller shall use reasonable best efforts to (x) give reasonably prompt notice to Buyer of any notice or other written communication from any third party or Government Entity alleging that the consent, approval or waiver of such third party or Government Entity is or may be required in connection with the transactions contemplated by this Agreement other than any such required consent, approval or waiver that has been disclosed in Seller’s Disclosure Letter and (y) promptly provide copies of any written communication to and from any landlord in respect of the transactions contemplated by this Agreement or otherwise provide copies of any written communication to and from any landlord in respect of any material default or material violation of a Lease Agreement; and

(ii)   Buyer shall use reasonable efforts to give reasonably prompt notice to Seller of any notice or other written communication from any third party or Government Entity alleging that the consent, approval or waiver of such third party or Government Entity is or may be required in connection with the transactions contemplated by this Agreement other than any

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such required consent, approval or waiver that has been disclosed in Buyer’s Disclosure Letter.

(b)      For purposes of this Agreement, the failure to comply in all material respects with the provisions of this Section 6.12 shall not, (i) in the case of Seller’s failure to comply with Section 6.12(a)(i) in all material respects, result in the failure of the condition set forth in Section 7.2(b), or (ii) in the case of Buyer’s failure to comply with Section 6.12(a)(ii) in all material respects, result in the failure of the condition set forth in Section 7.3(b).

Section 6.13        Covenants Relating to the Earnout.

(a)      Except as Buyer and Seller may otherwise agree in writing, from the Closing Date through and including the last day of the Earnout Period, Buyer shall not, and shall cause each of Buyer’s Subsidiaries (including the Company and its Subsidiaries) not to, without the prior approval of Seller:

(i)  sell, assign, transfer or otherwise dispose of the Company or its Subsidiaries or the direct or indirect equity interests of the Company or its Subsidiaries, including by stock sale, merger consolidation, stock swap, business combination, sale of assets or similar transaction, other than a transfer of the Company or its Subsidiaries to any Subsidiaries of Buyer (provided Buyer otherwise complies with its obligations under this Section 6.13 and that EBITDA shall be calculated without giving effect to any such transfer); provided, that a Change in Control of Buyer shall be deemed not to violate this Section 6.13(a)(i);

(ii)  except as required by Law, transfer any portion of the Company’s or its Subsidiaries’ business to an entity other than Buyer or its Subsidiaries (provided Buyer otherwise complies with its obligations under this Section 6.13 and that EBITDA shall be calculated without giving effect to any such transfer) or change the type of business conducted by the Company or its Subsidiaries from that conducted by the Company and its Subsidiaries immediately prior to the Closing Date;

(iii) sell, assign, transfer or otherwise dispose of any material assets (including Intellectual Property) or properties of the Company or its Subsidiaries to any Person (other than any of Buyer, the Company or their respective Subsidiaries), except for distributions of cash to Buyer or Subsidiaries of Buyer and except in the ordinary course of business;

(iv) unreasonably require the Company or its Subsidiaries to reduce employees, capital expenditures and operating expenses or take other actions that are not commercially reasonable (if the same would be inconsistent with the Company’s and its Subsidiaries’ practices prior to the Closing Date);

(v) allocate to the Company corporate overhead charges relating to the operation of Buyer and its Subsidiaries in excess of the adjusted

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overhead costs of the Company or its Subsidiaries as of the date hereof, except as set forth on Schedule 6.13(a)(v) of Buyer’s Disclosure Letter or as may be required by Law;

(vi) except with the consent of Seller, terminate other than for Cause, or materially change the compensation of, any of the employees set forth on Schedule 6.13(a)(vi) of Seller’s Disclosure Letter (each, an “Earnout Key Employee”) or transfer any Earnout Key Employee to Buyer or its Subsidiaries (other than the Company and its Subsidiaries); provided, that “Cause” for this purpose shall mean when used in connection with the termination of a Earnout Key Employee, the termination of the Earnout Key Employee by or at the direction of Buyer on account of (i) the willful and continued failure by the Earnout Key Employee to substantially perform his duties (other than any such failure resulting from the Earnout Key Employee’s incapacity due to physical or mental illness) that has not been cured within 30 days after a written demand for substantial performance is delivered to the Earnout Key Employee by or at the direction of Buyer, which demand reasonably identifies the manner in which Buyer believes that the Earnout Key Employee has not substantially performed Earnout Key Employee’s duties, or (ii) the willful engaging by the Earnout Key Employee in conduct which is demonstrably and materially injurious to Buyer, the Company or their respective Affiliates, monetarily or otherwise;

(vii)         dissolve or cease to operate any material portion of the business of the Company or its Subsidiaries; or

(viii)        unless required by applicable Law or GAAP, take any action or fail to take any action in order to make, or which would have the effect of making, a change in accounting policies or practices that would reduce revenue of the Company and its Subsidiaries; provided, that the foregoing shall not limit Buyer from combining the financial statements of the Company and its Subsidiaries, on the one hand, and the financial statements of Buyer and its Subsidiaries, on the other hand, and making a related equitable adjustment to the determination of the Earnout Amount.

(b)      In addition, during the Earnout Period, Buyer shall:

(i)  maintain the Company and each of its Subsidiaries as a separate legal entity of Buyer or one of its Subsidiaries and conduct the business of the Company and its Subsidiaries exclusively through the Company and its Subsidiaries;

(ii)  maintain separate Books and Records of the Company and its Subsidiaries, which Books and Records shall be sufficient to calculate EBITDA;

(iii)  make available to the Company funding and other resources at times and in the amounts consistent with that contemplated in the

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earnout period business plan set forth on Schedule 6.13(a)(iii) of Seller’s Disclosure Letter (the “Earnout Period Business Plan”); and

(iv) provide the Earnout Key Employees with general management authority for the operation of the Company and its Subsidiaries and primary responsibility for day-to-day operations of the Company and its Subsidiaries; provided, that (A) any material changes to Contracts or entry into any material Contract of a term of six months or longer, or that would require performance continuing after that date, or any substantial short-term increase or decrease in economic terms, and (B) any material changes to the Earnout Period Business Plan or to practices of the Company and its Subsidiaries as of the Closing Date regarding pricing, marketing, procurement, sales practices, the making of capital expenditures, the recognition of revenue, and the management of accounts receivable and payable, shall, in each case under (A) and (B) above, require the prior written consent of Buyer, not to be unreasonably withheld or delayed, provided, further, that in no event shall the Earnout Key Employees take any action that would result in (I) the hiring or termination of any employees of the Company or its Subsidiaries or (II) any commitment, obligation or expenditure of any kind (including capital expenditure) (x) in excess of the amounts contemplated by the Earnout Period Business Plan or (y) applicable to or binding upon the Company or its Subsidiaries on or after the end of fiscal year 2014, in each case under (I) or (II) above, without the prior written consent of Buyer, which consent may be withheld or delayed in Buyer’s sole discretion; provided, further, that nothing in this Section 6.13 shall prohibit Buyer from establishing any dual reporting relationship with respect to officers and employees of the Company and its Subsidiaries (other than the Chief Executive Officer) to any officer or employee of Buyer and its Subsidiaries (other than the Company and its Subsidiaries).

(c)      Notwithstanding the contingent nature of the Earnout Amounts, however, except as set forth in Section 6.13(a) and Section 6.13(b) above, during the Earnout Period, the Company’s business shall be operated consistently with, and in compliance with, all of Buyer’s applicable policies and procedures, including Buyer’s policies and procedures relating to pricing, procurement, accounting (including the recognition of revenue and the management of accounts receivable and payable) and ethical business practices.

(d)      During the Earnout Period, Buyer shall provide to Seller monthly statements, providing in reasonable detail, information regarding the operation of the business of the Company and its Subsidiaries and the EBITDA achieved by the Company and its Subsidiaries for the prior fiscal month and year to date.

(e)      Other than with respect to (i) actions taken by the Earnout Key Employees without the consent or direction of Buyer or (ii) actions taken with the prior written consent of Seller, if, during the Earnout Period, Buyer or any of its Subsidiaries (including the Company and its Subsidiaries) takes any action the intent and actual effect of which is to divert from the Company or any of its Subsidiaries to Buyer or a Subsidiary of Buyer (other than the Company or any of its Subsidiaries) revenues of the Company and its Subsidiaries which would

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have been made in the ordinary course of the business of the Company and its Subsidiaries, then EBITDA and the revenues for purposes of determining the Earnout Amount shall be determined as if such revenues had been made by the Company or its Subsidiaries and not Buyer or the applicable Subsidiary or Subsidiaries of Buyer to which such revenues were diverted.

(f)      Notwithstanding anything to the contrary herein, at any time during the Earnout Period, Buyer may in its sole discretion voluntarily pay to Seller $50,000,000 (the “Maximum Earnout Target”) as payment in full of the Earnout Amount, and upon such payment, all of Buyer’s obligations pursuant to Section 2.8 and this Section 6.13 shall be deemed to be satisfied in full and of no further force and effect.

(g)      Buyer may propose to Seller making synergies-related and other changes to the Company’s business during the Earnout Period, and Seller agrees in good faith to consider and discuss such changes. To the extent such changes materially adversely or beneficially impact the Company’s EBITDA for the Earnout Payment, Seller and Buyer will discuss making adjustments to the calculation of the Earnout Amount and the definition of EBITDA to equitably account for such changes.

(h)      Nothing in this Section 6.13 shall relieve any Earnout Key Employee or any other officer, or employee of the Company or its Subsidiaries from his or her obligations to comply with all policies and procedures of Buyer and its Subsidiaries, including obligations to provide information and cooperation, to support the compliance of Buyer and its Subsidiaries with applicable requirements of Law or GAAP, including the Sarbanes–Oxley Act of 2002, as amended, and any other securities Laws, and for the establishment of financial and accounting controls.

Section 6.14        Other Transactions.

(a)      From and after the date hereof and until the earlier of the Closing Date or the termination of this Agreement, Seller shall not, and shall cause the Company and Seller’s and the Company’s respective Subsidiaries, Affiliates and Representatives not to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving a merger, consolidation, business combination, purchase or disposition of the Company or any of its Subsidiaries (or any portion thereof), the properties or assets of the Company or any of its Subsidiaries other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers with respect to an Acquisition Transaction, (iii) furnish or cause to be furnished to any Person any information concerning the business, operations, properties or assets of the Company or any of its Subsidiaries in connection with an Acquisition Transaction or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. From and after the date hereof and until the earlier of the Closing Date or the termination of this Agreement, if Seller or the Company or any of their respective Subsidiaries, Affiliates or Representatives shall receive any proposal with respect to any Acquisition Transaction, Seller shall promptly (but in no event later than 24 hours) communicate to Buyer the existence of any such proposal.

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(b)      Seller shall, and shall cause the Company to, cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer) conducted heretofore with respect to any Acquisition Transaction. Seller agrees, and shall cause the Company and its Subsidiaries to agree, not to release any third party from the confidentiality and standstill provisions of any agreement to which the Company or any of its Subsidiaries is a party in connection with an Acquisition Transaction.

Section 6.15        Further Assurances.   Following the Closing, upon the reasonable request of any party or parties hereto, the other parties hereto, as the case may be, agree to promptly execute and deliver such further instruments of assignment, transfer or conveyance as may be requested to effectuate the consummation of the transactions contemplated by this Agreement.

Section 6.16        Section 280G.   Prior to the Closing Date, Seller shall cause the Company to use commercially reasonable efforts to obtain a written waiver from each “disqualified individual” (within the meaning of Section 280G(c) of the Code and the applicable rulings and final regulations thereunder) of his or her right to any and all payments or other benefits that could be deemed “parachute payments” under Section 280G(b) of the Code and the applicable rulings and final regulations thereunder (determined without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code). After obtaining such written waivers and prior to the Closing Date, Seller shall cause the Company to solicit stockholder approval of any and all such payments or benefits in a manner that satisfies the requirements for the exemption under Section 280G(b)(5)(A)(ii) of the Code and the applicable rulings and final regulations thereunder.

Section 6.17        Contact with Customers and Suppliers of the Business.   Prior to the Closing, Buyer, on the one hand, and Seller, on the other hand, shall cooperate in communicating with the customers, suppliers and licensors of the Company concerning the transactions contemplated by this Agreement.

Section 6.18        Rights Plan.   No later than the date of the execution of this Agreement, Buyer shall have adopted an amendment to the Rights Agreement in the form attached hereto as Exhibit D.

Section 6.19        Payoff Letters.   No later than one Business Day prior to the anticipated Closing Date, Seller shall cause the Company to provide Buyer with pay-off letters (including customary Encumbrance releases, as applicable) reasonably satisfactory to Buyer from each lender (or an agent acting on behalf of such lender) of all of the Indebtedness for borrowed money of the Company and its Subsidiaries outstanding immediately prior to the Closing. Seller shall, and shall cause the Company to, use commercially reasonable efforts to make arrangements reasonably satisfactory to Buyer to provide to Buyer Encumbrance releases such that all Encumbrances on the assets or properties of the Company or any of its Subsidiaries shall be satisfied, terminated and discharged on or prior to the Closing Date or upon payment of applicable Indebtedness for borrowed money, and shall use commercially reasonable efforts to make arrangements satisfactory to Buyer to provide documents reasonably requested by Buyer prior to the Closing to further evidence of such satisfaction, termination and discharge. On the Closing Date, Buyer shall cause all Indebtedness for borrowed money of the Company and its Subsidiaries set forth on such pay-off letters to be paid.

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Section 6.20        Indemnification and Insurance.

(a)      From and after the Closing, Buyer agrees that it will, and will cause its Subsidiaries, the Company and the Company’s Subsidiaries to, indemnify and hold harmless each present and former director, manager or officer of the Company or any of its Subsidiaries from and against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring on or prior to the Closing Date, whether asserted or claimed prior to, on or after the Closing Date, to the fullest extent that the Company or such Subsidiary would have been permitted under applicable law and such Company’s or Subsidiary’s Organizational Documents in effect on the date hereof to indemnify such person (including the advancement of expenses as incurred to the fullest extent permitted); provided, however, that the person to whom such expenses are advanced must provide an undertaking to Buyer to repay such advances if it is ultimately determined by a court of competent jurisdiction (which determination shall have become final) that such person is not entitled to indemnification. Buyer shall not take any action, directly or indirectly, to disaffirm or adversely affect the rights to indemnification and exculpation from liability for acts or omissions occurring on or prior to the Closing Date in favor of the current or former directors, managers or officers of the Company or any of its Subsidiaries as provided in the Organizational Documents of the Company or any of its Subsidiaries or in indemnification agreements to which they are a party, each as in effect immediately prior to the Closing Date and true and correct copies of which have been made available to Buyer prior to the date hereof.

(b)      At Seller’s election at any time prior to the Closing, the Seller or the Company or any of its Subsidiaries may cause to be maintained directors’ and officers’ insurance policies providing coverage (with deductible and maximum coverage comparable to that currently in force for the Company and its Subsidiaries) for events occurring on or prior to the Closing Date for all current and former directors, managers, officers, employees, representatives and agents of the Company and each of its Subsidiaries at the expense of Seller or, if it is recorded as Indebtedness, a current liability for purposes of Net Working Capital or a Company Transaction Expense, at the expense of the Company

(c)      The current and former directors, managers or officers of the Company and its Subsidiaries are intended third party beneficiaries of this Section 6.20.

Section 6.21        2013 Short-Term Incentive Plan.   The Company shall, and Seller shall cause the Company to, pay when due any amounts with respect to the Company’s 2013 Short-Term Incentive Plan.

Section 6.22        Repayments and Refunds of Certain Amounts.   From and after the Closing, Buyer shall cause the Company to pay any and all amounts with respect to the matters identified in Items #1 and #2 of Schedule 1.1(c)(ix) of the Seller’s Disclosure Letter as and when they become due or owing (including in settlement thereof) and shall, no later than five Business Days after making any such payment, provide reasonably detailed written notice to Seller of the amount of and reason for such payment. Buyer shall use its commercially reasonable efforts to minimize the amounts owing in respect of the matters identified in Items #1 and #2 of Schedule

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1.1(c)(ix). With respect to the matters identified in Item #1 of Schedule 1.1(c)(ix) of the Seller’s Disclosure Letter, (a) Buyer shall, on the first Business Day after the 6th, 12th, 18th, 24th and 30th month anniversaries of the Closing, refund to Seller, in respect of all such matters (x) finally resolved during the then-preceding six-month period or (y) as to which matters the applicable statute of limitations has expired, an aggregate amount equal to (i) the sum of the amounts attributable to such matters as described in Item #1 of Schedule 1.1(c)(ix) of the Seller’s Disclosure Letter, minus (ii) the sum of the amounts actually paid to Government Entities in respect of such matters. With respect to the matter identified in Item #2 of Schedule 1.1(c)(ix) of the Seller’s Disclosure Letter, Buyer shall, promptly following final resolution of such matter, refund to Seller an amount equal to (x) the amount of Final Indebtedness attributable to such matter minus (y) the amounts actually paid to Government Entities in respect of such matter.

ARTICLE VII

CONDITIONS TO THE CLOSING

Section 7.1         Conditions to the Obligations of Buyer and Seller with Respect to the Closing.   The obligations of the parties to this Agreement to effect the Closing are subject to the satisfaction (or waiver agreed to in writing by Buyer and Seller) at or prior to the Closing of the following conditions:

(a)      HSR Act.   The waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

(b)      Injunctions; Illegality.   No Government Entity shall have enacted, promulgated, enforced or entered any statute, rule, regulation, or Order (whether temporary, preliminary or permanent) in any case which is in effect and that enjoins or prohibits consummation of the transactions contemplated by this Agreement.

Section 7.2         Conditions to the Obligation of Buyer with Respect to the Closing.   The obligation of Buyer to effect the Closing is subject to the satisfaction (or waiver in writing by Buyer) at or prior to the Closing of the following conditions:

(a)      Representations and Warranties.   Each of the representations and warranties of Seller set forth in Section 3.2 (Ownership), the first sentence of Section 4.3(a) (Capitalization of the Company and its Subsidiaries) and the last sentence of Section 4.5 (Absence of Changes as to Material Adverse Effect) shall be true and correct in all respects as of the Closing Date as if made as of the Closing Date. Each of the representations and warranties of Seller set forth in Section 3.1 (Organization and Qualification), Section 3.3 (Authority), Section 3.4 (Binding Effect), Section 3.10 (Finders’ Fees), Section 4.1 (Organization and Qualification), Sections 4.2(b) and (c) (Non-Contravention; Authority; Binding Effect; Consents and Approvals), Section 4.3(a) (Capitalization of the Company and its Subsidiaries) (other than the first sentence thereof), Section 4.3(b) (Capitalization of the Company and its Subsidiaries) and Section 4.23 (Finders’ Fees) shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date). Each of the other

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representations and warranties of Seller set forth in Article III and Article IV of this Agreement shall be true and correct as of the Closing Date as if made as of the Closing Date (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date) except where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (provided, that any materiality or “Company Material Adverse Effect” qualifiers contained in individual representations or warranties shall be disregarded for this purpose).

(b)      Covenants.   Each of the covenants and agreements of Seller to be performed on or prior to the Closing shall have been duly performed in all material respects.

(c)      No Company Material Adverse Effect.   Since the date of this Agreement, there shall have been no event, change, occurrence or effect that, individually or in the aggregate, has had and continues to have, or would reasonably be expected to have, a Company Material Adverse Effect.

(d)      Certificate.   Buyer shall have received a certificate, signed by a duly authorized officer of Seller and dated as of the Closing Date, to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied (if not waived by Buyer).

(e)      Closing Deliverables.   Seller and its applicable Affiliates shall have delivered all of the agreements, certificates, documents, instruments and consents set forth in Section 2.6.

Section 7.3          Conditions to the Obligation of Seller with Respect to the Closing.   The obligation of Seller to effect the Closing is subject to the satisfaction (or waiver in writing by Seller) at or prior to the Closing of the following conditions:

(a)      Representations and Warranties.   Each of the representations and warranties of Buyer set forth in Section 5.7 (Equity Consideration), Section 5.10 (No Stockholder Approval) and clause (ii) of Section 5.14 (Absence of Changes) shall be true and correct in all respects as of the Closing Date as if made as of the Closing Date. Each of the representations and warranties of Buyer set forth in Section 5.1 (Organization and Qualification), Section 5.2 (Capitalization), Section 5.3 (Authority), Section 5.6 (Binding Effect), Section 5.8(b) (SEC Matters), and Section 5.13 (Finders’ Fees) shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date). Each of the other representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the Closing Date as if made as of the Closing Date (except for such representations and warranties that are made as of a specific date which shall speak only as of such date), except where the failure of such representations and warranties to be true and correct has not had, individually or in the aggregate, a Buyer Material Adverse Effect (provided, that any materiality or “Buyer Material Adverse Effect” qualifications contained in individual representations or warranties shall be disregarded for this purpose).

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(b)      Covenants.   Each of the covenants and agreements of Buyer to be performed on or prior to the Closing shall have been duly performed in all material respects.

(c)      Certificate.   Seller shall have received a certificate, signed by a duly authorized officer of Buyer and dated as of the Closing Date, to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied (if not waived by Seller).

(d)      Closing Deliverables.   Buyer and its applicable Affiliates shall have delivered all of the agreements, certificates, documents, instruments and consents set forth in Section 2.5.

(e)      Equity Consideration.   The Equity Consideration shall consist of not less than 4,500,000 Shares of Buyer Common Stock.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES

Section 8.1           Survival.   The representations and warranties contained in this Agreement shall survive the Closing and terminate on the date that is 15 months after the Closing Date, and no claims for indemnity shall be made with respect to any representation or warranty contained in this Agreement after the expiration of such survival period including, in the case of any claim for which Losses would be payable to any third party, if no Third Party Claim with respect thereto has been made prior to such expiration; it being understood that in the event notice of any claim for indemnification under Section 8.2 (Indemnification) has been given within such survival period, the portion of such representations and warranties that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is finally resolved. The covenants and agreements of a party set forth in this Agreement which by their terms contemplate actions or impose obligations following the Closing and the covenants contained in Section 8.2(c)(iii) and Section 8.3(f) shall survive the Closing and remain in full force and effect in accordance with their terms.

Section 8.2           Indemnification.

(a)      Subject to the limitations set forth in this Article VIII, Seller hereby agrees that from and after the Closing Date, Seller shall, solely out of the then-remaining amount of the Indemnity Escrow Fund (other than as contemplated by Section 8.9(c)), indemnify, defend and hold harmless, without duplication, Buyer and its Subsidiaries (including, following the Closing, the Company and its Subsidiaries) and its and their directors, officers, employees and agents (each, a “Buyer Indemnified Party”), from, against and with respect to any actual damages, losses, liabilities, judgments, assessments, interest and out-of-pocket costs and expenses (whether or not resulting from Third Party Claims) including interest and penalties (criminal or civil) with respect thereto and reasonable out-of-pocket expenses and attorneys’, accountants’ and consultants’ fees and expenses incurred in the defense of any of the same (collectively, “Losses”) imposed on, sustained, incurred or suffered by, a Buyer Indemnified Party, including with respect to Third Party Claims or otherwise directly or indirectly relating to or arising out of, or resulting from:

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(i)  any breach of any representation or warranty made by Seller contained in this Agreement;

(ii)  any breach of any covenant or agreement to be performed by Seller or, solely with respect to the period prior to the Closing, the Company contained in this Agreement;

(iii)  any Taxes for which Seller is responsible in accordance with Section 6.4 (Tax Matters);

(iv)  any Company Transaction Expenses;

(v)  the matters set forth on Schedule 8.2(a)(v) of the Seller’s Disclosure Letter (the “Schedule 8.2(a)(v) Matters”); and

(vi)  the matter set forth on Schedule 8.2(a)(vi) of the Seller’s Disclosure Letter (the “Schedule 8.2(a)(vi) Matter”); provided that with respect to the Schedule 8.2(a)(vi) Matter, Seller shall be liable to the Buyer Indemnified Parties solely if and to the extent that the Losses arising therefrom exceed $5,000,000 (the “Special Deductible”) (A) for 100% of the amount by which the amount of such Losses exceeds the Special Deductible up to a maximum of $15,000,000 in excess of the Special Deductible and (B) for 50% of the amount by which the amount of such Losses in excess of the Special Deductible exceeds $15,000,000.

(b)      Except as provided in this Section 8.2(b), Seller shall not be liable to the Buyer Indemnified Parties (i) for any Losses with respect to the matters contained in Section 8.2(a)(i) (A) if, with respect to any item or series of related items that would otherwise give rise to indemnification hereunder, the Losses resulting from such item or series or related items are less than $25,000 (the “Buyer Minor Claim Losses”) and (B) unless the Losses therefrom (excluding all Buyer Minor Claim Losses) exceed an aggregate amount equal to $10,000,000 (the “Buyer Deductible”) (provided that such Buyer Deductible shall be reduced on a dollar-for-dollar basis for any Losses applied against the Special Deductible) or (ii) for any Losses (after the aggregate amount of all indemnifiable Losses to which the Buyer Deductible applies (other than Buyer Minor Claim Losses) exceeds the Buyer Deductible or, as applicable, the aggregate amount of all indemnifiable Losses to which the Special Deductible applies exceeds the Special Deductible), to the extent such Losses exceed an amount equal to the then-current balance of the Indemnity Escrow Fund; provided, that the Buyer Deductible shall not apply to any Losses as to which any Buyer Indemnified Party is entitled to indemnification to the extent resulting from a breach or a failure to be true of any of the representations and warranties contained in Section 3.1(a) (Organization and Qualification), Section 3.2 (Ownership), Section 3.3 (Authority), Section 3.4 (Binding Effect), Section 3.10 (Finders’ Fees), Sections 4.1(a) and (b) (Organization and Qualification), Sections 4.2(b) and (c) (Non-Contravention; Authority; Binding Effect; Consents and Approvals), Section 4.3(a) (Capitalization of the Company and its Subsidiaries), Section 4.11 (Tax Matters) and Section 4.23 (Finders’ Fees).

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(c)      Buyer hereby agrees that (x) from and after the Closing Date, in the case of clauses (i) and (ii) of this Section 8.2(c) and (y) from and after the date hereof, in the case of clause (iii) of this Section 8.2(c), it shall indemnify, defend and hold harmless Seller and its Affiliates (excluding the Company and its Subsidiaries following the Closing) and its and their directors, officers, employees and agents (each, a “Seller Indemnified Party” and, collectively with the Buyer Indemnified Parties, the “Indemnified Parties”) from, against and with respect to any Losses imposed on, sustained, incurred or suffered by, or asserted against, a Seller Indemnified Party, including with respect to Third Party Claims or otherwise, directly or indirectly relating to, arising out of or resulting from:

(i)  any breach of the representations and warranties made by Buyer contained in this Agreement;

(ii)  any breach of any covenant or agreement to be performed by Buyer or, solely with respect to the period following the Closing, the Company or any of its Subsidiaries; and

(iii)  any Litigation against or affecting any Seller Indemnified Party arising out of, related to or resulting from the execution, delivery, performance, announcement or enforcement of this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby (irrespective of whether any such Seller Indemnified Party is a party to the action for which indemnification hereunder is sought), which Losses are incurred from and after the date hereof and solely to the extent of 90% of such Losses; provided, that the indemnification set forth in this Section 8.2(c)(iii) shall not apply to any Litigation between Seller and its Affiliates (including, prior to the Closing, the Company and its Subsidiaries), on the one hand, and Buyer and its Affiliates (including, following the Closing, the Company and its Subsidiaries), on the other hand.

(d)      Except as provided in this Section 8.2(d), Buyer shall not be liable to the Seller Indemnified Parties for any Losses with respect to the matters contained in Section 8.2(c)(i) (A) if, with respect to any item or series of related items that would otherwise give rise to indemnification hereunder, the Losses resulting from such item or series or related items are less than $25,000 (the “Seller Minor Claim Losses”) and (B) unless the Losses therefrom (excluding all Minor Claim Losses) exceed an aggregate amount equal to $10,000,000 (the “Seller Deductible”), provided, that after the aggregate amount of all indemnifiable Losses exceeds the Seller Deductible, the Seller Indemnified Parties shall, in the aggregate, be entitled, subject to the other limitations in this Agreement, to indemnification with respect to the aggregate amount of all such Losses (other than Seller Minor Claim Losses) solely to the extent such Losses exceed the Seller Deductible, up to an amount equal to $42,500,000; provided, further, that the Seller Deductible shall not apply to any Losses as to which any Seller Indemnified Party is entitled to indemnification to the extent resulting from a breach or a failure to be true of any of the representations and warranties contained in Section 5.1 (Organization and Qualification), Section 5.2 (Capitalization), Section 5.3 (Authority), Section 5.6 (Binding Effect), Section 5.7 (Equity Consideration), Section 5.10 (No Stockholder Approval) and Section 5.13 (Finders’ Fees).

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(e)      Any indemnification pursuant to Section 8.2(a)(i) or Section 8.2(a)(iii) for Losses in respect of Taxes shall be limited to such Losses incurred with respect to a taxable period (or portion thereof) ending on or prior to the Closing Date.

(f)      The amounts for which the Indemnified Parties may seek indemnification under this Article VIII, and as used herein the term “Losses”, shall not include (i) any punitive damages of any kind, except to the extent such Losses are paid to a third party other than an Indemnified Party or its Affiliates or (ii) any damages measured by a multiple of earnings.

(g)      Each party seeking indemnification hereunder shall use its reasonable best efforts to mitigate any Losses to the extent required by applicable Law.

Section 8.3          Notice; Third Party Claim Indemnification Procedures; etc.

(a)      An Indemnified Party shall, promptly following identification thereof, give written notice of any Loss (whether or not arising from a Third Party Claim) for which such Indemnified Party may seek indemnification hereunder (other than those relating to (i) Taxes (which shall be governed by Section 6.4 (Tax Matters), (ii) the Schedule 8.2(a)(v) Matters, which shall be governed by Section 8.3(g), (iii) the Schedule 8.2(a)(vi) Matter, which shall be governed by Section 8.3(h) or (iv) Buyer’s indemnification obligations pursuant to Section 8.2(c)(iii), which shall be governed by Section 8.3(f)) to the applicable party or parties from whom indemnification is sought (the “Indemnifying Party”), identifying the provision of this Agreement under which such claim is based and describing in reasonable detail, to the extent known by the Indemnified Party at the time, the facts giving rise to the claim for indemnification. In the event that any written claim or demand is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall promptly, but in no event more than 20 days following such Indemnified Party’s receipt of a Third Party Claim, notify the Indemnifying Party in writing of such Third Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Third Party Claim Notice”); provided, however, that the failure promptly to give a Third Party Claim Notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure actually prejudices the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim. The Indemnifying Party shall have 30 days after receipt of the Third Party Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third Party Claim.

(b)      In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings, and shall assume and control such defense, at the Indemnifying Party’s expense (subject to the limitations provided in Sections 8.2(b) and 8.2(d)); provided, that counsel for the Indemnifying Party who shall conduct the defense of such claim or Litigation shall be reasonably satisfactory to the Indemnified Party. Once the Indemnifying Party has assumed the

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defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing, subject to the Indemnifying Party’s right to direct and control the defense. The Indemnified Party shall participate in any such defense at its expense unless (i) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to an actual conflict of interests between them, (ii) the Indemnified Parties shall in good faith determine that the Indemnified Parties may have available to them one or more defenses or counterclaims that are inconsistent with one or more of the defenses or counterclaims that may be available to the Indemnifying Party with respect to a Third Party Claim or any proceeding relating thereto, as provided in the first sentence of Section 8.3(c) or (iii) the Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party has failed to diligently pursue a Third Party Claim it has assumed, as provided in the first sentence of Section 8.3(d), in either of which case the costs and expenses of such defense shall (subject to the limitations provided in Sections 8.2(b) and 8.2(d)) be for the account of the Indemnifying Party. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs), settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in (i) the imposition of a consent order, injunction or decree that would restrict or mandate the future activity or conduct of the Indemnified Parties or any of their Affiliates, (ii) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Parties or any of their Affiliates, (iii) any monetary liability of the Indemnified Parties that will not be promptly paid or reimbursed by the Indemnifying Party or (iv) the absence of a full, unconditional and irrevocable release by such third party of each of the Indemnified Parties and their Affiliates. Notwithstanding the foregoing, the Indemnifying Party shall not, without the prior written consent of the Indemnified Parties, consent to entry of any judgment, settle, compromise or offer to settle or compromise any Third Party Claim unless such judgment, settlement or compromise, in the reasonable good faith judgment of the Indemnified Parties, does not and would not reasonably be expected to adversely impact or impair the business or reputation of the Indemnified Parties and their Affiliates; provided, that, in the case of this sentence, if the Indemnified Party shall not provide such consent and any later judgment, settlement or compromise costs the Indemnifying Party more than the amount estimated in the request for the Indemnified Parties’ consent, then the Indemnified Party shall bear, and the Indemnifying Party shall have no obligation to indemnify the Indemnified Party for, all such excess costs.

(c)      Notwithstanding anything to the contrary in Section 8.3(b), in the event that the Indemnified Parties shall in good faith determine that the Indemnified Parties may have available to them one or more defenses or counterclaims that are inconsistent with one or more of the defenses or counterclaims that may be available to the Indemnifying Party with respect to a Third Party Claim or any proceeding relating thereto, the Indemnified Parties shall have the right, subject to Section 8.3(b), at the sole cost of the Indemnifying Party (including the costs and expenses of counsel for the Indemnified Parties (provided, that the Indemnifying Party will not be required to pay for more than one counsel in any jurisdiction for all Indemnified Parties in connection with any such Third Party Claim and related proceedings)) but subject to the limitations provided in Sections 8.2(b) and 8.2(d), at all times to take over and assume control over the defense and prosecution of such portion of such Third Party Claim and related

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proceedings related to such inconsistent defenses and counterclaims; provided, that the Indemnifying Party shall not be prejudiced by the Indemnified Parties’ defense of such portion of such Third Party Claim. In the event that the Indemnified Party does not assume the defense of any matter as provided in the preceding subclause, the Indemnifying Party shall have the right to control the defense against any such Third Party Claim or related proceeding, provided, that (A) subject to the control of the prosecution and defense of such Third Party Claim by the Indemnifying Party and its counsel, the Indemnified Parties and their counsel shall be kept informed as to all material aspects of such Third Party Claim and related proceedings and shall have the right to participate in the prosecution and defense of such Third Party Claim, (B) the Indemnifying Party and its counsel shall promptly provide to the Indemnified Parties and their counsel all material information related to such Third Party Claim and related proceedings (including copies of written information) and (C) the Indemnified Parties and their counsel shall have their views regarding such Third Party Claim considered in good faith by the Indemnifying Party and its counsel.

(d)      If the Indemnifying Party elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, the Indemnified Party shall have the right, but not the obligation, to assume its own defense at the Indemnifying Party’s cost and expense (subject to the limitations provided in Sections 8.2(b) and 8.2(d)); it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim. The Indemnified Party shall not settle a Third Party Claim requiring payment of any amounts without the consent of the Indemnifying Party (such consent not to be unreasonably withheld or delayed) unless it agrees to waive its rights against the Indemnifying Party with respect to that portion of indemnification related to such settled Third Party Claim pursuant hereto.

(e)      The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third Party Claim, including by (i) cooperating in the investigation, pre-trial activities, trial, compromise, settlement, discharge and defense of any Third Party Claim subject to this Section 8.3 and (ii) providing reasonable access to each other’s relevant business records and other documents and employees; it being understood that the reasonable out-of-pocket costs and expenses of the Indemnified Party relating thereto shall be Losses.

(f)      Notwithstanding anything to the contrary contained in this Agreement (including that Buyer is the Indemnifying Party with respect to such claims), Buyer, Seller and the Company expressly acknowledge and agree that Seller shall control any and all negotiations, discussions and Litigation (including any defense thereof) of any Third Party Claims that give rise to Buyer’s indemnification obligations under Section 8.2(c)(iii); provided, that Seller shall not, without the prior written consent of Buyer, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs), settle, compromise or offer to settle or compromise any such Litigation on a basis that would result in (i) the imposition of a consent order, injunction or decree that would restrict or mandate the future activity or conduct of Buyer or any of its Affiliates, (ii) a finding or admission of a violation of Law or violation of the rights of any Person by Buyer or any of its Affiliates or (iii) any monetary liability of Buyer pursuant to Section 8.2(c)(iii); provided, further, that, in the case of clause (iii) of the foregoing

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proviso, if Buyer shall not provide such consent within five (5) Business Days of written request and any later judgment, settlement or compromise would cost Seller more than the amount estimated in the request for Buyer’s consent, then notwithstanding anything to the foregoing herein, Buyer shall bear all amounts payable by Buyer in respect of such judgment, settlement or compromise and Buyer’s obligations to indemnify the Seller Indemnified Parties pursuant to Section 8.2(c)(iii) and this Section 8.3(f) shall be in the amount of (A) 90% of Seller’s reasonable out-of-pocket expenses and attorneys’, accountants’ and consultants’ fees and expenses incurred in the defense of such matter (in the case of clause (A) to the extent arising on or prior to the date of Seller’s written request to Buyer pursuant to this Section 8.3(f)), it being understood that Seller shall bear the remaining 10% of the foregoing amount and indemnify Buyer therefor, plus (B) 90% of the amount of the proposed amount of the entry of judgment, settlement, compromise or offer to settle or compromise with respect to which Buyer did not provide timely consent pursuant to this proviso (it being understood that Seller shall bear the remaining 10% of the foregoing amount and indemnify Buyer therefor), plus (C) all of Seller’s reasonable out-of-pocket expenses and attorneys’, accountants’ and consultants’ fees and expenses incurred in the defense of such matter (in the case of clause (C) to the extent arising after the date of Seller’s written request to Buyer pursuant to this Section 8.3(f)), plus (D) the excess of the amount of any judgment, settlement or compromise actually incurred over the amount of the proposed amount of the entry of judgment, settlement, compromise or offer to settle or compromise with respect to which Buyer did not provide timely consent pursuant to this proviso.

(g)      Notwithstanding the foregoing, Buyer shall be deemed to have delivered to Seller a timely and complete Third Party Claim Notice in respect of the Schedule 8.2(a)(v) Matters and Seller shall be deemed to have notified Buyer of its desire to defend against such Third Party Claim.

(h)      Notwithstanding anything to the contrary contained in this Agreement, Buyer, Seller and the Company expressly acknowledge and agree that Buyer shall be entitled to control any and all negotiations, discussions and Litigation (including any defense thereof) arising out of or in any way relating to the Schedule 8.2(a)(vi) Matter; provided, however, that in connection with the Schedule 8.2(a)(vi) Matter, Buyer shall and shall cause the Company and its Subsidiaries and its and their Representatives to (i) permit Seller and its Representatives to participate in any such negotiations, discussions and Litigation and to cooperate with Seller and its Representatives with respect to such participation, including by keeping Seller and its Representatives reasonably informed of all material developments relating to or in connection with the Schedule 8.2(a)(vi) Matter; (ii) without limiting the generality of the foregoing, (A) consult with Seller and its Representatives with respect to material strategic decisions relating in any way to the Schedule 8.2(a)(vi) Matter, (B) consider in good faith any recommendations made by Seller and its Representatives with respect to any such decisions, (C) provide to Seller and its Representatives copies of all material documents and correspondence sent or received by Buyer, the Company or any of its Subsidiaries or any of their respective Representatives with respect to the Schedule 8.2(a)(vi) Matter, (D) provide to Seller and its Representatives copies of all proposed agreements and arrangements relating to or in connection with any proposed settlement or compromise of any of the Schedule 8.2(a)(vi) Matter and such back-up documentation in connection therewith as shall be reasonably requested by Seller; (iii) that Buyer shall not, without the prior written consent of Seller, consent to entry of any judgment

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(other than a judgment of dismissal on the merits without costs), settle, compromise or offer to settle or compromise any Schedule 8.2(a)(vi) Matter on a basis that would result in (A) the imposition of a consent order, injunction or decree that would restrict or mandate the future activity or conduct of Seller or any of its Affiliates or (B) a finding or admission of a violation of Law or violation of the rights of any Person by Seller or any of its Affiliates, and (iv) use its commercially reasonable efforts to minimize the amounts owing in respect of the Schedule 8.2(a)(vi) Matter. The parties acknowledge that they have a common legal interest in any Litigation arising out of the Schedule 8.2(a)(vi) Matter, and each of the parties intends that the sharing of information pursuant to this Section 8.3(h) shall not operate as a waiver of any potentially applicable privilege or work product protection.

Section 8.4          Adjustments to Losses.

(a)      Insurance. In calculating the amount of any Loss, the proceeds actually received by the Indemnified Party under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person, in each case relating to a Third Party Claim or a claim for indemnification hereunder for a Loss that does not result from a Third Party Claim, net of any actual costs, expenses, premiums or increased premiums incurred in connection with securing or obtaining such proceeds, shall be deducted.

(b)      Taxes. In calculating the amount of any Loss, there shall be deducted an amount equal to any net Tax benefit resulting from such Loss actually realized by Buyer or its Affiliates within two years following the Closing Date; provided, however, that in computing the amount of any Tax cost, or Tax benefit, Buyer shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from such indemnification payment. All relevant computations relating to net Tax benefits under the preceding sentence shall be computed by Buyer in a manner consistent with a “with and without” methodology.

(c)      Reimbursement. If an Indemnified Party recovers an amount from a third party with respect to a Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Article VIII, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party with respect to such Loss, plus the amount received from the third party in respect thereof, less (ii) the full amount of such Loss and any reasonable expenses (including any Taxes) incurred by the Indemnified Party with respect to obtaining and remitting such amount. Except with respect to the Schedule 8.2(a)(v) Matters and the Schedule 8.2(a)(vi) Matter, no Indemnified Party will be entitled to be indemnified under this Agreement for any Loss with respect to any matter to the extent the expense, loss or liability comprising the Loss (or a part thereof) with respect to such matter has been included in the calculation of Final Working Capital, Final Indebtedness or Final Company Transaction Expenses.

Section 8.5        Characterization of Indemnification Payments.   All payments made by an Indemnifying Party to an Indemnified Party with respect to any claim under this Agreement shall be treated as adjustments to the Purchase Price (as determined for applicable Tax purposes).

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Section 8.6          Remedies. Following the Closing, the rights and remedies of Seller and Buyer under this Article VIII are exclusive and in lieu of any and all other rights and remedies which Seller and Buyer may have under this Agreement or otherwise against each other with respect to the transactions contemplated by this Agreement for monetary relief (other than causes of action arising from actual fraud).

Section 8.7          Effect of Investigation. The right to indemnification, payment of Losses or for any other remedies based on any representation, warranty, covenant or obligation contained in or made pursuant to this Agreement, any of the Ancillary Agreements or any other writing delivered hereto or thereto or in connection herewith or therewith shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the date of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition to the obligation of any party to consummate the transactions, where such condition is based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or obligation, shall not affect the right to indemnification, payment of Losses, or other remedy based on such representation, warranty, covenant or obligation.

Section 8.8          Materiality Scrape. Notwithstanding anything to the contrary in this Agreement, for purposes of determining the existence of any breach of any representation or warranty, and for purposes of determining the amount of any Losses with respect to any such breach of any representation or warranty, any qualifications as to materiality, “Company Material Adverse Effect”, “Buyer Material Adverse Effect” or impairment or delay of Seller’s ability to consummate the transactions contemplated hereby or to perform its obligations hereunder shall be disregarded (other than the representations or warranties contained in Section 4.4(b), clause (iii) of Section 4.4(d) (Financial Statements; Undisclosed Liabilities), the last sentence of Section 4.5 (Absence of Certain Changes), Section 4.9(a) (Employee Benefit Plans and Compensation), Sections 4.14(a)(iv) and 4.14(a)(x) (Material Contracts), the first sentence of Section 4.20 (Insurance) and any reference herein to “Material Contract” or “Material Contracts”).

Section 8.9          Indemnity Escrow.

(a)      If any Buyer Indemnified Party becomes entitled to any payments hereunder for any claim for indemnification pursuant to this Article VIII, such Buyer Indemnified Party shall claim against the Indemnity Escrow Fund in an amount equal to the amount of the related Loss or Tax, with the claim to be carried out in accordance with the terms and provisions of the Escrow Agreement. Within five days after the final determination of the amount of any payment, Seller and Buyer shall instruct the Escrow Agent under the Escrow Agreement to deliver to the pertinent Buyer Indemnified Party the lesser of (i) the amount of such Losses or Taxes and (ii) the amount remaining in the applicable Indemnity Escrow Fund.

(b)      Subject to clause (ii) in the proviso in the first sentence of Section 8.9(c), after the Indemnity Escrow Fund is exhausted and notwithstanding anything to the contrary in this Agreement, no Buyer Indemnified Party shall have any rights or remedies against Seller or any of its Affiliates or any of their respective directors, officers, employees and agents

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under this Agreement or otherwise with respect to the transactions contemplated by this Agreement for monetary relief (other than causes of action arising from actual fraud).

(c)      On the first Business Day after the 15 month anniversary of the Closing Date, Buyer and Seller shall cause the Escrow Agent to release to Seller from escrow an amount, if any, by which the amount of the Indemnity Escrow Fund at such time exceeds the sum of all unresolved claims (it being understood that, in the event that any of the Schedule 8.2(a)(v) Matters has not been resolved on or prior to the 15 month anniversary of the Closing Date, such Schedule 8.2(a)(v) Matter shall be deemed to be an unresolved claim in an amount equal to the greater of (x) the last amount claimed by plaintiffs in the related proceedings or settlement negotiations and (y) the amount then reserved for such claim in the accounts of the Company or the applicable Subsidiary) against the Indemnity Escrow Fund made pursuant to this Agreement; provided, that if the Schedule 8.2(a)(vi) Matter has not been resolved on or prior to the 15 month anniversary of the Closing Date, then (i) Buyer and Seller shall instruct the Escrow Agent to retain in the Indemnity Escrow Fund an amount equal to the lesser of (x) $15,000,000 less the amount of any amounts theretofore paid with respect to such Schedule 8.2(a)(vi) Matter and (y) the then remaining amount of the Indemnity Escrow Fund (the “Retained Indemnity Escrow”) in order to satisfy claims pursuant to Section 8.2(a)(vi) and (ii) Seller shall cause the limited guaranty described on Schedule 8.9(c) of the Seller’s Disclosure Letter to be executed and delivered to Buyer. Upon final resolution of the Schedule 8.2(a)(vi) Matter, Buyer and Seller shall cause the Escrow Agent to release to Seller from escrow any remaining amount of the Retained Indemnity Escrow not applied to Seller’s obligations pursuant to Section 8.2(a)(vi).

ARTICLE IX

TERMINATION

Section 9.1          Termination. This Agreement may be terminated at any time prior to the Closing:

(a)      by written agreement of Buyer and Seller;

(b)      by either Buyer or Seller, by giving written notice of such termination to the other party, if the Closing shall not have occurred on or prior to June 13, 2014 (such date, the “Termination Date”); provided, however, that no Party may terminate this Agreement pursuant to this Section 9.1(b) if such party’s action or failure to act, or the breach by such Party of the representations and warranties made by such Party in this Agreement, has been the principal cause of or resulted in (i) the failure to satisfy the conditions to the obligations of the terminating party to effect the Closing set forth in Article VII on or before the Termination Date or (ii) the failure of the Closing to occur by the Termination Date;

(c)      by Seller, if Buyer shall have (i) failed to perform, or comply with, any obligation, agreement or covenant set forth in this Agreement or (ii) breached any representation or warranty set forth in this Agreement, which breach or failure to perform or comply would cause the conditions set forth in Section 7.3(a) or Section 7.3(b) (Conditions to the Obligations of Seller with respect to the Closing) to not be satisfied, and such breach or failure to comply is incapable of being cured prior to the earlier of (x) the Termination Date and

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(y) the day that is 30 days of written notice from Seller of such breach or failure to comply and in any event, prior to the Termination Date, or if capable of being cured is not cured prior to the earlier of (x) the Termination Date and (y) the day that is 30 days of written notice from Seller of such breach or failure to comply;

(d)      by Buyer, if Seller shall have (i) failed to perform, or comply with, any obligation, agreement or covenant set forth in this Agreement or (ii) breached any representation or warranty set forth in this Agreement, which breach or failure to perform or comply would cause the conditions set forth in Section 7.2(a) or Section 7.2(b) (Conditions to the Obligations of Buyer with respect to the Closing), to not be satisfied, and such breach or failure to comply is incapable of being cured prior to the earlier of (x) the Termination Date and (y) the day that is 30 days of written notice from Buyer of such breach or failure to comply and in any event, prior to the Termination Date, or if capable of being cured is not cured prior to the earlier of (x) the Termination Date and (y) the day that is 30 days of written notice from Buyer of such breach or failure to comply;

(e)      by Buyer, in order to accept a Superior Proposal or enter into a definitive agreement related to a Superior Proposal; provided, however, that Buyer shall provide prior written notice to Seller at least three Business Days prior to the date of any termination pursuant to this Section 9.1(e) that Buyer is considering terminating this Agreement pursuant to this Section 9.1(e);

(f)      by Seller, following the receipt by Buyer prior to the Closing of a proposal for a Change in Control of Buyer (it being understood, that (x) for purposes of this Section 9.1(f), any modification, revision or amendment to a material term of a prior proposal, including a change in price, shall be deemed to be a distinct proposal and (y) Buyer shall promptly, and in any event within 24 hours following receipt thereof, provide written notice to Seller of any proposal for a Change of Control of Buyer, including the identity of the party making the proposal, the material terms thereof), (i) if, in the case that such proposal is publicly disclosed, Buyer fails to publicly announce a determination by its Board of Directors to reject or recommend against such proposal within 20 Business Days of such public disclosure or (ii) in the case that such proposal is not publicly disclosed, Buyer fails to deliver a written notice to the Person making such proposal (with a copy to Seller) indicating that Buyer rejects such proposal within 20 Business Days of Seller’s written request for such written notice; provided, that any written notice of termination delivered pursuant to this Section 9.1(f) shall include wire instructions for the accounts to which Seller directs that the related Termination Fee shall be paid pursuant to Section 9.3; or

(g)      by Seller, if all of the conditions in Section 7.1 and Section 7.2 have been and continue to be satisfied (other than those conditions, which by their terms, are not capable of being satisfied until the Closing) and Buyer fails to consummate the transactions contemplated by this Agreement on the date the Closing was required to occur pursuant to Section 2.4 and Seller shall have provided irrevocable prior written notice that it will stand ready and willing to consummate such transactions on that date (subject to the satisfaction of the conditions to its obligations hereunder).

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Section 9.2          Effect of Termination.   In the event of the termination of this Agreement in accordance with Section 9.1 (Termination), this Agreement shall thereafter become void and have no effect, and no party to this Agreement shall have any liability to the other party to this Agreement or its Affiliates, or their respective directors, officers or employees, except for (i) the obligations of the parties to this Agreement contained in Section 6.7 (Confidentiality), Section 6.3 (Efforts to Close; Cooperation), Section 6.10 (Financing Cooperation) and Section 6.11 (Assistance With Financial Reporting) (in each case, to the extent relating to Buyer’s reimbursement obligations), Section 8.2(c)(iii) (Indemnification Relating to Certain Fees and Expenses) (and, to the extent related thereto, the other provisions of Article VIII (Indemnification)), this Section 9.2 (Effect of Termination) and Section 9.3 (Termination Fee) and in Section 10.1 (Notices), Section 10.2 (Amendment; Waiver), Section 10.3 (No Assignment or Benefit to Third Parties), Section 10.4 (Entire Agreement), Section 10.6 (Public Disclosure), Section 10.7 (Expenses), Section 10.9 (Governing Law; Injunctive Relief; Waiver of Trial by Jury), Section 10.10 (Counterparts), Section 10.11 (Headings), Section 10.12 (Severability) and Section 10.13 (Attorney-Client Privilege and Conflict Waiver) and any related definitional provisions set forth in Article I or (ii) subject to Section 9.3(c), any liability or damages resulting from any willful and intentional breach by a party of its covenants, representations and warranties under this Agreement to be performed prior to the Closing.

Section 9.3          Expense Reimbursement; Termination Fee.

(a)      In the event that this Agreement is terminated (i) by Buyer pursuant to Section 9.1(e) or (ii) by Seller pursuant to Section 9.1(f) or Section 9.1(g), then in any such case Buyer shall pay to Seller, in accordance with this Section 9.3, an amount in cash equal to (x) $48,000,000 in the event of a termination by Buyer pursuant to Section 9.1(e) or by Seller pursuant to Section 9.1(f) or (y) $55,000,000 in the event of a termination by Seller pursuant to Section 9.1(g) (as applicable, the “Termination Fee”). In the event that this Agreement is terminated pursuant to Section 9.1(b) or Section 9.1(c) (in the case solely of Section 9.1(c), if such termination was a result of a willful and material breach by Buyer), then in either such case, so long as Seller has not pursued any Litigation against Buyer seeking, and has irrevocably waived in writing any right to seek, money damages or other remedy arising out of the failure of the transactions contemplated by this Agreement to be completed (other than, for avoidance of doubt, any such Litigation disputing the validity of any such termination or relating to any provision of this Agreement expressly surviving termination pursuant to clause (i) of Section 9.2), (x) Buyer shall reimburse Seller and the Company for all reasonable out-of-pocket expenses and attorneys’, accountants’ and consultants’ fees and expenses (which attorneys’, accountants’ and consultants’ fees and expenses shall in no event include any fees of Seller or any of its Affiliates) incurred in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (“Seller Transaction Expenses”) and (y) if, prior to or within six (6) months following any such termination, Buyer enters into a definitive agreement, or takes and discloses to its stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act (or any similar communication to stockholders) advising holders of Buyer’s capital stock to accept any proposal or offer (a “Recommendation”), in each case providing for a Change in Control, then Buyer shall pay to Seller, in accordance with this Section 9.3, an amount in cash equal to $48,000,000, less the amount of Seller Transaction Expenses actually reimbursed by Buyer pursuant to the immediately preceding clause (x) (the “Tail Termination Fee”).

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(b)      Any payment of the Termination Fee shall be made by wire transfer of immediately available funds (i) prior to, and as a condition precedent to, any termination of this Agreement by Buyer pursuant to Section 9.1(e) or (ii) within one Business Day after the termination of this Agreement by Seller pursuant to Section 9.1(f) or Section 9.1(g), to the accounts specified by Seller in the notice of any such termination by Seller or the account for Seller specified in the Escrow Agreement in the event of any such termination by Buyer. Any reimbursement of Seller Transaction Expenses shall be made by wire transfer of immediately available funds within two Business Days following delivery of reasonable supporting documentation of such Seller Transaction Expenses to the accounts specified by Seller. Any payment of the Tail Termination Fee shall be made by wire transfer of immediately available funds prior to, and as a condition precedent to, any entry into a definitive agreement with respect to, or the making of any Recommendation, in each case providing for a Change in Control to the accounts specified by Seller following termination of this Agreement or, if no such accounts are specified, the account for Seller specified in the Escrow Agreement.

(c)      Notwithstanding anything to the contrary in this Agreement, (w) if the Termination Fee becomes due and payable, Seller shall not be entitled to receive any reimbursement for Seller Transaction Expenses or the Tail Termination Fee and if the reimbursement of Seller Transaction Expenses or the Tail Termination Fee becomes due and payable, Seller shall not be entitled to receive the Termination Fee, (x) in no event shall Buyer be required to pay the Termination Fee, the Seller Transaction Expenses or the Tail Termination Fee on more than one occasion, (y) the parties agree that, in the event that the Termination Fee or the Tail Termination Fee becomes due and payable, (i) except pursuant to provisions of this Agreement expressly surviving termination pursuant to clause (i) of Section 9.2, the right to receive the Termination Fee or the Tail Termination Fee, as applicable, shall be the sole and exclusive remedy available to Seller, the Company or any of their respective Affiliates, Controlling Persons, general partners, managing members, agents, shareholders, representatives and their respective successors or assigns (collectively, the “Seller Parties”) with respect to this Agreement or the Ancillary Agreements and any and all Losses suffered in connection with, or as a result of the failure, of the transactions contemplated by this Agreement or the Ancillary Agreements (collectively, the “Seller Damages”) against Buyer, Buyer’s Affiliates and their respective Controlling Persons, directors, officers, employees, agents, shareholders and representatives (collectively, the “Buyer Parties”) and (ii) upon payment of the Termination Fee or the Tail Termination Fee, as applicable, the Buyer Parties shall have no further liability to Seller or the Company under this Agreement except pursuant to provisions of this Agreement expressly surviving termination pursuant to clause (i) of Section 9.2, and (z) if the Termination Fee or the Tail Termination Fee becomes due and payable, in no event shall any Seller Party (1) seek any other recovery, judgment, remedy or damages of any kind, including consequential, indirect or punitive damages, against any Buyer Party through Buyer or otherwise, whether by or through a claim by or on behalf of Buyer against any Buyer Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, other than the payment of such Termination Fee or the Tail Termination Fee, as applicable, or (2) be entitled to seek or obtain any other damages of any kind, including consequential, special, indirect or punitive damages, in each case except pursuant to provisions of this Agreement expressly surviving termination pursuant to clause (i) of Section 9.2.  The parties agree that, in the event that the Termination Fee or the Tail Termination Fee becomes due and payable, the Termination Fee or the Tail Termination Fee, as applicable, shall

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be liquidated damages and not a penalty, and the payment of the Termination Fee or the Tail Termination Fee, as applicable in such circumstances is supported by due and sufficient consideration.

(d)      The parties acknowledge that (i) the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement and (ii) the damages resulting from termination of this Agreement under circumstances where a Termination Fee, the Seller Termination Expenses or the Tail Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 9.3(a) are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Seller for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby. If Buyer fails to promptly pay the Termination Fee, the Seller Transaction Expenses or the Tail Termination Fee, as applicable, if and when it becomes payable, Buyer shall pay to Seller the Termination Fee, the Seller Transaction Expenses or the Tail Termination Fee, as applicable, together with the costs and expenses (including attorneys’ fees) of Seller and the Company incurred in connection with Seller’s efforts to obtain such payment, together with interest on the amount of the Termination Fee, the Seller Transaction Expenses or the Tail Termination Fee, as applicable, from the date such payment was required to be made until the date of receipt of payment calculated at the prime rate published in the “Money Rates” section of The Wall Street Journal in effect on the date such payment was required to be made.

ARTICLE X

MISCELLANEOUS

Section 10.1         Notices.

(a)      All notices and communications hereunder shall be deemed to have been duly given and made if in writing and if (i) served by personal delivery upon the party for whom it is intended, when delivered, or if delivered by (ii) overnight mail, return receipt requested, one Business Day following the day on which such notice is sent, (iii) if delivered by United States of America mail, five days after being mailed, certified or registered mail with postage prepaid, or (iv) if sent by facsimile or email, upon written confirmation of transmission, in each case, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

To Buyer (or, from and after the Closing, the Company):

Jos. A. Bank Clothiers, Inc.
500 Hanover Pike
Hampstead, Maryland 21074
Fax:	410-239-5716
Email:	CFrazer@jos-a-bank.com
Attention:	Charles D. Frazer, Esq.

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With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Fax:	212-735-2000
E-mail:	Paul.Schnell@skadden.com;
Jeremy.London@skadden.com
Attention:	Paul T. Schnell, Esq.
Jeremy D. London, Esq.

To Seller (or, prior to the Closing, the Company):

Everest Topco LLC
c/o Golden Gate Private Equity, Inc.
One Embarcadero Center, 39th Floor
San Francisco, California 94111
Fax:	415-983-2701
Email:	soetgen@goldengatecap.com
Attention:	Stephen Oetgen, Esq.

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
555 California Street, 27th Floor
San Francisco, California 94104
Fax:	415-439-1500
Email:	mshoaib@kirkland.com
jveit@kirkland.com
Attention:	Mikaal Shoaib, Esq.
Jeremy M. Veit, Esq.

(b)      The failure to provide notice in accordance with the required timing, if any, set forth herein shall affect the rights of the party providing such notice only to the extent that such delay actually prejudices the rights of the party receiving such notice.

Section 10.2        Amendment; Waiver.   Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law except as otherwise specifically provided in Article VII, Article VIII or Article IX hereof. Notwithstanding anything to the contrary contained herein, Section 9.3, this Section 10.2, Section 10.3, Section 10.4, Section 10.9 and Section 10.14 (and any provision of this Agreement to the extent a modification, waiver or

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termination of such provision would modify the substance of any of the foregoing provisions) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.

Section 10.3        No Assignment or Benefit to Third Parties.   This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors, legal representatives and permitted assigns. No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other parties hereto, except that (i) Buyer may assign any or all of its rights under this Agreement to one or more of its Affiliates (but no such assignment shall relieve Buyer of any of its obligations hereunder and such Affiliate shall become bound by all of the terms of this Agreement) and (ii) Buyer may, without the prior written consent of any other party to this Agreement, assign its rights, but not its obligations under this Agreement to any of its Financing Sources as collateral security for obligations to such Financing Sources; provided, that Buyer shall remain responsible for the performance of all of its obligations hereunder. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than Buyer, Seller and their respective successors, legal representatives and permitted assigns, any rights or remedies under or by reason of this Agreement, except, (a) with respect to the Financing Sources, the provisions of Section 9.3, Section 10.2, this Section 10.3, Section 10.4, Section 10.9 and Section 10.14 (which shall be for the benefit also of the Financing Sources) and (b) with respect to the Indemnified Parties, Article VIII.

Section 10.4        Entire Agreement.   This Agreement, the Standstill and Stockholder Agreement and the other Ancillary Agreements (including the Exhibits, the Annexes and the disclosure letters to this Agreement) contains the entire agreements between the parties to this Agreement with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement, which shall remain in full force and effect.

Section 10.5        Fulfillment of Obligations.   Any obligation of any party to any other party under this Agreement, which obligation (i) is performed, satisfied or fulfilled completely by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party and (ii) is to be performed, satisfied or fulfilled by an Affiliate of a party hereunder but is not so fulfilled shall be deemed to have not been performed, satisfied or fulfilled by such party.

Section 10.6        Public Disclosure.   The initial press release regarding the Purchase shall be a joint press release mutually agreed to by Seller and Buyer. Notwithstanding anything to the contrary contained in this Agreement, no press release or similar public announcement or communication relating to this Agreement shall be made or caused to be made without the prior written consent of all parties to this Agreement, other than any such press release or similar public announcement or communication that must be made or caused to be made by a party to this Agreement to comply with the requirements of any applicable Law or the rules and regulations of any stock exchange upon which the securities of it is listed (it being understood and agreed that in the event that any such press release or similar public announcement or communication must be made or caused to be made by a party to this Agreement, such party

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shall, to the extent permitted by applicable Law, provide the other party to this Agreement with advance written notice of the details of, and an opportunity to comment on, such press release or similar public announcement or communication). Notwithstanding anything to the contrary in this Section 10.6, Seller acknowledges that Buyer has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC on January 17, 2014, as amended, with respect to an offer to purchase all outstanding shares of Buyer Common Stock by The Men’s Wearhouse, Inc., which statement Buyer expressly reserves the right to amend without any requirement of consultation or approval hereunder. In the event of any dispute between Buyer, on the one hand, and Seller, the Company or any of their respective Affiliates, on the other hand, this Section 10.6 shall have no effect.

Section 10.7        Expenses.   Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses.

Section 10.8        Schedules.   The disclosure of any matter in one section or subsection of Seller’s Disclosure Letter or Buyer’s Disclosure Letter shall be deemed to be a disclosure for all sections or subsections of this Agreement to the extent that it is reasonably apparent that such disclosure is relevant to such other sections and subsections, but shall not be deemed to constitute an admission by Seller or Buyer, as the case may be, or to otherwise imply that any such matter is material or, in the case of Seller, would have a Company Material Adverse Effect for the purposes of the Agreement.

Section 10.9        Governing Law; Specific Performance; Dispute Resolution; Waiver of Trial by Jury.

(a)      THE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION).

(b)      Each party acknowledges that irreparable damage would result in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that the remedy at law for any breach, or threatened breach, of any of such provisions, even if available, would be inadequate and, accordingly, agrees that each other party shall, in addition to any other rights or remedies which it may have, be entitled to injunctive relief from any Delaware Court to compel specific performance of, or restrain any party from violating, any of such provisions. In connection with any request for temporary or permanent injunctive relief permitted under this Agreement, each party (x) hereby waives the claim or defense that a remedy at law alone is adequate (notwithstanding the potential availability of any monetary remedy set forth in Section 9.3) or, subject to the last sentence of this Section 10.9(b), that the availability of a monetary remedy set forth in Section 9.3 should diminish or otherwise impair in any respect any party’s right to specific enforcement and (y) agrees, to the maximum extent permitted by Law, to have each provision of this Agreement specifically enforced against it, without the necessity of posting bond or other security against it, and consents to the entry of temporary or permanent equitable

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and injunctive relief against it enjoining or restraining any breach or threatened breach of such provisions of this Agreement and that the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither Seller nor Buyer would have entered into this Agreement. Notwithstanding the foregoing, Seller shall have no right to injunctive relief or to specifically enforce or require Buyer to specifically perform Buyer’s obligation to consummate the Closing in accordance with Section 2.4 in the event that all of the conditions to Buyer’s obligations set forth in Section 7.1 and Section 7.2 are satisfied (other than those which, by their terms, are not capable of being satisfied until the Closing) and Buyer fails to consummate the transactions contemplated by this Agreement on the date the Closing should have occurred pursuant to Section 2.4 solely due to a failure of Buyer to obtain the Debt Financing (it being understood that each of Buyer’s obligations other than its obligation to consummate the Closing in accordance with Section 2.4 in the circumstances described in this sentence, including Buyer’s covenants and agreements in Section 6.9, shall be subject to specific enforcement in accordance with this Section 10.9(b)).

(c)      Subject to Section 2.3 and Section 2.8, each of the parties hereto unconditionally and irrevocably (i) consents and submits to the exclusive jurisdiction of the Delaware Court of Chancery or, in the event that such court does not have jurisdiction over the dispute, to the federal district court of the District or Delaware or to the courts of the State of Delaware (the “Delaware Courts”) in connection with any dispute that arises out of or relates to this Agreement or any of the agreements or transactions contemplated by this Agreement, (ii) hereby irrevocably and unconditionally waives any and all jurisdictional, venue and forum non conveniens objections or defenses that such party may have in any such action and agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such Delaware Court; (iii) agrees that it will not bring any action arising out of or relating to this Agreement or any other agreement or the transactions contemplated hereby or thereby in any court other than the Delaware and (iv) consents to service of process in the manner provided for Notices in Section 10.1. Notwithstanding the previous sentence, a party may commence any such action in a court other than the Delaware Courts solely for the purpose of enforcing an order or judgment issued by one of such courts.

(d)      EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION UNDER THIS AGREEMENT, THE ANCILLARY AGREEMENTS, THE DEBT COMMITMENT LETTER AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. THE PARTIES HERETO AGREE THAT ANY OR ALL OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY COURT ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM THAT IS PERMITTED UNDER THIS SECTION 10.09 SHALL INSTEAD BE TRIED IN A DELAWARE COURT BY A JUDGE SITTING WITHOUT A JURY.

(e)      Notwithstanding Section 10.9(c), and without limiting anything set forth in Section 10.14, each party to this Agreement acknowledges and irrevocably agrees (i) that it will not bring any action or proceeding, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources arising out of or relating to this

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Agreement or the Debt Commitment Letter or the performance thereunder in any forum other than any state or federal sitting in the Borough of Manhattan in the City and State of New York, and any appellate court from any thereof, (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such action or proceeding in any other court and (iii) that the Financing Sources are express third-party beneficiaries of this Section 10.9(e). The parties hereto further agree that all of the provisions of Section 10.9(d) relating to waiver of jury trial shall apply to any suit, action or other proceeding referenced in this Section 10.9(e).

Section 10.10      Counterparts.   This Agreement may be executed in multiple counterparts, including via facsimile, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 10.11      Headings.   The heading references in this Agreement and the table of contents of this Agreement are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions of this Agreement.

Section 10.12      Severability.   The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 10.13      Attorney-Client Privilege and Conflict Waiver.   Nob Hill Law Group, P.C. and Kirkland & Ellis LLP have represented Seller, the Company and its Subsidiaries. All of the parties recognize the commonality of interest that exists and will continue to exist until the Closing, and the parties agree that the existence of such commonality of interest prior to the Closing should continue to be recognized after the Closing. Specifically, the parties agree that Buyer shall not, and shall not cause the Company or its Subsidiaries to, and shall cause the Company and its Subsidiaries not to, seek to have Nob Hill Law Group, P.C. or Kirkland & Ellis LLP disqualified from representing Seller in connection with any dispute that may arise between Seller and Buyer or the Company and its Subsidiaries in connection with this Agreement or the transactions contemplated hereby and, in connection with any such dispute that may arise between Seller and Buyer or the Company or its Subsidiaries, Seller (and not Buyer or the Company or any of its Subsidiaries) shall have the right to decide whether or not to waive the attorney-client privilege that may apply to any communications between the Company and/or any of its Subsidiaries and each of Nob Hill Law Group, P.C. and Kirkland & Ellis LLP that occurred prior to the Closing in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.

Section 10.14      No Recourse; Waiver of Claims.   Notwithstanding anything herein to the contrary, the Company (on behalf of itself and each of its shareholders, partners, members, Affiliates, directors, officers, employees, agents and representatives) hereby waives any rights or

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claims against any Financing Source in connection with this Agreement, the Debt Financing or the Debt Commitment Letter, whether at law or equity, in contract, in tort or otherwise, and the Company (on behalf of itself and each of its shareholders, partners, members, Affiliates, directors, offices, employees, agents and representatives) agrees not to commence (and if commenced agrees to dismiss or otherwise terminate) any action, arbitration, audit, hearing, investigation, litigation, petition, grievance, complaint, suit or proceeding (each an “Action”) against any Financing Source in connection with this Agreement or the transactions contemplated hereunder (including any Action relating to the Debt Financing or the Debt Commitment Letter). In furtherance and not in limitation of the foregoing waiver, it is agreed that no Financing Source shall have any liability for any claims, losses, settlements, liabilities, damages, costs, expenses, fines or penalties to the Company (or any of its shareholders, partners, members, Affiliates, directors, officers, employees, agents and representatives) in connection with this Agreement or the transactions contemplated hereunder. Nothing in this Section 10.14 shall in any way (a) expand the circumstances in which Buyer may be liable under this Agreement or as a result of the transactions contemplated hereby (including as a result of the Debt Financing) or (b) limit or qualify the obligations and liabilities of the parties to the Debt Commitment Letter to each other thereunder or in connection therewith.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

EVEREST HOLDINGS LLC

By:	/s/ Michael R. Egeck
Michael R. Egeck
President and Chief Executive Officer

EVEREST TOPCO LLC

By:	/s/ Michael R. Egeck
Michael R. Egeck
President and Chief Executive Officer

JOS. A. BANK CLOTHIERS, INC.

By:	/s/ Charles D. Frazer
Name: Charles D. Frazer
Title: Senior Vice President—General Counsel

[Signature Page – Membership Interest Purchase Agreement]